Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

RELATING TO THE EQUITY INTERESTS

OF

ZUMBRO RIVER BRAND, INC. AND PRAIRIE RESOURCES, LLC

dated as of

December 13, 2019

i

SCHEDULES AND EXHIBITS

Schedule I	Names and Addresses of Sellers and Allocable Portions
Schedule 2.02(e)	Closing Indebtedness to be Paid at Closing
Schedule 2.02(f)	Required Consents
Disclosure Schedules

Exhibit A	Estimated Closing Statement
Exhibit B	Escrow Agreement
Exhibit C	RWI Policy
Exhibit D	Seller Payments at Closing

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (the “Agreement”), dated as of December 13, 2019, is entered into by and among SensoryEffects, Inc., a Delaware corporation (the “Buyer”), Pamela A. Sander, The Vela Trust, Elizabeth Simpson and David Sander (each a “Seller” and collectively the “Sellers”), and Pamela A. Sander, in her capacity as Sellers’ Representative.  Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article VIII.  Buyer, Sellers and the Sellers’ Representative are sometimes referred to herein each as a “Party” and, collectively, as the “Parties.”

RECITALS

A.         Zumbro River Brand, Inc., a Minnesota corporation (“Zumbro”), and Prairie Resources, LLC, a Minnesota limited liability company (“Prairie” and together with Zumbro, the “Acquired Companies” and each an “Acquired Company”), are engaged in the business of manufacturing food ingredients using extrusion and agglomeration processes (the “Business”).

B.          Each of the Sellers owns the number of issued and outstanding shares of capital stock of Zumbro (collectively, the “Shares”) set forth opposite his, her or its name on Schedule I hereto, which Shares in the aggregate represent all of the issued and outstanding shares of capital stock of Zumbro.

C.           Pamela A. Sander owns 100% of the issued and outstanding membership interests of Prairie (the “Membership Interests,” and together with the Shares, the “Equity Interests”).

E.           The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Equity Interests, for the consideration and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01        Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from each Seller, for the consideration specified in Section 1.02, all of the Equity Interests owned by such Seller, in each case free and clear of all Encumbrances (other than Permitted Encumbrances and transfer restrictions under applicable securities Laws).

Section 1.02        Purchase Price.  The aggregate consideration for the Equity Interests and the covenants and agreements of the Sellers set forth herein (the “Purchase Price”) shall be (a) $52,000,000 (the “Base Purchase Price”), plus (b) Closing Cash, minus (c) Closing

Indebtedness, plus (d) the Working Capital Surplus (if any), minus (e) the Working Capital Deficiency (if any), minus (f) Transaction Expenses.  The Purchase Price shall be allocated among and paid to the Sellers in accordance with the provisions of this Agreement.

Section 1.03        Closing Payments.

(a)          At the Closing, Buyer shall make the following payments:

(i)           Buyer shall pay to the Sellers an aggregate amount in cash equal to the Estimated Purchase Price minus the sum of (y) the Escrow Amount plus (z) the Sellers’ Representative Expense Amount (the “Aggregate Seller Closing Payment”), to be allocated among the Sellers in the manner set forth on Exhibit D, by wire transfer of immediately available funds to an account designated in writing by each such Seller (or the Sellers’ Representative) to Buyer;

(ii)          Buyer shall remit to Sun Trust Bank (the “Escrow Agent”) an amount in cash equal to the sum of (A) $750,000 (the “Adjustment Escrow Amount”), to be held by the Escrow Agent in a segregated account (the “Adjustment Escrow Account”) until released and disbursed pursuant to Section 1.05, and/or the applicable provisions of the Escrow Agreement, plus (B) $260,000 (the “Indemnity Escrow Amount” and, together with the Adjustment Escrow Amount, the “Escrow Amount”), to be held by the Escrow Agent in a segregated account (the “Indemnity Escrow Account”) until released and disbursed pursuant to Article VII and/or the applicable provisions of the Escrow Agreement;

(iii)         Buyer shall remit to the Sellers’ Representative an amount in cash equal to $150,000 (the “Sellers’ Representative Expense Amount”), to be held and used by the Sellers’ Representative as provided in Section 2.04(f); and

(iv)         Buyer shall pay the Transaction Expenses and the Closing Indebtedness identified on Schedule 2.02(e) in accordance with the written instructions from the Sellers’ Representative or as set forth on the applicable pay-off letters for the Closing Indebtedness (provided that the amounts owing under clause (d) of the definition of Transaction Expenses will not be paid at Closing, but will be paid no later than 15 days following Closing).

(b)         The Parties agree for all income Tax purposes that Sellers shall be treated as the owner of the Escrow Amount, and all interest and earnings (the “Escrow Earnings”) earned from the investment and reinvestment of the Escrow Amount, or any portion thereof, shall be treated as earned by Sellers.  Within ten (10) days after the end of each calendar quarter, the Escrow Agent shall distribute from the Escrow Account to each Seller their respective Allocable Portions of all Escrow Earnings earned during that quarter.

(c)          By execution hereof, Buyer and each Seller represent, warrant and acknowledge that he, she or it fully understands, and hereby accepts and agrees to: (i) the methodology by which the Purchase Price and any and all adjustments thereto are calculated and determined pursuant to this Agreement, including the deduction from the Base Purchase Price of the items referenced in Section 1.02 and elsewhere in this Agreement, (ii) the methodology by which the Aggregate Seller Closing Payment and any and all other amounts payable to the

Sellers hereunder or pursuant to the Escrow Agreement have been allocated among the Sellers; (iii) his, her or its Allocable Portion and the methodology by which such Allocable Portion has been calculated and determined, and (iv) the establishment of the Adjustment Escrow Account, the Indemnity Escrow Account and the Sellers’ Representative Expense Amount, the retention of the Escrow Amount and the Sellers’ Representative Expense Amount and the distribution and use of such funds pursuant to the terms of this Agreement and the Escrow Agreement.

(d)         The Sellers’ Representative may direct Buyer to pay the Seller Expenses, and any and all Seller Expenses paid by Buyer pursuant to the direction of Sellers’ Representative shall be deemed to be and treated as Transaction Expenses for purposes of this Agreement.

Section 1.04       Determination of Estimated Purchase Price.  Attached hereto as Exhibit A is an estimated combined balance sheet of the Acquired Companies as of the Closing Date prepared by the Sellers’ Representative (the “Estimated Closing Balance Sheet”), together with a written statement prepared by the Sellers’ Representative (the “Estimated Closing Statement”) which sets forth the Sellers’ Representative’s good faith estimate of the following: (a) Closing Cash, (b) Closing Indebtedness, (c) Closing Working Capital and the Working Capital Surplus or Working Capital Deficiency, as the case may be, (d) Transaction Expenses, including the Persons to which such Transaction Expenses are owed and the amounts owed to each, and (e) the Purchase Price, calculated as provided in Section 1.02 as if the Sellers’ Representative’s estimates of Closing Cash, Closing Indebtedness, Closing Working Capital, the Working Capital Surplus or Working Capital Deficiency (as the case may be) and Transaction Expenses set forth in the Estimated Closing Statement were the actual amounts thereof (the “Estimated Purchase Price”).  The Sellers’ Representative has prepared the Estimated Closing Balance Sheet, the Estimated Closing Statement and the Sellers’ Representative’s estimate of Closing Working Capital with good faith effort to be in accordance with (i) the Agreed Accounting Principles applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Balance Sheet, as if such Estimated Closing Balance Sheet and Estimated Closing Statement were being prepared and audited as of a fiscal year end, and (ii) the applicable definitions set forth in and other applicable provisions of this Agreement.  The Sellers’ Representative’s calculations of the items on the Estimated Closing Statement do not take into account the transactions contemplated by this Agreement or any purchase price accounting or other similar adjustment resulting from the consummation of the transactions contemplated by this Agreement.

Section 1.05        Determination of Final Purchase Price.

(a)         As promptly as possible, but in any event within one hundred (100) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a combined balance sheet of the Acquired Companies as of the Closing Date (the “Final Closing Balance Sheet”), together with a written statement (the “Final Closing Statement”) setting forth the following: (i) Closing Cash, (ii) Closing Indebtedness, (iii) Closing Working Capital and the Working Capital Surplus or Working Capital Deficiency (as the case may be), (iv) Transaction Expenses, and (v) the Purchase Price.  The Final Closing Balance Sheet and the Final Closing Statement shall be prepared by Buyer in accordance with (y) GAAP, applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Balance Sheet, as if such Final Closing Balance Sheet and Final Closing Statement were being prepared and audited as of a fiscal year end, and (z) the applicable definitions set forth in and other applicable provisions of this Agreement, provided that the Final Closing Balance Sheet and the Final Closing Statement shall not include any changes in assets or liabilities as a result of purchase price accounting or other similar adjustment.  The Sellers’ Representative will cooperate with Buyer, and provide to Buyer such information as Buyer may reasonably request, in connection with Buyer’s preparation of the Final Closing Balance Sheet and the Final Closing Statement.

(b)         Sellers’ Representative shall have forty-five (45) days following the date of its receipt of the Final Closing Statement (the “Review Period”) to review the Final Closing Statement and Buyer’s calculation of the Purchase Price as set forth therein.  During the Review Period and any period thereafter in which there remains a Disputed Amount, Sellers’ Representative shall be provided with reasonable access to supporting schedules, workpapers and books and records of the Acquired Companies prepared by or used or relied on by Buyer in its preparation of the Final Closing Statement, and to such financial information of the Acquired Companies (to the extent in an Acquired Company’s or Buyer’s possession) relating to the Final Closing Statement as Sellers’ Representative may reasonably request, in each case solely for purposes of verifying the information in the Final Closing Statement and the calculation of the Purchase Price, provided that, such access shall be during normal business hours upon not less than two (2) Business Days advance notice and in a manner that does not interfere with the normal business operations of Buyer or any of the Acquired Companies.  The Sellers’ Representative shall direct all requests for information and other questions pertaining to the Final Closing Statement to the Chief Financial Officer of Buyer (or such other person as the Chief Financial Officer of Buyer may designate in writing).

(c)          On or prior to the last day of the Review Period, Sellers’ Representative may object to the Final Closing Statement by delivering to Buyer a written statement setting forth (i) Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith, and (ii) Sellers’ Representative’s calculation of (A) the disputed item(s) or amount(s) and (B) the Purchase Price (the “Statement of Objections”).  If Sellers’ Representative fails to deliver a Statement of Objections before the expiration of the Review Period, the Final Closing Statement and Buyer’s calculation of the Purchase Price set forth therein shall be deemed to have been accepted by the Sellers’ Representative and shall be final and binding on the Parties.  If Sellers’ Representative delivers a Statement of Objections on or before the date of the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of such Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Closing Statement and the Purchase Price with such changes as may have been agreed to in writing by Buyer and Sellers’ Representative, shall be final and binding on the Parties.

(d)          If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) may be submitted by either Party for resolution to a nationally recognized accounting firm selected by written agreement of the Sellers’ Representative and Buyer (the “Selected Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Final Closing Statement and the Purchase Price, in accordance with the terms and procedures of this Agreement, that may be necessary to reflect its resolution of the Disputed Amounts, including terms relating to the definition and method of calculation of the Closing Working Capital and the Working Capital Surplus or Working Capital Deficiency (as the case may be) contained or referred to herein.  The Selected Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item by Buyer and the Sellers’ Representative in the Final Closing Statement and the Statement of Objections, respectively.  If any Disputed Amounts are submitted to the Selected Accountants for resolution hereunder, Buyer and the Sellers’ Representative shall each furnish to the Selected Accountants a report setting forth such Party’s positions with respect to such Disputed Amounts, a copy of which shall be delivered to the other Party, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed, provided that, at the Selected Accountants’ request, or as mutually agreed by Buyer and the Sellers’ Representative, Buyer and the Sellers’ Representative may meet with the Selected Accountants as long as representatives of both are present.  The Selected Accountants shall be instructed to determine the Disputed Amounts within thirty (30) days after the Disputed Amounts are submitted to them for resolution.  The determination by the Selected Accountants of any Disputed Amount and the Purchase Price shall be final and binding on the Parties absent manifest error or material failure to follow the procedures set forth in this Agreement, and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof.

(e)        The fees and expenses of the Selected Accountants shall be allocated between Buyer, on the one hand, and Sellers, on the other hand, in inverse proportion as they may prevail on the calculation of the Purchase Price determined by the Selected Accountants, based on the difference between (i) Buyer’s calculation of the Purchase Price as initially submitted by Buyer to the Selected Accountants and (ii) Sellers’ Representative’s calculation of the Purchase Price as initially submitted by Sellers’ Representative to the Selected Accountants.  Such allocation shall be determined by the Selected Accountants at the time it resolves the Disputed Amounts.  For example, if Buyer initially submitted a Purchase Price of $48,800,000 and Sellers’ Representative initially submitted a Purchase Price of $48,900,000, and if the Selected Accountants determined that the Purchase Price was $48,880,000 (i.e., allocating 80% of the $100,000 in dispute to Sellers and 20% of the $100,000 in dispute to Buyer), then 80% of the fees and expenses of the Selected Accountants would be allocated to and paid by Buyer and 20% of such fees and expenses would be allocated to and paid by the Sellers.  The Selected Accountants’ fees allocated to the Sellers shall be paid by the Sellers’ Representative from the Sellers’ Representative Expense Amount; provided that, if such amount has been expended in full, the Sellers shall be jointly and severally obligated to pay the portion of such fees and expenses allocated to Sellers.

(f)          If the Purchase Price as finally determined pursuant to this Section 1.05 equals or exceeds the Estimated Purchase Price, then within ten (10) days of any such final determination (i) Buyer shall pay to each Seller by wire transfer of immediately available funds to the account designated in writing by such Seller (or the Sellers’ Representative) to Buyer pursuant to Section 1.03(a)(i) an amount equal to the product of (A) the amount of such excess (if any), multiplied by (B) such Seller’s Allocable Portion; and (ii) the Sellers’ Representative and Buyer shall provide the Escrow Agent with joint written instructions in accordance with the Escrow Agreement to release and deliver the Adjustment Escrow Amount to the Sellers from the Adjustment Escrow Account, to be allocated and distributed among the Sellers in accordance with their respective Allocable Portions.

(g)          If the Estimated Purchase Price exceeds the Purchase Price as finally determined pursuant to this Section 1.05 (the amount of such excess being referred to herein as the “Overpayment Amount”), then within ten (10) days of any such final determination (i) the Sellers’ Representative and Buyer shall provide the Escrow Agent with joint written instructions in accordance with the Escrow Agreement to release and deliver to Buyer from the Adjustment Escrow Account an amount equal to the lesser of (A) the Overpayment Amount and (B) Adjustment Escrow Amount, (ii) if the Overpayment Amount exceeds the Adjustment Escrow Amount, the Sellers shall pay the amount of such excess to Buyer by wire transfer of immediately available funds to the account designated in writing by Buyer, and (iii) if the Adjustment Escrow Amount exceeds the Overpayment Amount, the Sellers’ Representative and Buyer shall provide the Escrow Agent with joint written instructions in accordance with the Escrow Agreement to release and deliver to the Sellers from the Adjustment Escrow Account that portion of the Adjustment Escrow Amount remaining after payment to Buyer of the Overpayment Amount, to be allocated and distributed among the Sellers in accordance with their respective Allocable Portions.  The Sellers shall be jointly and severally obligated to pay the Buyer the amount (if any) by which the Overpayment Amount exceeds the Adjustment Escrow Amount pursuant to clause (ii) of the preceding sentence.

(h)         Notwithstanding the provisions of paragraphs (f) and (g) of this Section, if the Parties are disputing the final calculation of the Purchase Price but a portion of any payment that would be payable to the Sellers or Buyer pursuant to paragraph (f) or (g) of this Section is not in dispute, the amount of such payment that is not in dispute shall be paid no later than three (3) Business Days after the end of the Review Period in the manner provided in paragraph (f) or (g) (as applicable) of this Section.

(i)         Any payments made pursuant to this Section 1.05 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by applicable Law.  For avoidance of doubt, nothing herein shall preclude Buyer from seeking and obtaining indemnification pursuant to Article VII hereof for the portion of any Closing Indebtedness or Transaction Expenses, if any, that are not fully accounted for in the Final Closing Statement.

Section 1.06        Withholding.  Buyer, the Acquired Companies and the Escrow Agent shall be entitled to deduct and withhold from the Purchase Price and any other consideration otherwise payable hereunder all Taxes that Buyer, an Acquired Company or the Escrow Agent, respectively, are required to deduct and withhold under any Tax Law; provided that, if Buyer determines that an amount is required to be so deducted or withheld from any such payment, Buyer shall (a) at least three (3) calendar days prior to such payment, provide the recipient of such payment with written notice of its intent to so deduct and withhold, and (b)

cooperate in good faith with such recipient to reduce or eliminate such deduction or withholding.  To the extent that amounts are so deducted or withheld by Buyer, an Acquired Company or the Escrow Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Buyer, such Acquired Company or the Escrow Agent, as the case may be, made such deduction and withholding.

ARTICLE II
Closing; Appointment of Sellers’ Representative

Section 2.01       Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and instruments via mail, courier, e-mail and/or telecopy and wire transfer of funds on the date of this Agreement (the “Closing Date”).  The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. (New York time) on the Closing Date (the “Effective Time”).

Section 2.02        Sellers’ Closing Deliverables.  At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer the following documents, agreements, instruments and certificates:

(a)          certificates representing all of the Shares (or an affidavit of loss and indemnity agreement in a form reasonably satisfactory to Buyer in lieu thereof), each duly endorsed in blank by the respective Seller or accompanied by a stock power or other instrument of transfer duly executed in blank by the respective Seller;

(b)          an instrument of assignment in form and substance reasonably satisfactory to Buyer transferring the Membership Interests to Buyer, duly executed by Pamela A. Sander;

(c)          the Escrow Agreement, duly executed by each of the Sellers and the Sellers’ Representative;

(d)          the Estimated Closing Balance Sheet and Estimated Closing Statement;

(e)          customary pay-off letters and evidence of pending Encumbrance discharges and releases and UCC terminations with respect to all of the Closing Indebtedness identified on Schedule 2.2(e), all in form and substance reasonably satisfactory to the Buyer and the Title Company;

(f)         copies of the notices, filings, consents and approvals required to be made or obtained to or from any Governmental Authority or other Person by the Sellers or any Acquired Company in connection with this Agreement or the consummation of the transactions contemplated hereby that are listed on Schedule 2.2(f).

(g)          evidence of the termination of each of the Terminated Agreements, all in form and substance reasonably satisfactory to Buyer;

(h)          evidence that each of the Terminated Benefit Plans has been terminated on or before the Closing Date, all in form and substance reasonably satisfactory to Buyer;

(i)           written resignations in form and substance reasonably satisfactory to the Buyer and duly executed by each director, manager and officer of each Acquired Company resigning from their respective positions effective as of the Effective Time;

(j)           a certificate of non-foreign status from each Seller, duly executed by such Seller and dated as of the Closing Date and in a form that meets the requirements of Treasury Regulations Section 1.1445-2(b) (each a “FIRPTA Certificate”);

(k)          a copy of the Articles of Incorporation or Articles of Organization of each Acquired Company, in each case as amended to date and certified as of a recent date by the Secretary of State of Minnesota;

(l)           a certificate of the Secretary of State of Minnesota with respect to each of the Acquired Companies dated as of a recent date as to the due incorporation or formation (as applicable) and good standing of such Acquired Company in the State of Minnesota;

(m)         a certificate of the Secretary of State of each jurisdiction in which each Acquired Company is qualified to do business as a foreign corporation or foreign limited liability company (as applicable) dated as of a recent date as to the due qualification and good standing of such Acquired Company in such jurisdiction;

(n)        a certificate, executed by the Sellers’ Representative and dated as of the Closing Date, certifying with respect to Zumbro: (i) that attached thereto is a true and complete copy of the By-Laws of Zumbro, as amended and in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Zumbro authorizing the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are the only resolutions adopted in connection with the transactions contemplated by this Agreement; (iii) that the Articles of Incorporation of the Zumbro have not been amended since the date of the certificate delivered pursuant to Section 2.02(k) above; and (iv) to the incumbency and specimen signature of each officer of Zumbro;

(o)         a certificate, executed by the Sellers’ Representative and dated as of the Closing Date, certifying with respect to Prairie: (i) that attached thereto is a true and complete copy of Prairie’s limited liability company operating agreement, as amended and in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of all resolutions adopted by the sole member of Prairie authorizing the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are the only resolutions adopted in connection with the transactions contemplated by this Agreement; (iii) that Prairie’s Articles of Organization have not been amended since the date of the certificate delivered pursuant to Section 2.02(k) above; and (iv) to the incumbency and specimen signature of each officer of Prairie;

(p)          evidence of the Owatonna Environmental Policy;

(q)          the Owatonna Lease, duly executed by the Landlord;

(r)         evidence, in form and substance reasonably satisfactory to Buyer, that (i) Zumbro has assigned and distributed to the Sellers its entire membership interest in Zumbro River, LLC, and no longer has any equity or other ownership interest (directly or indirectly) in Zumbro River, LLC or the real property owned by Zumbro River, LLC that is the subject of the Owatonna Lease, and (ii) Zumbro River, LLC has changed its name to a name that does not include the words “Zumbro,” “Zumbro River” or any variant thereof or words that are confusingly similar thereto;

(s)          an Estoppel Certificate from Albert Lea Port Authority with respect to the Lease Agreement between Albert Lea Port Authority and Zumbro and the Option Agreement and other related agreements between Albert Lea Port Authority and Prairie relating to the premises located at 1230 Sykes Street, Albert Lea, Minnesota, in form and substance reasonably satisfactory to Buyer, duly executed by Albert Lea Port Authority;

(t)           an Affidavit Regarding Business Entity for Prairie, in form and substance reasonably satisfactory to Buyer, duly executed by Prairie (the “Prairie Affidavit”);

(u)          an Affidavit Regarding Business Entity for Zumbro, in form and substance reasonably satisfactory to Buyer, duly executed by Zumbro (the “Zumbro Affidavit”); and

(v)          such other documents, instruments and agreements as the Buyer may reasonably request in order to confirm or effectuate the transactions contemplated by this Agreement.

Section 2.03        Buyer’s Closing Deliverables.  At the Closing, Buyer shall make the payments required to be made by it pursuant to Section 1.03, and shall deliver, or cause to be delivered, to the Sellers’ Representative the following documents, instruments and certificates:

(a)          the Escrow Agreement, duly executed by the Buyer and the Escrow Agent;

(b)          the final draft of the RWI Policy, together with evidence of payment of the total cost incurred to obtain the RWI Policy;

(c)         a certificate, executed by Buyer and dated as of the Closing Date, certifying: (i) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are the only resolutions adopted in connection with the transactions contemplated by this Agreement; and (ii) to the incumbency and specimen signature of each officer of Buyer executing this Agreement or any other Ancillary Agreement;

(d)          a certificate of the Secretary of State of Delaware with respect to Buyer dated as of a recent date as to the due incorporation and good standing of Buyer in the State of Delaware;

(e)          evidence of payment of the total cost incurred to obtain the Owatonna Environmental Policy, including all premiums for such coverage;

(f)          the Owatonna Lease, duly executed by the Buyer; and

(g)          such other documents, instruments and agreements as the Sellers’ Representative may reasonably request in order to confirm or effectuate the transactions contemplated by this Agreement.

Section 2.04        Appointment of Sellers’ Representative.

(a)         By the execution of this Agreement, each Seller hereby constitutes and appoints Pamela A. Sander as such Seller’s true and lawful attorney-in-fact, agent and representative (the “Sellers’ Representative”), with full power of substitution and resubstitution, for such Seller and in such Seller’s name, place and stead, in any and all capacities, to act on such Seller’s behalf and in such Seller’s name with respect to all matters relating to this Agreement (including Article VII) and the Ancillary Agreements (including the Escrow Agreement), with full authority to make all decisions and determinations, execute and deliver any and all documents, instruments and agreements and do and perform any and all actions required or permitted under or relating to this Agreement or any Ancillary Agreement in the name and on behalf of such Seller, in each case as fully to all intents and purposes as such Seller might or could do if personally present.  Sellers’ Representative hereby accepts such constitution and appointment.  Each Seller acknowledges and intends that the power of attorney granted in this Section 2.04 is coupled with an interest and is irrevocable (except as set forth in this Section 2.04) and shall survive the death, incapacity, illness, bankruptcy, dissolution or other inability to act of such Seller.

(b)         In furtherance of, and without limitation of the scope of, the power of attorney granted pursuant to Section 2.04(a), each Seller hereby irrevocably grants (except as set forth in this Section 2.04) to the Sellers’ Representative full power and authority to take any and all actions and make any and all decisions required or permitted to be taken or made by such Seller or the Sellers’ Representative pursuant to this Agreement or any Ancillary Agreement (including the Escrow Agreement), including full power and authority:

(i)           to execute and deliver this Agreement and the Escrow Agreement in its capacity as Sellers’ Representative;

(ii)          after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Sellers;

(iii)         to give and receive notices relating to this Agreement or any of the Ancillary Agreements for and on behalf of the Sellers;

(iv)        to give or agree to, for and on behalf of the Sellers, any and all consents, waivers, amendments or modifications deemed by the Sellers’ Representative in its sole discretion to be necessary, proper or appropriate under this Agreement or in connection with the transactions contemplated hereby or under any of the Ancillary Agreements or in connection with the transactions contemplated thereby, and, in each case, to execute and deliver any documents, instruments or certificates that may be necessary, proper or appropriate in connection herewith or therewith;

(v)          to enforce and protect the rights and interests of Sellers arising out of or under or in any manner relating to this Agreement or any Ancillary Agreement (including the Escrow Agreement) and, in connection therewith, to (A) resolve all questions, disputes, conflicts and controversies concerning the determination of the Purchase Price pursuant to Section 1.05 and indemnification claims pursuant to Article VII; (B) employ such agents, consultants and professionals, delegate authority to its agents, take such actions and execute and deliver such documents, instruments and agreements on behalf of Sellers in connection with matters arising under Section 1.05 and Article VII as the Sellers’ Representative, in its sole discretion, deems to be in the best interest of Sellers; (C) assert or institute any claim, action, proceeding or investigation pursuant to Section 1.05 or Article VII; (D) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer, or any other Person, against the Sellers, and receive notices and process on behalf of the Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of Sellers with respect to any such claim, action, proceeding or investigation pursuant to Article VII; (E) file any proofs, debts, claims and petitions as the Sellers’ Representative may deem advisable or necessary; (F) settle or compromise any claims asserted under Article VII; (G) assume, on behalf of all Sellers, the defense of any claim that is the basis of any claim asserted under Article VII; and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations pursuant to Article VII, it being understood that the Sellers’ Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;

(vi)          to estimate and determine the amounts of Transaction Expenses and to pay or direct the payment of such Transaction Expenses;

(vii)        to authorize and cause to be paid out of the Escrow Account any amounts required to be paid pursuant to Section 1.05 and with respect to indemnification claims under Article VII, as well as any other amounts permitted or required to be paid out of the Escrow Account pursuant to this Agreement or the Escrow Agreement; and

(viii)       to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all actions that the Sellers’ Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby or to carry out the purposes or intent of this Agreement and the Ancillary Agreements (including the Escrow Agreement), provided that, that the Sellers’ Representative shall have no obligation to act, except as expressly provided in this Agreement.

(c)         Each Seller acknowledges that this Section 2.04 is intended to have the broadest possible scope for the purpose of promoting the efficient negotiation and handling of all matters which may arise under or in connection with this Agreement and the Ancillary Agreements following the Closing.  All actions, decisions and determinations taken or made by the Sellers’ Representative shall be binding upon all of the Sellers and their successors as if expressly confirmed and ratified in writing by each Seller, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.  Any such action, decision or determination so taken or made shall be deemed the action, decision or determination of such Seller, and any notice, document, certificate or information required to be given to any Seller shall be deemed so given if given to the Sellers’ Representative.

(d)         The Sellers’ Representative shall not be liable to any Seller or Buyer for actions taken or omitted to be taken by the Sellers’ Representative in his, her or its capacity as Sellers’ Representative, except in the case of fraud or willful misconduct by the Sellers’ Representative. The Sellers’ Representative shall be entitled to engage such counsel, experts, advisors, consultants, agents and other representatives as it shall deem necessary in connection with exercising its powers and performing its functions hereunder and shall (i) be entitled to conclusively rely on the opinions and advice of such Persons in all matters, and (ii) not be liable for any actions or omissions which are pursuant to or consistent with the opinions and advice of such Persons.  The Sellers’ Representative shall at all times be entitled to rely on any directions received from Sellers holding, in the aggregate prior to the Closing, a majority of the Allocable Portions, provided that the Sellers’ Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Sellers’ Representative, unless the Sellers’ Representative has been provided with other funds, security or indemnities which, in the sole determination of the Sellers’ Representative, are sufficient to protect the Sellers’ Representative against the Representative Expenses which may be incurred by the Sellers’ Representative in responding to such direction or taking such action.  The Sellers shall indemnify and hold harmless the Sellers’ Representative from and against all Losses arising out of or relating to the performance by the Sellers’ Representative of its duties pursuant to this Agreement, except in the case of fraud or willful misconduct by the Sellers’ Representative.

(e)          Buyer and the Escrow Agent shall be entitled to rely exclusively upon any communications or writings given or executed by the Sellers’ Representative, and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers’ Representative.  Buyer shall be entitled to disregard any notices or communications given or made by any Seller unless given or made through the Sellers’ Representative as designated pursuant to this Section 2.04.

(f)        At the Closing, Buyer shall pay a portion of the Purchase Price equal to the Sellers’ Representative Expense Amount to the Sellers’ Representative by wire transfer of immediately available funds as provided in Section 1.03(a)(iii).  The Sellers’ Representative shall maintain the Sellers’ Representative Expense Amount in a separate bank account for the benefit of the Sellers, and shall be entitled to utilize such funds to pay any and all (i) costs, expenses, obligations and amounts incurred or required to be paid by the Sellers’ Representative in connection with the performance by the Sellers’ Representative of its duties hereunder or for which the Sellers’ Representative is entitled to reimbursement hereunder, (ii) indemnification payments to which Sellers’ Representative is entitled hereunder, and (iii) compensation owed to the Sellers’ Representative for the performance of its duties hereunder (if any).  In addition, notwithstanding anything in this Agreement to the contrary, the Sellers’ Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Sellers’ Representative that would be otherwise payable to the Sellers from the Escrow Account pursuant to the Escrow Agreement for the reimbursement or payment of Representative Expenses (including to establish such reserves as the Sellers’ Representative determines in good faith to be appropriate for Representative Expenses that are not then known or determinable).  The Sellers will not receive any interest or earnings on the Sellers’ Representative Expense Amount.  The Sellers’ Representative will not be liable for any loss of principal of the Sellers’ Representative Expense Amount other than as a result of its fraud or willful misconduct.  For Tax purposes, the Sellers’ Representative Expense Amount shall be treated as having been received by the Sellers and voluntarily set aside by the Sellers at the time of Closing.  As soon as practicable following the completion by the Sellers’ Representative of its duties hereunder, the Sellers’ Representative will distribute the unused portion of the Sellers’ Representative Expense Amount, if any, to the Sellers in accordance with their respective Sellers’ Representative Allocable Portions, and, notwithstanding anything else in this Agreement to the contrary, in no event shall such unused portion become part of the Escrow Amount or otherwise become payable to Buyer.

(g)        The Sellers’ Representative shall be entitled to full reimbursement for, and shall be indemnified and held harmless by the Sellers for, all disbursements (including fees and disbursements of its counsel, experts, advisors, consultants, agents and other representatives), losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs or reasonable expenses, including the costs and expenses of investigation, defense, settlement or adjudication of claims (collectively, “Representative Expenses”), arising out of or in connection with the Sellers’ Representative’s performance of its duties and responsibilities hereunder, in each case as such Representative Expense is incurred; provided that, in the event that any such Representative Expense is finally adjudicated by a court of competent jurisdiction to have been directly caused by or attributable to the fraud or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the full amount of such reimbursed or indemnified Representative Expense to the extent attributable to such fraud or willful misconduct.  If not paid directly to the Sellers’ Representative by the Sellers, any such Representative Expenses may be recovered by the Sellers’ Representative from (i) the Sellers’ Representative Expense Amount, and (ii) the amounts in the Adjustment Escrow Account and the Indemnity Escrow Account at such time as and to the extent that remaining amounts would otherwise be distributable to the Sellers; provided that, while this Section 2.04(g) allows the Sellers’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Expenses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise.  In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability of the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative under this Section.

(h)          In the event of Pamela A. Sander’s death, incapacity, or other inability to act as the Sellers’ Representative hereunder, the Trustee of The Vela Trust shall be appointed to serve as Sellers’ Representative hereunder; provided that (i) the Trustee of The Vela Trust agrees in writing to be bound by the terms of this Agreement, and (ii) if the Trustee of The Vela Trust is unwilling or unable for any reason to serve as Sellers’ Representative hereunder, Sellers holding, in the aggregate prior to the Closing, a majority of Allocable Portions shall select another representative to fill such vacancy within ten (10) days after such death, resignation, disability or inability and immediately thereafter notify Buyer in writing of the identity of such nominee, whereupon such substituted representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement.

(i)         The Sellers’ Representative may be removed by Sellers holding, in the aggregate prior to the Closing, a majority of the Allocable Portions.  Subject to Section 2.04(h), if the Sellers’ Representative is so removed, dies, resigns, becomes disabled, or otherwise becomes unable to perform his or her responsibilities hereunder, Sellers holding, in the aggregate prior to the Closing, a majority of Allocable Portions shall select another representative to fill such vacancy within ten (10) days after such death, resignation, disability or inability and immediately thereafter notify Buyer in writing of the identity of such nominee, whereupon such substituted representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement. If at any time there shall be no Sellers’ Representative and the Sellers fail to designate a successor Sellers’ Representative within five (5) Business Days after receipt of a written request delivered by the Buyer to the Sellers requesting that a successor Sellers’ Representative be designated in writing, then the Buyer may, at its sole option, either (i) petition a court of competent jurisdiction to appoint a successor Sellers’ Representative hereunder, or (ii) permit Sellers holding, in the aggregate prior to the Closing, a majority of the Allocable Portions to exercise and perform all of the rights, powers and duties of the Sellers’ Representative hereunder.  Notwithstanding the foregoing, no appointment of a new or successor Sellers’ Representative shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

(j)          The Sellers shall, jointly and severally, indemnify the Buyer Indemnified Parties against, and hold the Buyer Indemnified Parties harmless from, any and all Losses incurred or suffered by any one or more of the Buyer Indemnified Parties arising out of, with respect to or incident to the operation of, or resulting from any breach of any covenant or agreement set forth in this Section 2.04, or the designation and appointment of the Sellers’ Representative as the representative of the Sellers hereunder and the actions taken by the Sellers’ Representative pursuant to this Section 2.04, including, without limitation, any actions taken by Buyer in response to or in reliance on, any instruction, decision, determination or other action of the Sellers’ Representative hereunder.

ARTICLE III
Representations and Warranties Regarding the Sellers

Each Seller represents and warrants to Buyer that, except as set forth in the correspondingly numbered Section of the Disclosure Schedule, the statements contained in this Article III are true and correct as of the Closing.

Section 3.01        Ownership of Equity Interests.  Schedule I sets forth a true and correct description of all Equity Interests owned by such Seller.  Such Seller is the record and beneficial owner of the Equity Interests set forth opposite such Seller’s name on Schedule I, and has good, valid and marketable title to such Equity Interests, free and clear of all Encumbrances, other than restrictions on transfer imposed by state and federal securities laws, as applicable.

Section 3.02        Power and Authority of Sellers.  Such Seller has full right, power and authority to enter into this Agreement and the Ancillary Agreements to which such Seller is a party, to carry out such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Upon consummation of the sale and purchase contemplated hereby, Buyer will acquire from such Seller good and valid title to, and record and beneficial ownership of, all of the Equity Interests set forth opposite such Seller’s name on Schedule I, free and clear of all Encumbrances, other than restrictions on transfer imposed by state and federal securities laws, as applicable.  The execution and delivery by such Seller of this Agreement and any Ancillary Agreements to which such Seller is a party, the performance by such Seller of such Seller’s obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller.  This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.  When each Ancillary Agreement to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

Section 3.03         No Conflicts; Consents.  The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (b) except as set forth in Section 3.03 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s properties and assets are subject, in each case other than any such matters that would not (i) affect such Seller’s ability to consummate the transactions contemplated by this Agreement or (ii) result in the creation or imposition of any Liability for Buyer or any Acquired Company; or (c) result in the creation or imposition of any Encumbrance on such Seller’s Equity Interests.  Except as set forth in Section 3.03 of the Disclosure Schedule, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby and thereby.  Other than payments made in connection with Terminated Benefits Plans (which payments will be made by Buyer within 15 days following Closing), no Person other than such Seller is or will be entitled to receive any payment from Buyer or any of its Affiliates with respect to the sale and transfer of the Equity Interests held by such Seller to Buyer or any of the other transactions contemplated hereby.

ARTICLE IV
Representations and Warranties Regarding the Acquired Companies

The Sellers jointly and severally represent and warrant to Buyer that, except as otherwise expressly set forth in the correspondingly numbered Section of the Disclosure Schedule, the statements contained in this Article IV are true and correct as of the Closing.

Section 4.01       Organization, Authority and Qualification of the Acquired Companies.  Each Acquired Company is duly organized, validly existing and in good standing under the Laws of the State of Minnesota and has full corporate or limited liability company (as applicable) power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Section 4.01 of the Disclosure Schedule sets forth each jurisdiction in which each Acquired Company is licensed or qualified to do business.  Each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to obtain such license or qualification would not reasonably be expected to have a Material Adverse Effect.

Section 4.02        Capitalization.

(a)          Section 4.02(a) of the Disclosure Schedule sets forth (i) the authorized capital stock or other equity interests of each of the Acquired Companies, (ii) the total issued and outstanding shares of capital stock or other equity interests of each of the Acquired Companies, and (iii) all of the record and beneficial owners of the issued and outstanding shares of capital stock or units of other equity interests of each of the Acquired Companies and the number of shares of such capital stock or units of other equity interests held by each such owner.  All of the Equity Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances, other than restrictions on transfer imposed by state and federal securities laws.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Equity Interests free and clear of all Encumbrances, and neither any Seller nor any other Person shall own or have any right to acquire any capital stock or other equity or ownership interest of any nature in any Acquired Company.

(b)          Schedule I sets forth a true, accurate and complete list of all holders of the Equity Interests and each such holder’s holdings of such Equity Interests immediately before the Closing.  All of the Equity Interests were issued in compliance with all applicable Laws.  None of the Equity Interests were issued in violation of any agreement, arrangement or commitment to which any Seller or any Acquired Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.  There are no declared or accrued but unpaid dividends with respect to any shares of capital stock or units of other equity interests of any of the Acquired Companies.

(c)          Except as set forth in Section 4.02(c) of the Disclosure Schedule: (i) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of or other equity or ownership interest of any nature in any Acquired Company or obligating any Seller or any Acquired Company to issue or sell any shares of capital stock of, or any other equity or ownership interest of any nature in, any Acquired Company; (ii) each Acquired Company does not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or agreements to grant or issue any of the foregoing, and (iii) there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests.

Section 4.03        Subsidiaries.  No Acquired Company has any subsidiaries.  None of the Acquired Companies owns or has any right or obligation to acquire (directly or indirectly) any capital stock or other equity or other form of ownership interest in any Person.

Section 4.04        No Conflicts; Consents.  The execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any Acquired Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Acquired Company; (c) except as set forth in Section 4.04 of the Disclosure Schedule, require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Acquired Company is a party or by which any Acquired  Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of any Acquired Company; or (d) result in the creation or imposition of any Encumbrance on any Equity Interests or any Encumbrance on any properties or assets of any Acquired Company.  Except as set forth in Section 4.04 of the Disclosure Schedule, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or any Acquired Company in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 4.05        Financial Statements.

(a)          Complete and correct copies of (i) the combined financial statements of the Acquired Companies consisting of the combined balance sheet of the Acquired Companies as at December 31 of each of the years 2016, 2017 and 2018 and the related combined statements of income, retained earnings, and stockholders’ equity for the years then ended (the “Year-End Financial Statements”), (ii) the unaudited financial statements consisting of the combined balance sheet of the Acquired Companies as at October 31, 2019, and the related combined statements of income, retained earnings, and stockholders’ equity for the ten months then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”) have been made available to Buyer in the Data Room.  Except as set forth in Section 4.05(a) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the aggregate effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Year-End Financial Statements).  Except as set forth in Section 4.05(a) of the Disclosure Schedule, the Financial Statements are based on the books and records of the Acquired Companies, are true, correct and complete, and fairly present the financial condition of the Acquired Companies as of the respective dates they were prepared and the results of the operations of the Acquired Companies for the periods indicated.  The balance sheet of the Acquired Companies as of October 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b)        Except as set forth in Section 4.05(b) of the Disclosure Schedule, the Acquired Companies maintain a standard system of accounting established and administered in accordance with GAAP.  The Acquired Companies have established and maintain a system of internal controls sufficient to provide reasonable assurance (i) regarding the reliability of the Acquired Companies’ financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (y) that receipts and expenditures of the Acquired Companies are being made only in accordance with the authorization of the respective Acquired Company’s management and/or directors, and (ii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Acquired Companies’ assets that could have a material effect on the Acquired Companies’ financial statements.  The books of account and other financial records of the Acquired Companies have been kept accurately in all material respects in the ordinary course of business consistent with applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Acquired Company have been properly recorded therein.

(c)          There is no property or obligation of any Acquired Company that is escheatable or payable to any state or municipality under any applicable escheatment or unclaimed property laws.

Section 4.06        Undisclosed Liabilities.  The Acquired Companies have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that are required to be disclosed on a balance sheet prepared in accordance with GAAP (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date (none of which is unusual in nature or amount or is a Liability resulting from noncompliance with any applicable Laws or Permits, breach of a Contract, breach of warranty, tort, infringement or misappropriation or any Action relating to any of the foregoing), (c) those incurred as a result of the transactions contemplated under this Agreement, or (d) those which are set forth in Section 4.06 of the Disclosure Schedule.

Section 4.07       Absence of Certain Changes, Events and Conditions.  Except as set forth in Section 4.07 of the Disclosure Schedule, since December 31, 2018, each Acquired Company has conducted its business solely in the ordinary course of business (including the collection of receivables, the payment of payables and the making of capital expenditures), and there has not been, with respect to any Acquired Company, any:

(a)          event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          amendment of the certificate or articles of incorporation, by-laws, articles of organization, limited liability company operating agreement or other organizational documents of the Acquired Company;

(c)          split, combination or reclassification of any shares of its capital stock or other equity interests;

(d)          issuance, sale or other disposition of any of its capital stock or other equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or other equity interests;

(e)          declaration or payment of any dividends or distributions on or in respect of any of its capital stock or other equity interests or redemption, purchase or acquisition of its capital stock or other equity interests;

(f)          material change in any method of accounting or accounting practice of the Acquired Company;

(g)        material change in the Acquired Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)          entry into, or acceleration, amendment, modification, termination or cancellation of, or waiver of any material rights under any Material Contract;

(i)           incurrence, assumption or guarantee of any Indebtedness;

(j)           transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)          transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l)           material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)         any capital investment in, or any loan to, any other Person;

(n)          any capital expenditures in excess of $25,000 (individually) or $50,000 (in the aggregate);

(o)          imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible, that are not Permitted Encumbrances;

(p)          (i) approval or grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, (ii) change in the terms of employment for any employee or any hiring (other than as a replacement to fill an existing position) or termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(q)        adoption, modification or termination of any:  (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r)         any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees, other than advances to employees in the ordinary course of business for travel and similar business expenses consistent with past practice;

(s)          entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)         purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w)        action to make, change or rescind any income or other material Tax election, amend any Tax Return, adopt or change any accounting method for Tax purposes, settle any Tax audit or examination, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, fail to pay any material Tax that became due and payable (including estimated tax payments), or prepare or file a Tax Return in a manner materially inconsistent with past practice or that would have the effect of increasing the Tax liability or reducing any Tax asset of any Acquired Company or Buyer in respect of any Post-Closing Tax Period; or

(x)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08         Material Contracts.

(a)         Section 4.08(a) of the Disclosure Schedule sets forth a true, complete and correct list of each of the following Contracts of each of the Acquired Companies (together with (y) the Owned Real Property Lease, Leases and other Contracts actually or required to be listed or otherwise disclosed in Section 4.11(a) and Section 4.11(c) of the Disclosure Schedule and (z) all Contracts relating to Intellectual Property actually or required to be set forth in Section 4.12(c) and Section 4.12(d) of the Disclosure Schedule, the “Material Contracts”):

(i)           all Contracts providing for aggregate payments or potential payments or Liability to or by any Acquired Company over the remaining term of such Contract in excess of $50,000;

(ii)          all Contracts that require any Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)         all Contracts that provide for the indemnification by any Acquired Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)         all Contracts that relate to the acquisition of any Real Property or any business, capital stock or other equity interests or assets of any other Person (whether by merger, purchase of stock, purchase of assets or otherwise);

(v)          all Contracts that relate to the sale of any material assets of any Acquired Company, other than in the ordinary course of business;

(vi)         all Contracts under which any Acquired Company has advanced or loaned monies to or invested monies in or with any Person or agreed to advance or loan monies to or invest monies in or with any Person (other than advances to the Acquired Company’s employees in the ordinary course of business);

(vii)        all broker, distributor, dealer, manufacturer’s representative, sales representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Acquired Company is a party;

(viii)       all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any Acquired Company is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice, or which provide for the payment of severance or a retention payment or for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(ix)         all Contracts with any Governmental Authority to which any Acquired Company is a party;

(x)          all Contracts containing (A) a covenant not to compete applicable to any Acquired Company, or (B) any other covenant limiting or restricting (or purporting to limit or restrict) the ability of any Acquired Company (w) to develop, manufacture, market, distribute or sell any products or services, (x) to solicit any customers or prospective customers, (y) to enter into or compete in any line of business or geographic area or with any Person, or (z) to solicit for employment engagement, as an independent contractor or hire or engage any individual or entity or group of individuals or entities, or (C) covenants which, as a result of the consummation of the transactions contemplated by this Agreement, would have the effect of creating or imposing on, or otherwise making applicable to, any Acquired Company any of the restrictions or limitations described in the foregoing;

(xi)         all Contracts to which any Acquired Company is a party that provide for any joint venture, partnership or similar arrangement by any Acquired Company;

(xii)        all Contracts that provide for payments or rights that are triggered by, or contain any provision which would result in an acceleration, modification or termination of any rights or obligations of any party thereto upon, or provide any party thereto any remedy (including rescission or liquidated damages) in the event of the transactions contemplated by this Agreement;

(xiii)       all Contracts between or among any Acquired Company on the one hand and any Seller or any Affiliate of any Seller (other than the Acquired Companies) on the other hand;

(xiv)       all collective bargaining agreements or Contracts with any Union to which any Acquired Company is a party;

(xv)        all Contracts relating to Indebtedness (including guarantees) of any Acquired Company, including notes, debentures, other evidences of Indebtedness, guarantees, loan, credit and financing agreements and instruments, letters of credit, or other Contracts for money borrowed (including any agreements or commitments for future loans, credit or financings);

(xvi)       all Contracts that impose any Encumbrance on any of the assets or properties of any Acquired Company, except for any Permitted Encumbrance;

(xvii)      all leases, rental agreements, installment and conditional sale agreements and other Contracts affecting the ownership of, leasing of, title to, use of or other interest in any of the assets or properties of, or used by, any Acquired Company (including vehicle, equipment and capital leases);

(xviii)     all Contracts with Material Customers or Material Suppliers;

(xix)       all Contracts that obligate any Acquired Company to conduct business on an exclusive basis with any Person or that contain a “most favored nation,” “most favored pricing” or similar price protection clause;

(xx)        all powers of attorney and other similar Contracts or grants of agency granted by any Acquired Company; and

(xxi)       any other Contract that is material to any Acquired Company and not previously disclosed pursuant to this Section 4.08(a).

(b)         Each Material Contract is legal, valid and binding, and is enforceable in accordance with its terms and in full force and effect, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, and similar Laws affecting creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies.  No Acquired Company or, to the Sellers’ Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach of or any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach of or event of default under any Material Contract or result in or give rise to a right of termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Neither an Acquired Company nor any other party to any Material Contract is disputing any provision of any Material Contract, and there are no forbearance programs in effect with respect to any provision of any Material Contract.  To the extent in writing, complete and correct copies of each written Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer in the Data Room.  Section 4.08(b) of the Disclosure Schedule contains a written description of all material terms of all unwritten Material Contracts.

Section 4.09       Title to Assets.  Each Acquired Company has good, sufficient and valid (and, in the case of Owned Real Property, fee simple) title to, or a valid leasehold interest in or valid license to use, all Real Property and other properties and assets, tangible or intangible, used or held for use by such Acquired Company in the conduct of its business, including all Real Property and other properties and assets reflected on the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date.  No Acquired Company has granted to any Person any option to purchase or option to lease, right of first offer to purchase or right of first offer to lease, right of first refusal to purchase or right of first refusal to lease or other right to purchase or right to lease any Real Property or any portion thereof (other than the Leases and Owned Real Property Leases).  All Owned Real Property and other properties and assets (including leasehold interests) of each Acquired Company are free and clear of Encumbrances, except for the following (collectively referred to as “Permitted Encumbrances”):

(a)          those items set forth in Section 4.09(a) of the Disclosure Schedule;

(b)          liens for Taxes not yet due and payable;

(c)          liens for Taxes which are being contested in good faith by appropriate procedures for which there are adequate accruals or reserves on the Balance Sheet and which are disclosed in Section 4.09(c) of the Disclosure Schedule;

(d)          easements of record, rights of way of record, reservations of mineral rights of record, zoning ordinances and all other matters of record affecting Owned Real Property;

(e)          Encumbrances or other matters caused or created by Buyer, its Affiliates and their Representatives;

(f)          any state of facts shown on a survey for any Owned Real Property given by Sellers’ Representative or the Acquired Companies to Buyer or otherwise received by Buyer;

(g)          liens arising or incurred in the ordinary course of business in favor of the mechanics, materialmen, carriers, repairers and other service providers identified in Section 4.09(g) of the Disclosure Schedule (A) that relate to obligations that are not yet due and payable or (B) that are being contested in good faith by appropriate procedures for which there are adequate accruals or reserves on the Balance Sheet and which are disclosed in Section 4.09(g) of the Disclosure Schedule;

(h)          liens securing the Closing Indebtedness which shall be discharged at the Closing; and

(i)         other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of any Acquired Company.

Section 4.10       Condition and Sufficiency of Assets.  Except as set forth in Section 4.10 of the Disclosure Schedule, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of each Acquired Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Acquired Companies, together with all other properties and assets of the Acquired Companies, are sufficient for the continued conduct of the Acquired Companies’ Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Acquired Companies as currently conducted.

Section 4.11         Real Property.

(a)          Section 4.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of the approximate street address of each parcel of Real Property owned by each

Acquired Company (the “Owned Real Property”) and the current use of such Real Property.  No Acquired Company has owned any real property that is not listed in Section 4.11(a) of the Disclosure Schedule (except for the Real Property that was sold by Prairie to the Albert Lea Port Authority and is currently leased back by Zumbro from the Albert Lea Port Authority pursuant to the Lease Agreement dated May 11, 2017, listed in Section 4.11(b) of the Disclosure Schedule).  There are no leases, subleases, licenses, tenancies or other occupancy agreements or occupancy arrangements relating to, burdening or affecting the use or occupation of all or any portion of any Owned Real Property, other than those described in Section 4.11(a) of the Disclosure Schedule (the “Owned Real Property Leases”).  The Sellers have made available to Buyer in the Data Room true, complete and correct copies of (i) the deeds and other recorded instruments by which each Acquired Company acquired such Real Property, and (ii) all title insurance policies, title opinions, title abstracts, title documents and plans and surveys in the possession of the Acquired Companies or the Sellers relating to the Owned Real Property.  Section 4.11(a) of the Disclosure Schedule contains a complete and accurate written summary of all of the material terms and conditions of any unwritten Owned Real Property Leases (including all amendments and supplements thereto).

(b)        With respect to each Owned Real Property Lease, except as set forth in Section 4.11(b) of the Disclosure Schedule:  (i) such Owned Real Property Lease is on the terms and conditions described in Section 4.11(a) of the Disclosure Schedule; (ii) the transactions contemplated under this Agreement do not require the consent of any other party to such Owned Real Property Lease and will not result in a breach of or default under such Owned Real Property Lease; (iii) the other party to such Owned Real Property Lease has not subleased, licensed or otherwise granted any Person the right to use or occupy the Real Property subject to such Owned Real Property Lease or any portion thereof; (iv) there are no material disputes with respect to such Owned Real Property Lease; (v) no security deposit or portion thereof deposited with respect to any Owned Real Property Lease has been applied in respect of a breach or default under such Owned Real Property Lease that has not been redeposited in full; (vi) all rents and additional rents that are due under such Owned Real Property Lease have been paid and neither an Acquired Company nor any other party to such Owned Real Property Lease is in material breach or material default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Owned Real Property Lease; (vii) each Acquired Company does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to the Owned Real Property Lease; (viii) there are no tenant improvement allowances, credits, free or reduced rent periods or other concessions with respect to the Owned Real Property Lease, and each Acquired Company has no construction obligations under the Owned Real Property Lease (other than routine maintenance and repair obligations).

(c)        Section 4.11(c) of the Disclosure Schedule sets forth a true, correct and complete list of: (i) the approximate street address of each parcel of Real Property occupied or used by each Acquired Company pursuant to a lease, sublease, licenses or other occupancy agreement excluding the Owned Real Property Leases (each a “Lease,” and collectively, “Leases”), (ii) a list of all of the Leases for each such parcel of Real Property, the name of the applicable landlord under each such Lease, the rental amount currently being paid pursuant to such Lease, and the expiration of the term of such Lease and (iii) the current primary use of such

Real Property.  The Sellers have made available to Buyer in the Data Room true, complete and correct copies of all Leases (and all amendments and modifications thereto) to which any Acquired Company is a party which relate to Real Property occupied or used by an Acquired Company that is not owned by such Acquired Company (“Leased Real Property”).

(d)         Except as set forth in Section 4.11(d) of the Disclosure Schedule, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to bankruptcy, insolvency, avoidance, and the rights and remedies of creditors generally; (ii) the transactions contemplated under this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) no Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property subject to such Lease or any portion thereof; (iv) possession and quiet enjoyment of the Leased Real Property by the Acquired Company under such Lease has not been disturbed and there are no disputes with respect to such Lease; (v) no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease that has not been redeposited in full; (vi) all rents and additional rents that are due under such Leases have been paid and neither the Acquired Company nor any other party to such Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (vii) the Acquired Company does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to any Lease.

(e)         Except as set forth in Section 4.11(e) of the Disclosure Schedule, the Real Property identified (or required to be identified) in Section 4.11(a) and Section 4.11(c) of the Disclosure Schedule and the buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are (i) in compliance with all Laws, (ii) in good condition and repair (ordinary wear and tear excepted) and (iii) sufficient for the operation of the business of the Acquired Companies as presently conducted. Except as set forth in Section 4.11(e) of the Disclosure Schedule, (x) there are no structural deficiencies, items of deferred maintenance or latent defects affecting any of the Improvements, (y) the Improvements are secure and watertight and all utility systems, facilities and equipment are in good working order and condition and have been periodically and appropriately maintained, and (z) there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof or in the operation of the business of the Acquired Companies. The Real Property identified in Section 4.11(a) and Section 4.11(c) of the Disclosure Schedule and the Improvements located thereon comprise all of the real property used in the Business.

(f)          Section 4.11(f) of the Disclosure Schedule contains a true, complete and accurate list of all service Contracts or other agreements in place affecting the Real Property and its maintenance and management. The Sellers have made available to Buyer in the Data Room true, complete and correct copies of all such Contracts and other agreements.

(g)          Each parcel of Real Property has direct access to a public street adjoining such real property and such access is not dependent on any land or other real property interest not included in the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest not included in the Real Property. All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the business as currently conducted thereon, and all hook-up fees or other similar fees or charges have been paid in full. Each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.

(h)          Except as set forth in Section 4.11(h) of the Disclosure Schedule, none of the Acquired Companies or the Sellers has received any notices of any, and there are no Actions pending or, to the Sellers’ Knowledge, threatened in the nature of: (i) taking/eminent domain or condemnation proceedings (or any similar proceeding in lieu thereof) affecting any Real Property or any portion thereof, or (ii) zoning, building, environmental or other land use regulation proceedings, either instituted or planned, that would detrimentally affect the use, occupancy or operation of any Real Property or would materially and adversely impact the value of any Owned Real Property.  Except as set forth in Section 4.11(h) of the Disclosure Schedule, the Sellers have no Knowledge of, and have not received any notices from any Governmental Authority of, any betterments, special assessments or other similar special municipal impositions filed, pending or proposed against any Owned Real Property.

(i)         The Owned Real Property (including all Improvements thereon), and the use and operation of the Real Property in the conduct of the Acquired Companies’ business, including without limitation the operation of the buildings, improvements, plant, machinery, equipment, personal property, and other tangible assets of the Acquired Companies located upon or used in connection with the Real Property, are in conformity with and do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement.  Each Acquired Company has obtained and maintained all necessary Permits, approvals and licenses from all Governmental Authorities required for or in connection with the use and occupancy of the Real Property, all of which remain in full force and effect.  Each Acquired Company is in peaceful and undisturbed possession of each parcel of Real Property, and except for the Permitted Encumbrances, there are no contractual or legal restrictions that preclude or materially restrict the ability to use the Real Property for the purposes for which it is currently being used.  Except as described in Section 4.11(i) of the Disclosure Schedule, except for Permitted Encumbrances, no Improvements constituting a part of any Real Property encroach on real property owned or leased by a Person other than an Acquired Company, and no improvements owned or leased by a Person other than an Acquired Company encroach upon any portion of the Real Property.  Neither any Acquired Company nor any of the Sellers have received any written notice from any Governmental Authority of any material violation or default under any zoning, building, fire, health, life safety or other Laws, or with respect to any Permits approvals or licenses, relating to any Real Property that has not been previously cured or resolved.  Except as set forth in Section 4.11(i) of the Disclosure Schedule, except for Permitted Encumbrances, no

Improvement, and no use of any owned or leased Real Property, is dependent on the continuance of a nonconforming use, zoning variance or other zoning exception.

Section 4.12        Intellectual Property.

(a)         Section 4.12(a) of the Disclosure Schedule lists all Intellectual Property that is owned or purported to be owned by each Acquired Company (“Company Intellectual Property”) and that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in and material or necessary for the Acquired Company’s current business or operations.  With the exception of those Intellectual Property Registrations listed on Section 4.12(a) of the Disclosure Schedule as being inactive, all required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.  The Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)         Except as set forth in Section 4.12(b) of the Disclosure Schedule, the Acquired Companies own, exclusively, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances.  Without limiting the generality of the foregoing, each Acquired Company has entered into binding, written agreements with every current and former employee of the Acquired Company, and with every current and former independent contractor, in each case, involved in the development of any Company Intellectual Property for the Acquired Company, whereby such employees and independent contractors (i) assign to the Acquired Company any ownership interest and right they may have in such Company Intellectual Property; and (ii) acknowledge the Acquired Company’s exclusive ownership of all such Company Intellectual Property.  The Sellers have provided Buyer with true and complete copies of all its forms of such agreements.

(c)         Section 4.12(c) of the Disclosure Schedule lists all licenses, sublicenses and other agreements whereby any Acquired Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Intellectual Property that is used or held for use in or necessary for the Acquired Company’s current business or operations, including all Intellectual Property in which the Acquired Company holds exclusive or non-exclusive rights or interests granted by license from other Persons (including any Seller) or that the Acquired Company otherwise has the right to use with the exception of off-the-shelf, commercially available software used by the Acquired Company pursuant to shrink-wrap or click-through license agreements or other standard license agreements on reasonable terms for a license fee of no more than US $10,000 (“Licensed Intellectual Property”).  The Sellers have provided Buyer with true and complete copies of all such agreements.  All such agreements are valid and binding between the applicable Acquired Company and the other parties thereto, and the Acquired Company and such other parties are in material compliance with the terms and conditions of such agreements.

(d)         Section 4.12(d) of the Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which any Acquired Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property.  The Sellers have provided Buyer with true and complete copies of all such agreements.  All such agreements are valid, binding and enforceable between the Acquired Company and the other parties thereto, and the Acquired Company and such other parties are in material compliance with the terms and conditions of such agreements.

(e)          To the Sellers’ Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property or any Licensed Intellectual Property.

(f)          The Company Intellectual Property and Licensed Intellectual Property are sufficient for the continued conduct of the business of the Acquired Companies after the Closing in substantially the same manner as conducted prior to the Closing, and such rights will not be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  The Company Intellectual Property and Licensed Intellectual Property as currently owned, licensed or used by each Acquired Company, and each Acquired Company’s conduct of its business as currently and formerly conducted and proposed by the Acquired Companies to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person.  Neither any Seller nor any Acquired Company has received any communication, and no Action has been settled or, to the Sellers’ Knowledge, instituted or threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(g)        Each Acquired Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Acquired Company, or purported to be held by the Acquired Company, as a trade secret, consistent with steps typical for a company of its size in its industry.

Section 4.13        Inventory.  All inventory of the Acquired Companies consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.  No inventory is held on a consignment basis.  The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

Section 4.14        Accounts Receivable.  The accounts receivable reflected on the Interim Balance Sheet and all accounts receivable of the Acquired Companies arising after the date thereof (a) have arisen from bona fide transactions entered into by the Acquired Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Acquired Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are collectible in full within ninety (90) days after invoice.

Section 4.15        Customers and Suppliers.

(a)        Section 4.15(a) of the Disclosure Schedule sets forth (i) a true and complete list of the top twenty (20) customers of the Acquired Companies by revenue for the period from January 1, 2019, through October 31, 2019 (collectively, the “Material Customers”); and (ii) the dollar amount of products and services purchased from the Acquired Companies by each such Material Customer during such period.  Except as set forth in Section 4.15(a) of the Disclosure Schedule, no Material Customer has materially reduced or changed the terms of its business with any Acquired Company during the twelve (12) month period preceding the date hereof, and no Acquired Company has received any notice, or has any reason to believe, that any Material Customer intends to or will, after the Closing, cease to purchase or materially reduce its purchases of goods or services from any Acquired Company or otherwise materially alter (in a manner adverse to any Acquired Company) its relationship with any Acquired Company.

(b)         Section 4.15(b) of the Disclosure Schedule sets forth (i) a true and complete list of the top twenty (20) suppliers of each Acquired Company by amount spent for the period from January 1, 2019, through October 31, 2019 (collectively, the “Material Suppliers”); and (ii) the amount of each Acquired Company’s purchases from each Material Supplier during such period.  Except as set forth in Section 4.15(b) of the Disclosure Schedule, there are no suppliers of materials, products or services to any Acquired Company that are material to the operations of such company with respect to which practical alternative sources of supply are not generally available on comparable terms (including price) and conditions in the marketplace.  Except as set forth in Section 4.15(b) of the Disclosure Schedule, no Material Supplier has materially reduced or changed the terms of its business with any Acquired Company during the twelve (12) month period preceding the date hereof, and no Acquired Company has received any notice, or has any reason to believe, that any Material Supplier intends to or will, after the Closing, terminate or materially reduce its business relationship with any Acquired Company or otherwise materially alter (in a manner adverse to such company) its relationship with any Acquired Company.

Section 4.16       Insurance.  Section 4.16 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, employment practices liability, fiduciary liability, construction bonds and other casualty and property insurance maintained by each Acquired Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer in the Data Room.  Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement.  No Acquired Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have been paid in full when due in accordance with the payment terms of each Insurance Policy.  Except as set forth on Section 4.16 of the Disclosure Schedule, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Acquired Company.  To the Sellers’ Knowledge, all such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.  Except as set forth on Section 4.16 of the Disclosure Schedule, there are no claims related to the business of any Acquired Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  No Acquired Company is in material default under, or has otherwise failed to materially comply with, any provision contained in any such Insurance Policy.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Acquired Companies and are sufficient for compliance with all applicable Laws and all Contracts to which each Acquired Company is a party or by which it is bound.

Section 4.17         Legal Proceedings; Governmental Orders.

(a)          Except as set forth in Section 4.17(a) of the Disclosure Schedule, there are no Actions pending or, to the Sellers’ Knowledge, threatened against or by (i) any Acquired Company, (ii) any of the Sellers (in their capacities as stockholders or equityholders of any Acquired Company) or (iii) any current or former director, officer, member, manager or employee of any of the Acquired Companies (in their capacities as such).  To the Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)         Except as set forth in Section 4.17(b) of the Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Acquired Company or any properties or assets of any Acquired Company.  Each Acquired Company is in material compliance with the terms of each Governmental Order set forth in Section 4.17(b) of the Disclosure Schedule.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a material violation of any such Governmental Order.

Section 4.18        Compliance with Laws; Permits.

(a)          Except as set forth in Section 4.18(a) of the Disclosure Schedule, each Acquired Company is, and during the three (3) year period prior to the Closing Date has been, in compliance in all material respects with all applicable Laws, and no notices have been received by and no claims have been filed against any Acquired Company alleging a failure to comply with or violation of any applicable Law.

(b)         All Permits required for each Acquired Company to conduct its business have been obtained by it and are valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.18(b) of the Disclosure Schedule lists all current Permits issued to each Acquired Company, including the names of the Permits and their respective dates of issuance and expiration.  To the Sellers’ Knowledge, no Action seeking to revoke, reconsider the grant of, cancel, suspend or modify any Permit held by any Acquired  Company or to declare any Permit held by any Acquired Company invalid is pending or threatened before any Governmental Authority, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit held by any Acquired Company.

Section 4.19        Food Safety.  Except as set forth in Section 4.19 of the Disclosure Schedule, each Acquired Company is and has been in compliance with the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended, all applicable U.S. Food and Drug Administration (“FDA”) regulations, and all other applicable federal, state, county or other local Laws relating to the use, manufacture, packaging, licensing, labeling, distribution, testing, storage or sale (collectively, “manufacture,” “manufacturing” or “manufactured” as applicable by context) of any of the Acquired Company’s Products (collectively, “Applicable Food Laws”).  Except as set forth in Section 4.19 of the Disclosure Schedule, all Products manufactured by each Acquired Company are and were, at the time of manufacture and at the time of shipment by the Acquired Company: (i) manufactured in accordance with good manufacturing practices (including those set forth in 21 CFR Part 110)  and any applicable sanitation requirements, (ii) if required, manufactured in facilities registered with the FDA or any other applicable Governmental Authority, (iii) if a food additive, either Generally Recognized As Safe (GRAS) or subject to a valid and approved food additive petition filed with the FDA, and (iv) not adulterated or misbranded within the meaning of the Applicable Food Laws, in each case in (i)-(iv) above as in effect at such time.  Since January 1, 2016, there have been no recalls or withdrawals of any Products manufactured by any Acquired Company, and to the Sellers’ Knowledge, there are no facts that are reasonably likely to cause a recall or withdrawal of any such Products.  Except as set forth in Section 4.19 of the Disclosure Schedule, each Acquired Company is not now, and since January 1, 2016 has not been, subject to any warning letter or other written adverse inspection finding, citation or notice of inspectional observation (FDA Form 483), investigation, penalty, assessment (including civil monetary penalties), inspection, or other compliance or enforcement action by any Governmental Authority having responsibility for the regulation of the Products manufactured by the Acquired Company.  The Acquired Companies are not subject to any obligation or requirement arising under any injunction, consent decree, consent agreement, inspection report, plea agreement, or warning letter, or other order or agreement issued by or entered into with any United States or foreign Governmental Authority with regard to the development, manufacture, registration, approval, marketing, promotion, advertising, storage or transportation of any Products.  The Acquired Companies have not received any written notice or written report from the FDA or any other Governmental Authority having responsibility for the regulation of or jurisdiction over the Products manufactured by the Acquired Company alleging a material violation of or Liability under Applicable Food Laws that is pending or remains unresolved.  The Acquired Companies have not made any material false statements or material omissions in any applications or other submissions to the FDA or other Governmental Authorities having responsibility for the regulation of the Acquired Companies’ Products and operations, and have not made or offered any payments, gratuities, or other things of value that are prohibited by Applicable Food Laws or any other Law to personnel of the FDA or other Governmental Authorities.

Section 4.20        Environmental Matters. Except as set forth in Section 4.20 of the Disclosure Schedule:

(a)         Each Acquired Company is currently and has been in compliance in all material respects with all Environmental Laws, and no Acquired Company or Seller has received from any Person any (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing material obligations or requirements of any Acquired Company as of the Closing Date.

(b)         Each Acquired Company has obtained, holds and is in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 4.20(b) of the Disclosure Schedule) required under applicable Environmental Laws for the ownership, lease or use of the business or assets of the Company and the operation and conduct of the business of the Acquired Company as currently conducted.  All such Environmental Permits are in full force and effect, and no event has occurred that requires or would result in, or after notice or lapse of time or both would require or result in, any modification, revocation, non‑renewal or termination of any such Environmental Permit.  No Action is pending or, to the Sellers’ Knowledge, threatened to revoke, withdraw, suspend, cancel, terminate or materially modify or limit any such Environmental Permit. None of the Sellers has any Knowledge of any environmental condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease or use of the business or assets of any Acquired Company or the operation or conduct of the business of any Acquired Company as currently conducted and proposed to be conducted following the Closing Date, or result in any material adverse change in the status, terms or conditions of any Environmental Permit.

(c)         Each Acquired Company has never used, generated, processed, stored, released, discharged, transported, handled or disposed of any Hazardous Materials on, in or in connection with any Real Property in violation of Environmental Laws.  To the Sellers’ Knowledge, no prior owner or operator of any Real Property or any other Person has used, generated, processed, stored, released, discharged, transported, handled or disposed of any Hazardous Materials on or in any Real Property in material violation of Environmental Laws.  No Hazardous Materials are present or exist on, in or under any Real Property that are not in compliance with Environmental Law.

(d)          No real property currently or formerly owned, operated or leased by any Acquired Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e)        There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business of any Acquired Company or, to Sellers’ Knowledge, any real property currently or formerly owned, operated or leased by any Acquired Company.  No Acquired Company has received any Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of any Acquired Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with or contains any Hazardous Material.

(f)          There are no active or abandoned underground storage tanks (i) currently or formerly owned or operated by any Acquired Company, or (ii) on any real property currently or formerly owned, operated or leased by any Acquired Company.

(g)          Section 4.20(g) of the Disclosure Schedule contains a complete and accurate list of all third parties, if any, that, in the previous fifteen years, may have taken possession of any Hazardous Waste (as that term is defined in the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.) owned or possessed (or previously owned or possessed) by each Acquired Company for off-site recycling, treatment, storage or disposal, as well as a complete and accurate list of all of the off-site locations where the Acquired Company or any Seller may have taken Hazardous Waste for recycling, treatment, storage, disposal or otherwise used by any Acquired Company or any Seller and any predecessors as to which any Acquired Company or any Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither any Seller nor any Acquired Company has received any Environmental Notice regarding potential Liabilities with respect to such off-site Hazardous Waste treatment, storage, disposal or recycling facilities or locations used by any Acquired Company or any Seller.

(h)         Neither any Acquired Company nor any Seller has received any Environmental Notice regarding potential Liabilities of any Acquired Company with respect to off-site Hazardous Materials treatment, storage, disposal or recycling facilities or locations used by the Company.

(i)           None of the Acquired Companies has retained or assumed, by Contract or operation of Law, any Liabilities or obligations of third parties under any Environmental Law.

(j)          Section 4.20(j) of the Disclosure Schedule contains a true, correct and complete list of all of the following, correct and complete copies of which have been made available to Buyer in the Data Room:  (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of each Acquired Company or any currently or formerly owned, operated or leased Real Property which are in the possession or control of any Acquired Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(k)         Neither any Acquired Company nor any Seller is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of any Acquired Company as currently carried out.

(l)          This Section 4.20 contains Sellers’ sole and exclusive representations and warranties with respect to environmental matters, including all matters relating to Environmental Laws and Hazardous Materials.

Section 4.21        Employee Benefit Matters.

(a)          Section 4.21(a) of the Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, hospitalization, medical insurance, dental insurance, life insurance, cafeteria benefits or other health and welfare benefits, workers’ compensation, short or long term disability insurance, accident insurance, fringe-benefit and other similar agreement, plan, policy, program, obligation or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by each Acquired Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Acquired Company or any spouse or dependent of such individual, or under which the Acquired Company has or may have any Liability, or with respect to which Buyer or any of its ERISA Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

(b)         With respect to each Benefit Plan, the Sellers have made available to Buyer in the Data Room accurate, current and complete copies of each of the following:  (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing (excluding immaterial Benefit Plans, such as providing free coffee and free parking), a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications provided generally to all participants during the current and immediately preceding Plan Year relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan year; (viii) results of nondiscrimination testing for the most recently completed year; and (ix) copies of material notices, letters or correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c)         Each Benefit Plan has been established and administered in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), in each case, in all material respects.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the extent provided in any such letter and any applicable Revenue Procedure governing reliance on such letters and, to the Sellers’ Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such letter from the Internal Revenue Service or the unavailability of reliance on such letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened.  Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Acquired Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a material penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code.  All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)         Neither any Acquired Company nor any of its ERISA Affiliates have (i) incurred or reasonably expect to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; or (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)        Neither any Acquired Company nor any of its ERISA Affiliates have at any time contributed to, participated in, maintained or sponsored, or have been required to contribute to or participate in, and no Benefit Plan is, any of the following: (i) a ”multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (ii) a plan subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.

(f)          Except as required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Buyer from amending or terminating any Benefit Plan.  Each Acquired Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)         Except as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither any Acquired Company nor any of its ERISA Affiliates have any Liability to provide post-termination or retiree welfare benefits to any individual or represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)         Except as set forth in Section 4.21(h) of the Disclosure Schedule, there is no pending or, to the Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)           Each individual who is classified by any Acquired Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j)          Except as set forth in Section 4.21(j) of the Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events):  (i) entitle any current or former director, officer, employee, independent contractor or consultant of any Acquired Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of any Acquired Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.  With respect to any payment to “disqualified individuals” (as such term is defined in Code Section 280G(c)) that might otherwise have qualified as an “excess parachute payment” within the meaning of Section 280G(b) of the Code, Zumbro, Sellers and the affected disqualified individuals have satisfied one of the exemption requirements provided under Code Section 280G(b)(5), such that no “excess parachute payments” within the meaning of Section 280G(b) of the Code shall be paid to any individual.

Section 4.22        Employment Matters.

(a)         Section 4.22(a) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors, consultants, volunteers or interns of each Acquired Company or any professional employer organization, employee leasing or staffing company providing services to any Acquired Company, and sets forth for each such individual the following as of November 30, 2019:  (i) name; (ii) title or position; (iii) the Acquired Company(ies) by which they are employed or with which they have any relationship; (iv) the location where they perform services; (v) whether they are full time or part time, regular or temporary or leased, and exempt or non-exempt; (vi) hire date; (vii) annual base compensation; (viii) commission, bonus or other incentive-based or contingent compensation; (ix) commission, bonus or other incentive-based or contingent compensation amount for calendar year 2018 and maximum potential in 2019, if applicable; (x) a description of the fringe benefits provided to each such individual; (xii) leave or layoff status, if subject to recall, and expected date of return to work; (xiii) whether such individual has an employment or other agreement with any Acquired Company; and (xiv) whether such individual is bound by a restrictive covenant or confidentiality agreement with the Acquired Companies, including without limitation a covenant against competition and covenant against nonsolicitation of employee or customers/clients of any Acquired Company.  Except as set forth in Section 4.22(a) of the Disclosure Schedule, as of the date hereof, all compensation and benefits (including wages, commissions, bonuses, severance, incentive based and contingent payments) payable to or on behalf of employees, independent contractors or consultants of each Acquired Company for services performed on or prior to the date hereof are not subject to any outstanding agreements and have been paid in full (or accrued in full on the Estimated Closing Balance Sheet), and there are no outstanding agreements, understandings or commitments of any Acquired Company with respect to any wages, commissions, bonuses, severance, incentive based or contingent payments or other compensation or benefits.

(b)         Except as set forth in Section 4.22(b) of the Disclosure Schedule, each Acquired Company does not have, and has not for the past six years had, any duty to bargain with any union, works council or labor organization (“Union”), and is not, and has not been for the past six (6) years, a party to or under any obligation to become a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been for the past six years, any Union representing or purporting to represent any employee of any Acquired Company, and no Union or group of employees is seeking or has sought to organize employees of any Acquired Company for the purpose of collective bargaining.  Except as set forth in Section 4.22(b) of the Disclosure Schedule, there has never been, nor, to the Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, picketing of any nature, lockout, interference with normal operations, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Acquired Company or any of its employees.

(c)         Each Acquired Company is and during the past six (6) years has been in compliance with (i) all terms and conditions of employment promised, agreed or offered to any current or former employees, (ii) all employment, severance, separation, employee leasing, temporary employee and other Contracts relating to employment, including the Contracts listed or required to be listed on Section 4.22(a) or Section 4.22(b) of the Disclosure Schedule, (iii) all professional employer organization, staffing company, co-employer and joint employer Contracts and requirements, and (iv) all applicable Laws pertaining to employment and employment practices.  Each Acquired Company has paid all wages, salaries, wage premiums, commissions, bonuses, fees and other compensation that has come due and payable to its current and former employees, independent contractors, or other service providers under applicable Law, Contract or Acquired Company policy.  All individuals characterized and treated by each Acquired Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws.  All employees classified as exempt under the Fair Labor Standards Act of 1938, as amended, and state and local wage and hour laws are properly classified.  Except as set forth in Section 4.22(c) of the Disclosure Schedule, there are no, and within the last six (6) years there have been no, Actions or grievances against any Acquired Company or any of their respective officers, directors, managers, independent contractors, consultants, or employees (in their capacities as such) made, pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator or in any other manner or forum relating to the employment or services of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of any Acquired Company.  Except as set forth in Section 4.22(c) of the Disclosure Schedule, neither any Acquired Company nor, to the Knowledge of the Sellers, any employee of any Acquired Company is, or within the last three (3) years has been, subject to any Governmental Order or private settlement Contract in respect of any labor or employment matter.

(d)         To the Knowledge of the Sellers, (i) no Acquired Company employee is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement or other obligation that would materially restrict them in the performance of their employment duties for any Acquired Company, and (ii) no current or former Acquired Company employee is in breach of any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement with or other obligation to any Acquired Company.  Except as set forth in Section 4.22(d) of the Disclosure Schedule, each Acquired Company does not have any agreements with any of its current or former employees that require a notice period of longer than two (2) weeks to terminate his or her employment or entitle such employee to severance or other payments of any kind upon termination, other than payment or earned wages under applicable Law.  Except as provided in Section 4.22(d) of the Disclosure Schedule, as of the date hereof, no officer or employee of any Acquired Company has notified any Acquired Company that he/she intends to terminate his/her employment with such Acquired Company.

(e)          Except as provided in Section 4.22(e) of the Disclosure Schedule, no Acquired Company is currently or has been in the last three (3) years a government contractor or subcontractor pursuant to any state or local law, or Executive Order 11246, Section 503 of the Rehabilitation Act of 1973 or the Vietnam Era Veterans’ Readjustment Assistance Act, regulations promulgated thereunder, and/or similar affirmative action obligations under state and/or local law.

(f)          Since January 1, 2016, the Company has not implemented any plant closing or layoff of employees that could or did trigger an obligation to provide notice under the WARN Act or similar state or local legislation, and no such actions have been announced or are planned.

Section 4.23        Taxes.  Except as set forth in Section 4.23 of the Disclosure Schedule:

(a)          Each Acquired Company has timely filed all income, franchise and other material Tax Returns it is required to file under applicable laws and regulations, and all such Tax Returns are complete and correct in all material respects.

(b)          Each Acquired Company has timely paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return) and has withheld, deducted, collected and timely paid over to the appropriate Governmental Authority all Taxes it is required to withhold, deduct and collect under applicable Laws.  There are no Encumbrances for Taxes on any of the properties or assets of any of the Acquired Companies, except for Permitted Encumbrances.

(c)         Each Acquired Company has not waived or agreed to extend any statute of limitations with respect to any Taxes (or any Tax assessment or deficiency) or agreed to or been granted any extension of time for filing any Tax Return that has not been filed, other than a customary extension of a Tax Return for which no approval from a tax authority is required.

(d)        No audits, investigations, suits, claims, actions or administrative or judicial proceedings are being conducted by any Governmental Authority or, to the Knowledge of the Sellers, pending or threatened with respect to any Taxes or Tax Returns of any Acquired Company.

(e)         Each Acquired Company has not received from any Governmental Authority (including jurisdictions where the Acquired Company has not filed any Tax Return) any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for material information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax (or Tax attributes) proposed, asserted or assessed by any Governmental Authority against any Acquired Company other than for a deficiency or adjustment that has been paid in full or otherwise finally resolved.

(f)          Section 4.23(f) of the Disclosure Schedule sets forth: (i) those years for which examinations by the Governmental Authorities have been completed; and (ii) those taxable years for which examinations by any Governmental Authority are presently being conducted.

(g)          During the past six (6) years, no written claim has been made by a Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that the such company is or may be subject to Taxes assessed by such jurisdiction.

(h)          All deficiencies asserted, or assessments made, against any Acquired Company as a result of any examinations or audits by any Governmental Authority have been fully paid.

(i)          Each Acquired Company has never been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return (other than a group the common parent of which is the Company).  Each Acquired Company is not liable for the Taxes of another Person (i) under Treasury Regulations Section 1.1502‑6 (or comparable provisions of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by Contract or otherwise (other than customary Contracts entered into in the ordinary course of business consistent with past practice, the principal purpose of which is not related to Taxes). Each Acquired Company is not a party to or bound by any Tax allocation, Tax sharing or similar agreement.

(j)          Each Acquired Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of non-U.S., state or local Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of non-U.S., state or local Tax law), (iv) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (v) cash method of accounting or long-term contract method of accounting used prior to the Closing Date, (vi) installment sale or open transaction disposition made on or prior to the Closing Date, (vii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (viii) under Section 951 of the Code or Section 965 of the Code as a result of any investment made or transaction closed on or prior to the Closing, or (ix) election under Section 108(i) of the Code (or any corresponding or similar provision of non-U.S., state or local Tax law).

(k)         No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to any Acquired Company.

(l)           No Acquired Company has a permanent establishment or otherwise has an office or fixed place of business in a country other than the United States.

(m)         Each Acquired Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(n)         During the past two (2) years, each Acquired Company has not distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(o)          Each Acquired Company is not and has never been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4.

(p)          There is no power of attorney granted by any Acquired Company with respect to any Taxes that would continue in force after the Closing Date.

(q)          Prairie has been properly treated and classified as a disregarded entity for federal and state income tax purposes since its inception.

(r)          No Acquired Company is a party to any joint venture, partnership, or other arrangement or contract that would be treated as a partnership for federal income tax purposes.

(s)         Each Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), to the extent required, is and has been maintained in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and is in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder, and no amounts under any such plan, agreement or arrangement is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Each Acquired Company does not have any actual or potential indemnity obligations (including an obligation to “gross-up” any Person) for any Taxes imposed under Code Section 4999 or 409A.

(t)         No Contract, arrangement or Benefit Plan has resulted or could result, separately or in the aggregate, as a result of the consummation of the transactions contemplated by this Agreement in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. Tax law).

(u)         The Sellers have delivered or made available to Buyer true, correct and complete copies of all Tax Returns (for income, payroll, sales and use, property and all other material Tax Returns of each Acquired Company) for all taxable years since December 31, 2015, and true, correct and complete copies of all examination reports and statements of deficiencies assessed against each Acquired Company since December 31, 2015.

Section 4.24       Product and Service Warranties. Section 4.24 of the Disclosure Schedule sets forth a list of all warranties, guarantees and warranty policies of the Acquired Companies in respect of any products or services of any of the Acquired Companies which are currently in effect, correct and complete copies of which have been made available to the Buyer in the Data Room (the “Warranty Obligations”), and the duration of each such Warranty Obligation.  No product or service sold or provided by any Acquired Company is subject to any guaranty, warranty, or other indemnity in excess of the Warranty Obligations.  Each Acquired Company has not made any other guaranties, warranties or other provisions for indemnity with respect to any product or service sold or provided by any Acquired Company other than the Warranty Obligations identified in Section 4.24 of the Disclosure Schedule, and no product or service sold or provided by any Acquired Company is subject to any guaranty, warranty, or other indemnity in excess of the Warranty Obligations except as provided under applicable Law.  All products and services sold or provided by each Acquired Company have been produced, distributed, sold and provided in compliance in all material respects with all applicable Laws, contractual commitments and warranties. There is no existing pattern or repetition of customer complaints regarding any product or service sold or provided by any Acquired Company.

Section 4.25       Anti-Bribery; Anti-Corruption. Neither any Acquired Company nor any of its Representatives, nor any other Person acting for or on behalf of any Acquired Company has, directly or indirectly, in furtherance of or in connection with the business of any Acquired Company (a) offered, promised or given any financial or other advantage or inducement to any Person with the intention of unlawfully influencing (i) any representative of any foreign, federal, state, provincial or local Governmental Authority in the performance of his or her public functions or (ii) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her or its function improperly, or where the acceptance of such advantage or inducement would itself be unlawful, (b) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be improper or likely to influence such Person in the performance of his, her or its role, (c) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee or (e) otherwise taken any action that would constitute a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Law relating to the prevention of corruption and bribery (“Anti-Corruption Laws”).  Neither any Acquired Company, nor to the Knowledge of the Sellers, any Representative of any Acquired Company has received any notice, inquiry, or internal or external allegation of any actual or potential violation or wrongdoing related to Anti-Corruption Laws; made any voluntary or involuntary disclosure to a governmental, administrative, or regulatory body of any actual or potential violation or wrongdoing related to Anti-Corruption Laws; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws, and no event has occurred or circumstance exists that is likely to give rise to any such investigation or Action by any governmental, administrative or regulatory body regarding any offense or alleged offense under any Anti-Corruption Laws. Each Acquired

Company is not ineligible to be awarded any contract or business under subpart 9.4 of the U.S. Federal Acquisition Regulation 2005, or any similar Law governing eligibility for public procurement contracts in any jurisdiction.

Section 4.26         International Trade; Import/Export Control.

(a)          Neither any Acquired Company nor any director, officer or employee of any Acquired Company or, any other Person acting for or on behalf of any Acquired Company (i) has been or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), (ii) has engaged or is currently engaging in any business or other dealings with, in, involving or relating to (A) any Sanctioned Country or (B) any Sanctioned Person, or (iii) is otherwise in violation of applicable Sanctions Laws.

(b)        Each Acquired Company has at all times in all material respects conducted its import, export and reexport transactions in accordance with all applicable import, export and reexport Laws, including the laws administered by U.S. Customs and Border Protection, the Export Administration Regulations, the statutes, Executive Orders, regulations administered by OFAC and all other applicable import/export controls in other countries into/from which the Acquired Company imports, exports or reexports products or services, or in which the Acquired Company otherwise conducts business.  Each Acquired Company has not engaged in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws.  Each Acquired Company has implemented and maintains in effect written policies, procedures and internal controls that are reasonably designed to prevent, deter and detect violations of Sanctions Laws and Ex-Im Laws, true, correct and complete copies of have been made available to Buyer in the Data Room.

(c)         Each Acquired Company has not received from any Governmental Authority or any other Person any written notice, inquiry or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Sanctions Laws or Ex-Im Laws.

Section 4.27       Books and Records.  The minute books, stock record books, membership interest records and schedules and other similar corporate and limited liability company books and records of each Acquired Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.  The minute books and other corporate and limited liability company records of each Acquired Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors, members and managers (as applicable) of such Acquired Company.  At the Closing, all of such books and records will be in the possession of such Acquired Company.

Section 4.28        Bank Accounts; Letters of Credit; Powers of Attorney.  Section 4.28 of the Disclosure Schedule sets forth a true, correct and complete list of (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of each

Acquired Company (including the name of the bank or other institution where such account or box is located, the account number of each bank account, and the names of all authorized signatories for each bank account), (b) all outstanding letters of credit issued by financial institutions for the account of each Acquired Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of each Acquired Company.  The Sellers have made available to the Buyer in the Data Room true, correct and complete copies of each letter of credit and each power of attorney listed or required to be listed in Section 4.28 of the Disclosure Letter.

Section 4.29        Related Party Transactions.  Except as set forth in Section 4.29 of the Disclosure Schedule, neither any Seller nor any employee, officer, director or Affiliate of any Acquired Company nor, to the Knowledge of the Sellers, any immediate family member of any such Person, nor any entity in which any such Person owns any beneficial interest, is a party to any Contract, commitment or transaction with any Acquired Company or has any right, title or interest in any property owned or used by any Acquired Company (including any Intellectual Property).  For purposes of this Section 4.29, ownership of no more than two percent (2%) of the issued and outstanding capital stock of a publicly traded company shall be deemed not to be ownership of a beneficial interest of an entity.

Section 4.30        Brokers.  Other than Baird, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar  fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon any agreement or arrangement made by or on behalf of any Seller or any Acquired Company.

ARTICLE V
Representations and Warranties of Buyer

Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the Closing.

Section 5.01       Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and no other corporate proceedings on the part, or on behalf, Buyer are necessary to authorize the Buyer’s signing, delivering and performing this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.  When each Ancillary Agreement to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02        No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, whether with or without time’s passing:  (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 5.03        Investment Purpose.  Buyer is acquiring the Equity Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Equity Securities are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Equity Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04       Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon any agreement or arrangement made by or on behalf of Buyer.

Section 5.05       Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.  Buyer acknowledges and affirms that it is not a condition to Closing or any of its other obligations under this Agreement that Buyer obtain financing for or relating to any of the transactions contemplated by this Agreement.

Section 5.06       Legal Proceedings.  There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Closing and the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.07        Non-Reliance. In entering into this Agreement and the transactions contemplated herein, Buyer is not relying in any way, and has no right to rely in any way, on any representations, warranties or certifications made to, or any information furnished, made available or provided to, Buyer or any other Person, in each case by or on behalf of any

Seller, or any Acquired Company or by any other Person purporting to act on behalf or at the request of any Seller or any Acquired Company, other than the representations and warranties of Sellers set forth in this Agreement or any document, certificate or instrument executed and delivered by or on behalf of any Seller pursuant to the transactions contemplated by this Agreement.

ARTICLE VI
Covenants

Section 6.01        Confidentiality.  The Sellers’ Representative and each Seller agrees, following Closing, to, and each shall cause its Affiliates and its and their Representatives to, treat and hold as confidential and not disclose any confidential or proprietary information concerning Buyer, its Affiliates, or any Acquired Company, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information, together with the terms of this Agreement and the transactions contemplated hereby (the “Confidential Information”), and refrain from using any of the Confidential Information, except to the extent necessary to exercise or enforce its rights or fulfill its responsibilities under this Agreement and except in the case of any such Person that is an employee of Buyer or its Affiliates, as reasonably required in the course of and in furtherance of fulfilling his or her duties to Buyer and its Affiliates in such capacity.  The Sellers’ Representative and each Seller shall be liable and responsible for any breach or violation of the applicable terms of this Section 6.01 by any of its Affiliates or its Representatives (but not for breaches by the Affiliates or Representatives of any other Seller or Sellers’ Representative, other than its own Affiliates and Representatives).  Notwithstanding the foregoing, Confidential Information shall not include information that is or becomes generally available to the public or within the industry other than as a result of a breach of this Section 6.01. The Sellers’ Representative and the Sellers may retain Confidential Information pursuant to standard record keeping procedures or in connection with enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby, subject to the confidentiality and other obligations set forth herein.  In the event that Sellers’ Representative, any Seller, any Affiliate of any Seller or any or its or their respective Representatives is required by Law or in any legal proceeding, discovery, or any subpoena, civil investigative demand, or similar process to disclose any Confidential Information (a “Noticed Party”), such Noticed Party shall, to the extent legally permissible, promptly notify the Buyer of the requirement so that Buyer or the Company may, at its sole expense, seek an appropriate protective order or waive compliance with the provisions of this Section 6.01.  If, in the absence of a protective order or the receipt of a waiver hereunder, a Noticed Party is, on the advice of counsel, required to disclose any Confidential Information in any legal proceeding, such Noticed Party may disclose only such Confidential Information that, on the advice of its counsel, it is legally compelled to disclose; provided that such Noticed Party shall, to the extent legally permissible, give prior written notice to the Buyer and the Acquired Companies of such intended disclosure and shall use commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall have designated in writing to such Noticed Party.

Section 6.02        Restrictive Covenants.

(a)         For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall cause each of her, his or its Affiliates not to, directly or indirectly, (i) engage in or assist others in engaging in any Restricted Business anywhere in the Territory; (ii) participate in any way in or in any way have any financial interest of any nature whatsoever in any Person that engages directly or indirectly in any Restricted Business anywhere in the Territory in any capacity, including as a partner, shareholder, member, officer, director, manager, employee, principal, investor, advisor, lender, guarantor, agent, trustee or consultant; (iii) call upon, solicit, divert, attempt to solicit or divert, or conduct or carry on any business with any of the current or potential customers of any Acquired Company (“Company Customer”) for the benefit of any Restricted Business; or (iv) interfere or attempt to interfere with any business relationship between any Acquired Company and any Company Customer or supplier or any other Person with which any Acquired Company has a business relationship.  Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange that engages, directly or indirectly, in any Restricted Business anywhere in the Territory if the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.

(b)          During the Restricted Period, each Seller shall not, and shall cause each of her, his or its Affiliates not to, directly or indirectly, either for her, his or its own account or for the account of any other Person, solicit for employment or hire any employee of any Acquired Company or encourage, induce, solicit or endeavor to cause any such employee to leave such employment or hire any such employee who has left such employment; provided that nothing in this Section 6.02(b) shall prevent such Seller or any of her, his or its Affiliates from soliciting or hiring any employee whose employment with an Acquired Company has been terminated more than one (1) year prior to the time of the solicitation or hiring of such employee by the Seller or her, his or its Affiliate.

(c)          Each Seller acknowledges that a breach or threatened breach of this Section 6.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)        Each Seller acknowledges that the restrictions contained in this Section 6.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.03        Public Announcements.  Unless required by applicable Law or any listing agreement with or rules or regulations of any stock exchange (based upon the reasonable advice of counsel), no Party shall, and each Party shall cause its Affiliates and its and their Representatives not to, make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of Buyer and Sellers’ Representative in each instance (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, Robert W. Baird & Co. Incorporated (“Baird”) may, following the Closing, at its own expense, place an announcement on its website, make announcements via email, and announce in its customer marketing materials that it acted as exclusive financial advisor to the Acquired Companies in connection with the transactions contemplated hereby; provided that Baird will not disclose the size of the transaction, the proceeds received by the Sellers, or any terms of the transaction, and provided further that the form and content of such announcement has been approved by Buyer prior to any publication or distribution thereof (which approval shall not be unreasonably withheld or delayed).

Section 6.04        Further Assurances.  Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.05       Seller Releases.  Effective as of Closing, each Seller, on such Seller’s own behalf and on behalf of such Seller’s past, present and future agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through such Seller, hereby absolutely, unconditionally and irrevocably releases and forever discharges all of the Acquired Companies and all of their respective past, present and future directors, managers, members, shareholders, officers, employees, agents, subsidiaries, affiliates, attorneys, representatives, successors and assigns, from all claims (including any derivative claim on behalf of any Person), actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights and demands (collectively, “Causes of Action”) arising out of, relating to, against or in any way connected with any Acquired Company, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date or in respect of any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date; provided that the foregoing release does not extend to, include or restrict or limit in any way, and each Seller hereby reserves such Seller’s rights, if any (a) to receive its Allocable Portion of the Purchase Price, including its Allocable Portion (if any) of the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Sellers’ Representative Expense Amount, (b) to cause or permit to be pursued by the Sellers’ Representative any and all Causes of Action that such Seller may now or in future have solely on account of rights of such Seller under this Agreement or any of the Ancillary Agreements or any other documents or instruments entered into in connection with the transactions contemplated hereby, and (c) exculpation, indemnification or advancement of expenses from any Acquired Company pursuant to the organizational documents of the Acquired Company as in effect immediately prior to Closing or applicable Law.

Section 6.06        Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid 50% by Buyer and 50% by Sellers when due.  The Sellers’ Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as reasonably requested).  For the avoidance of doubt, Transfer Taxes shall not include Taxes imposed on, or measured by, net income.

Section 6.07        Certain Tax Matters.

(a)          Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed (i) all income Tax Returns for Zumbro and all non-income Tax Returns for each Acquired Company for all periods ending on or prior to the Closing Date (collectively, “Pre-Closing Returns”) and (ii) income Tax Returns for Zumbro and non-income Tax Returns for each Acquired Company for all Straddle Periods (“Straddle Returns”) which are required to be filed after the Closing Date. Each such Tax Return shall be prepared in a manner that is consistent with past practices of the Acquired Companies, except as otherwise required by applicable Law.  Buyer shall pay the expense incurred in connection with the preparation and filing of any Straddle Returns and Sellers’ Representative shall pay (or, at Buyer’s option, reimburse Buyer for) all reasonable out-of-pocket expenses incurred in connection with the preparation and filing of any Pre-Closing Returns.  Sellers shall be responsible for the payment of all Taxes shown due and owing on any Pre-Closing Returns and all Pre-Closing Taxes shown due and owing on any Straddle Returns in accordance with the provisions of Section 6.07(b), except to the extent that such Taxes were specifically and clearly reflected as Closing Indebtedness and actually taken into account in the calculation of Purchase Price as finally determined pursuant to Section 1.05.  Buyer shall submit drafts of each of the Pre-Closing Returns and Straddle Returns prepared with respect to income and franchise Taxes, along with supporting workpapers, to the Sellers’ Representative for review and comment at least forty-five (45) days prior to the due date for the filing of such Tax Return (taking into account any extensions) (or in the event that the filing due date is forty-five (45) days of the end of the relevant taxable period, as soon as practicable before the filing date).  The Sellers’ Representative shall provide any written comments to the Buyer not later than thirty (30) days after receiving any such Tax Return.  If the Seller’s Representative does not provide any written comments within thirty (30) days, the Sellers’ Representative shall be deemed to have accepted such Tax Return.  The parties shall attempt in good faith to resolve any dispute with respect to such Tax Return.  If the parties are unable to resolve any such dispute at least ten (10) days before the due date (taking into account any extensions) for any such Tax Return, the dispute shall be referred to the Selected Accountants for resolution and the fees will be shared one-half by the Sellers’ Representative and one-half by the Buyer.  If the Selected Accountant is unable to resolve any such dispute prior to the due date (taking into account any extensions) for any such Tax Return, such Tax Return shall be filed as prepared by the Buyer subject to amendment, if necessary, to reflect the resolution of the dispute by the Selected Accountant.  Notwithstanding anything herein to the contrary, nothing shall prevent the Buyer or any Acquired Company from timely filing a Tax Return and failure to meet the timing requirements in this Section 6.07(a) shall not void any indemnity right under this Agreement (except to the extent the Sellers are prejudiced by such failure).

(b)         If the Sellers are responsible for the payment of any Taxes pursuant to Section 6.07(a) or Section 7.02(a)(v) and such Taxes are remitted in respect of any Tax Return filed by the Buyer pursuant to Section 6.07(a) (such amount, a “Tax Shortfall”), then the Sellers (jointly and severally) shall pay the Tax Shortfall by wire transfer of immediately available funds, to the account designated in writing by Buyer, no later than five (5) days after the Pre-Closing Return or Straddle Return, as applicable, has been filed; provided that, the Buyer may, in its sole discretion by giving written notice thereof to the Sellers’ Representative, elect to receive payment of some or all of the amount of any Tax Shortfall from the Indemnity Escrow Account to the extent of the funds then contained therein.  If the Buyer elects to receive payment of some or all of the amount of any Tax Shortfall from the Indemnity Escrow Account, then (A) Sellers’ Representative and Buyer shall provide the Escrow Agent with joint written instructions in accordance with the Escrow Agreement to release and deliver to Buyer from the Indemnity Escrow Account the amount of such Tax Shortfall that the Buyer has elected to receive from the Indemnity Escrow Account; and (B) the Sellers (jointly and severally) shall remit to the Escrow Agent and restore to the Indemnity Escrow Account the full amount of any Tax Shortfall distributed to the Buyer from the Indemnity Escrow Account pursuant to clause (A) of this sentence as soon as reasonably practicable (but in any event within five (5) days) thereafter, to be held by the Escrow Agent in the Indemnity Escrow Account until released and disbursed pursuant to Article VII and/or the applicable provisions of the Escrow Agreement.  For avoidance of doubt, no payment pursuant to this Section 6.07(b) shall excuse the Sellers from their indemnification obligations pursuant to Article VII if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by Pre-Closing Returns or covered by Straddle Returns allocable to the Pre-Closing Tax Period (less the amount of such Taxes that were reflected in Closing Indebtedness and actually taken into account in the calculation of Purchase Price as finally determined under Section 1.05) exceeds the amount of the Sellers’ payment under this Section 6.07(b).

(c)          In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(i)           in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), the determination of the Taxes of the Acquired Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Acquired Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date (and for such purposes, the taxable period of any partnership or other pass-through entity, or any non-U.S. entity in which such Person holds a beneficial interest, directly or indirectly, shall be deemed to terminate at such time); provided that, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period;

(ii)         in the case of other Taxes, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(iii)         in the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.

(d)         Any and all deductions, without duplication, arising from the incurrence or payment of (i) any bonuses paid by Zumbro in connection with the transactions contemplated hereby and any amounts paid pursuant to the Terminated Benefit Plans, (ii) expenses with respect to Indebtedness being paid in connection with the Closing, and (iii) the Transaction Expenses (such deductions described in clauses (i) through (iii), the “Transaction Tax Deductions”) shall be allocated to a Pre-Closing Tax Period with respect to which such deductions are permitted, in each case to the extent permitted under applicable Laws at a “more likely than not” or higher level of comfort.  For this purpose, the safe harbor of Revenue Procedure 2011-29, 2011-18 IRB 746 shall be applied in determining the deductible amount of “success-based fees” by treating 70% of such fees as deductible and 30% as non-deductible.

(e)          Buyer and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.07 and any audit or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the prompt and timely provision of all records, schedules, workpapers and other documents and information that are reasonably relevant to any such Tax Return, audit or other Action and making employees available on a mutually convenient and timely basis to provide additional information and explanation of any material provided hereunder.  Promptly following the Closing, Sellers’ Representative shall deliver or cause to be delivered to the Buyer complete and accurate copies of all tax workpapers that were prepared with respect to any Tax Returns of the Acquired Companies filed in the past two (2) years.

(f)         All Tax sharing agreements and similar agreements with respect to or involving any Acquired Company shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any Liability thereunder.

(g)         Buyer shall deliver a written notice to the Sellers’ Representative in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of or relating to any Acquired Company for which the Sellers may be liable under this Agreement (“Tax Contest”) and shall describe, if known, the facts constituting the basis for such Tax Contest and the amount of the claimed liabilities (including Taxes), if any; provided, however, that the failure or delay to so notify the Sellers’ Representative shall not relieve the Sellers of any obligation or liability that the Sellers may have to Buyer, except to the extent such failure actually prejudices the Sellers.  With respect to Tax Contests for Taxes of any Acquired Company that relate solely to any taxable period ending on or before the Closing Date, such Tax Contests shall be controlled, at Sellers’ expense, by the Sellers’ Representative; provided that the Sellers’ Representative has notified Buyer in writing no later than ten (10) days after receiving notice of such Tax Contest that the Sellers’ Representative will assume the defense of such Tax Contest and provided further that (i) Buyer also may participate in the Tax Contest (at its own expense) (including participating in any discussions with the applicable Governmental Authority regarding such Tax Contests), and (ii) the Sellers’ Representative shall not settle or compromise any such Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned).  The Sellers’ Representative shall (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Buyer of any related correspondence and shall provide the Buyer with an opportunity to review and comment on any material correspondence before Sellers’ Representative sends such correspondence to any Governmental Authority), (y) consult with Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Buyer shall reasonably request.  In connection with any Tax Contest for Taxes of any Acquired Company for any Straddle Period or that relate to a Pre-Closing Tax Period and a Post-Closing Tax Period, such Tax Contest shall be controlled by Buyer; provided that, Buyer shall not settle or compromise any Tax Contest with respect to any Straddle Period or Pre-Closing Tax Period without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).  Buyer shall (A) keep the Sellers’ Representative reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Sellers’ Representative of any related correspondence and shall provide the Sellers’ Representative with an opportunity to review and comment on any material correspondence before Buyer sends such  correspondence to any Governmental Authority), (B) consult with the Sellers’ Representative in connection with the defense or prosecution of any such Tax Contest; and (C) provide such cooperation and information as the Sellers’ Representative shall reasonably request, and, at its own cost and expense, the Sellers’ Representative shall have the right to participate in (but not control) the defense of such Tax Contest.  In connection with any Tax Contest for Taxes of any Acquired Company that relates solely to a taxable period ending or before the Closing Date with respect to which the Sellers’ Representative has not duly elected to assume the defense thereof in accordance with this Section 6.07(g), Buyer, at Sellers’ expense, shall control such Tax Contest and shall have the right to settle or compromise such Tax Contest in its sole discretion.  Notwithstanding anything to the contrary contained in this Agreement, the provisions set forth in this Section 6.07(g) shall not apply to any Tax Contest in respect of which a Buyer Indemnified Party is the Indemnified Party and the RWI Policy is covering the entirety of the potential liability and no Seller has any liability or obligations with respect thereto (a “RWI Policy Tax Claim”). In the event of an RWI Policy Tax Claim, Buyer and its designees shall be entitled to assume, control the defense of and settle or compromise such RWI Policy Tax Claim, and neither the Sellers’ Representative nor the Sellers shall have any rights with respect thereto, including the right to participate in, defend or settle, compromise or offer to settle or compromise such RWI Policy Tax Claim.  This Section 6.07(g) (and not Section 7.05) shall govern all Tax Contests. The Buyer and each Acquired Company shall execute and deliver to the Sellers such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.

(h)         Buyer covenants that without obtaining the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) it will not, and will not cause or permit any of the Acquired Companies or any Affiliate of Buyer or the Acquired Companies to, with respect to any Pre-Closing Tax Period or any portion of a Straddle Period ending on the Closing Date make or change any material Tax election, amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax Liability, if such action could reasonably be expected to have the effect of increasing the Tax Liability of the Sellers with respect to any Pre-Closing Tax Period or portion of a Straddle Tax Period ending on the Closing Date, except in each case as otherwise required under applicable Law (including the rules for uniform capitalization of costs under Treasury Regulations Section 1.263A-1 et. seq.) or in connection with the defense, settlement or other resolution of any Tax Contest pursuant to Section 6.07(g).

(i)          The Sellers shall have the right in accordance with their Allocable Portion to any Tax refunds received by the respective Acquired Company for any Pre-Closing Tax Period or portion of any Straddle Tax Period that ends on the Closing Date (net of all Taxes incurred with respect to such refund and all reasonable and out-of-pocket costs and expenses incurred by the Buyer and its Affiliates in connection with obtaining or securing such refund), in each case solely to the extent that the Taxes to which such refunds relate are paid by the Acquired Companies or the Sellers prior to the Closing, are specifically and clearly reflected as Closing Indebtedness and actually taken into account in the calculation of Purchase Price as finally determined pursuant to Section 1.05, or are paid by the Sellers or paid from the Indemnity Escrow Account pursuant to Section 6.07(a) or Section 7.02(a)(v).  Buyer shall cooperate with the Sellers to file any Tax Returns to claim such Tax refunds.  Buyer shall pay (or cause such Acquired Company to pay) such amounts of Tax refunds to the Sellers no later than five (5) Business Days after the receipt by the applicable Acquired Company of such Tax refunds.

Section 6.08        RWI Policy.  Buyer shall not amend or waive any provision of the RWI Policy in any manner that would allow the insurer thereunder or any other person or entity to subrogate or otherwise seek recovery against any Seller, except to the extent any Acquired Company or any Seller committed fraud.

Section 6.09        Employment and Benefit Matters.

(a)         With respect to those employees located in the United States who continue to be employed by the Acquired Companies as of the Closing (the “Continuing Employees”), for purposes of determining eligibility to participate, and entitlement to benefits, where length of service is relevant under a welfare plan, vacation policy or pension plan of Buyer or its subsidiaries (a “Buyer Plan”), Buyer shall provide that the Continuing Employees shall receive service credit under each such Buyer Plan for their period of service with the Acquired Companies prior to the Closing but only to the extent such service (i) was recognized by the Acquired Companies for such purposes under comparable plans, and (ii) would not result in a duplication of benefits.

(b)          Buyer shall use commercially reasonable efforts to provide Continuing Employees with the opportunity to participate in the Benefit Plans in which they were participants immediately prior to the Closing until the earliest to occur of (i) December 31, 2019, (ii) the date the Continuing Employee becomes eligible to participate in a Buyer Plan of a similar type, and (iii) the date the Continuing Employee ceases to be eligible to participate under the Benefit Plan terms.

(c)         Nothing contained in this Section 6.09 (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement; (ii) create any third-party beneficiary rights or obligations in any Person (including any Continuing Employee or other employee of the Acquired Companies), including with respect to any right to employment or continued employment or to a particular term or condition of employment; or (iii) obligate Buyer to (A) maintain any particular Benefit Plan or (B) hire or retain the employment of any particular Continuing Employee.  Notwithstanding anything to the contrary set forth in this Agreement, (y) no Person shall be entitled to an injunction, specific performance or other equitable relief to prevent any breach by Buyer or any Acquired Company of this Section 6.09 and (z) the sole Person entitled to assert or pursue a claim for breach of this Section 6.09 shall be the Sellers’ Representative acting on behalf of all of the Sellers (in the Sellers’ capacity as Sellers and not in their capacity as employees of any Acquired Company), and no individual Seller or other Person shall be entitled to assert or pursue any such claim.

Section 6.10       Entity Name, Tradenames and Trademarks.  Effective as of the Closing Date, the Sellers shall cause Zumbro River, LLC to change its entity name to a name that does not include “Zumbro,” “Zumbro River” or any variant thereof or words that are confusingly similar thereto.  From and after the Closing Date, (a) none of the Sellers nor any of their respective Affiliates shall use, and Sellers shall cause Zumbro River, LLC and their other Affiliates not to use, the name “Zumbro,” “Zumbro River” or any variant thereof or words that are confusingly similar thereto with respect to its, her or his ongoing business activities, and (b) Sellers shall cease and shall cause Zumbro River, LLC and their other Affiliates to cease all use of any and all of the trademarks, tradenames, service marks and service names used by the Acquired Companies in connection with the Business, in any of their forms or spellings, anywhere in the world.

ARTICLE VII
Indemnification

Section 7.01        Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein or that are in any certificate or document delivered in accordance with this Agreement shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months following the Closing Date; provided, however, that (a) the Fundamental Representations shall survive the Closing and remain in full force and effect indefinitely and without any limit as to time; (b) the representations or warranties set forth in Section 4.20 (Environmental Matters) shall survive the Closing and remain in full force and effect until the fifth (5th) anniversary of the Closing Date, and (c) the representations or warranties set forth in Section 4.21 (Employee Benefit Matters) and Section 4.23 (Taxes) (the “Tax Representations”) shall survive the Closing and remain in full force and effect until the ninetieth (90th) day following the expiration of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof).  All covenants of the Parties contained herein shall survive the Closing in accordance with their respective terms.  In each case above, the survival period of a representation, warranty or covenant provided in this Section 7.01 is hereinafter referred to as a “Survival Period.”  Notwithstanding the foregoing, any claims for inaccuracy or breach of any representation, warranty or covenant asserted in writing in accordance with this Article VII prior to the expiration date of the Survival Period for such representation, warranty or covenant shall not thereafter be barred by the expiration of such survival period and the claim(s) made under such representation, warranty or covenant shall survive until such claims have been finally resolved, but only with respect to the matters described in such writing.

Section 7.02        Indemnification by Sellers.

(a)        Subject to the other terms and conditions of this Article VII, the Sellers shall indemnify and defend, jointly and severally, each of Buyer and its Affiliates (including the Acquired Companies) and their respective Representatives (each a “Buyer Indemnified Party”, and collectively, the “Buyer Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for (with no contribution from any Acquired Company) any and all Losses incurred or sustained by, or imposed upon, such Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:

(i)           any inaccuracy in or breach of any of the representations or warranties of the Sellers or any Acquired Company contained in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of the Sellers or any Acquired Company pursuant to this Agreement, other than in respect of the representations or warranties set forth in Article III, which are addressed in Section 7.02(b) (provided that, in determining whether a breach of any representation or warranty has occurred for purposes of this Section 7.02(a)(i) or calculating the amount of Losses arising from any such breach, any and all references to materiality qualifications such as “Material Adverse Effect,” “material,” “materially,” “in all material respects” or similar qualifiers contained in any such representation or warranty shall be ignored);

(ii)          any breach of or failure to perform any covenant or obligation by the Sellers or the Sellers’ Representative pursuant to this Agreement or the Escrow Agreement;

(iii)         any Closing Indebtedness or Transaction Expenses, to the extent not actually accounted for in the calculation of the Purchase Price as finally determined pursuant to Section 1.05;

(iv)         any Liability or obligation relating to or arising out of or in connection with any Terminated Agreement or any Terminated Benefit Plan, or the termination thereof (including any provision of any Terminated Agreement or Terminated Benefit Plan which survives termination thereof);

(v)          any and all (A) Pre-Closing Taxes incurred by or imposed on any Acquired Company; (B) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor of any Acquired Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (C) Taxes of any Person imposed on any Acquired Company arising under the principles of transferee or successor liability or by Contract (other than customary Contracts entered into in the ordinary course of business consistent with past practice, the principal purpose of which is not related to Taxes), relating to an event or transaction occurring before the Closing Date; (D) Taxes resulting from the consummation of the transactions contemplated under this Agreement (except as otherwise provided in Section 6.06); and (E) Taxes imposed on the Sellers, provided that the Sellers shall not be liable for, pay or reimburse, nor shall they indemnify, defend or hold harmless the Buyer from and against any Losses based upon, arising out of, with respect to, or by reason of Taxes to the extent such Taxes (x) were paid by the Sellers pursuant to Section 6.07(b), (y) were reflected as Closing Indebtedness and actually taken into account in the calculation of the Purchase Price as finally determined pursuant to Section 1.05, or (z) are the responsibility of Buyer described in Section 6.06 (Transfer Taxes);

(vi)        any claim for indemnification made by past or present directors, managers, officers or employees of an Acquired Company to the extent relating to or arising out of acts, omissions, events or circumstances occurring or existing prior to the Closing, whether pursuant to the organizational documents of the Acquired Company, indemnification agreements between such Persons and the Acquired Company, applicable Law or otherwise;

(vii)        (A) the presence, Release or threatened Release of any Hazardous Material at or from the Real Property, on or before the Closing, (B) any violation or potential violation, on or before the Closing, of any Environmental Law by any Acquired Company or any of their respective Affiliates, (C) any Environmental Claim or any Liabilities under any Environmental Law, in each case related to any act, omission, event or condition existing or occurring in connection with the use or occupancy of the Real Property at any time on or before the Closing Date, (D) the filing or imposition of any environmental lien against the Real Property related to any act, omission, event or condition existing or occurring at any time on or before the Closing Date or (E) any Environmental Claim or any Liabilities under any Environmental Law arising from or relating to any arrangement for disposal or recycling of any Hazardous Substance by any Acquired Company or any of their respective Affiliates or any of the Sellers at any time prior to the Closing; and

(viii)       any Liability or obligation arising out of the Johnson Employment Matter.

(b)         Subject to the other terms and conditions of this Article VII, each Seller (on an individual and several basis, and not jointly and severally with others) shall indemnify the Buyer Indemnified Parties against, and shall hold the Buyer Indemnified Parties harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party (with no contribution from the Company) based upon, arising out of, with respect to or by reason of:

(i)          inaccuracy in or breach of any of the representations or warranties of such Seller contained in Article III (provided that, in determining whether a breach of any representation or warranty has occurred for purposes of this Section 7.02(b)(i) or calculating the amount of Losses arising from any such breach, any and all references to materiality qualifications such as “Material Adverse Effect,” “material,” “materially,” “in all material respects” or similar qualifiers contained in any such representation or warranty shall be ignored);

(ii)          any breach of or failure to perform any covenant or obligation to be performed by such Seller pursuant to this Agreement or any Ancillary Agreement; or

(iii)          any and all Taxes imposed on such Seller.

Section 7.03       Indemnification By Buyer.  Subject to the other terms and conditions of this Article VII, Buyer (and, after the Closing, the Acquired Companies jointly and severally with Buyer) shall indemnify and defend each Seller and its Affiliates and their respective Representatives (each a “Seller Indemnified Party”, and collectively, the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, such Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)         any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article V of this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of Buyer pursuant to this Agreement or any Ancillary Agreement (provided that, in determining whether a breach of any representation or warranty has occurred for purposes of this Section 7.03(a) or calculating the amount of Losses arising from any such breach, any and all references to materiality qualifications such as “Material Adverse Effect,” “material,” “materially,” “in all material respects” or similar qualifiers contained in any such representation or warranty shall be ignored); or

(b)          any breach of or failure to perform any covenant or obligation to be performed by Buyer pursuant to this Agreement or any Ancillary Agreement.

Section 7.04        Certain Limitations and Conditions.  The indemnification obligations of the Parties under Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)         Except in the case of Intentional Breach or fraud, Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under Section 7.02(a)(i) (other than with respect to Fundamental Representations and Tax Representations) until the aggregate amount of all Losses of the Buyer Indemnified Parties for which indemnification would otherwise be available under Section 7.02(a)(i) (including with respect to Fundamental Representations and Tax Representations) exceeds $260,000 (the “Basket Amount”), and then only to the extent that such Losses exceed the Basket Amount.

(b)        The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 7.02(a)(i) shall not exceed $260,000 (the “Cap”); provided, however, the Cap shall not apply to (i) any claim for Intentional Breach or fraud or (ii) any inaccuracy or breach of the Fundamental Representations or the Tax Representations.  Except in the case of Intentional Breach or fraud, the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 7.02(a)(i) for any inaccuracy or breach of the Fundamental Representations or the Tax Representations shall not exceed the Base Purchase Price.

(c)         Except in the case of Intentional Breach or fraud, the aggregate amount of all Losses for which any Seller shall be liable with respect to all claims for indemnification under Section 7.02(b)(i) shall not exceed such Seller’s Allocable Portion of the Base Purchase Price.  Except in the case of Intentional Breach or fraud, the aggregate amount of Losses for which all Sellers shall be liable under Section 7.02 shall not exceed the Base Purchase Price.

(d)        Except in the case of Intentional Breach or fraud, Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 7.03(a) (including with respect to Fundamental Representations) until the aggregate amount of all Losses of the Seller Indemnified Parties for which indemnification would otherwise be available under Section 7.03(a) (including with respect to Fundamental Representations) exceeds the Basket Amount, and then only to the extent that such Losses exceed the Basket Amount.

(e)          The aggregate amount of all Losses for which the Buyer shall be liable pursuant to Section 7.03(a) shall not exceed the Cap; provided, however, the Cap shall not apply to (i) any claim for Intentional Breach or fraud or (ii) any inaccuracy or breach of the Fundamental Representations.  Except in the case of Intentional Breach or fraud, the aggregate amount of all Losses for which the Buyer shall be liable pursuant to Section 7.03 shall not exceed the Base Purchase Price.

(f)          Except in the case of Intentional Breach or fraud, the aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 7.02(a)(vii) (“Environmental Indemnification Claims”) shall not exceed:

(i)           for Environmental Indemnification Claims made on or prior to the third anniversary of the Closing Date, $10,000,000 less any recoveries actually received by

Buyer under the RWI Policy for breaches of the representations and warranties in Section 4.20 or under the Owatonna Environmental Policy;

(ii)          for Environmental Indemnification Claims made after the third anniversary, but on or prior to the fifth anniversary, of the Closing Date, the lesser of (A) $5,000,000; or (B) the amount which is equal to (y) $10,000,000 less any recoveries actually received by the Buyer under the RWI Policy for breaches of the representations and warranties in Section 4.20 or under the Owatonna Environmental Policy (whether such recoveries relate to claims made prior to, on or after such third anniversary), minus (z) the aggregate amount actually paid by Sellers to Buyer Indemnified Parties with respect to Environmental Indemnification Claims made on or prior to the third anniversary of the Closing Date; or

(iii)         for Environmental Indemnification Claims made after the fifth anniversary of the Closing Date, $0.

Section 7.05        Indemnification Procedures.  Any party making a claim for indemnification under this Article VII is referred to herein as the “Indemnified Party,” and any party against whom such indemnification claims are asserted under this Article VII is referred to as the “Indemnifying Party.”

(a)          Third Party Claims.

(i)           If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party which may give rise to a claim for indemnification pursuant to this Article VII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing (the “Third Party Claim Notice”); provided, however, that the failure to give such prompt written notice shall not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is prejudiced thereby or the applicable Survival Period has expired prior to such notice.  In each Third Party Claim Notice, the Indemnified Party shall describe the Third Party Claim in reasonable detail by indicating the nature of the claim, the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(ii)          The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim (subject to the limitations set forth herein), (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim is not a criminal or quasi-criminal Action, and only seeks money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, (E) there is no conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim; (F) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, and (G) the provider of the RWI Policy does not assume the defense of such Third Party Claim.  Notwithstanding anything to the contrary herein, the Sellers will be entitled to conduct the defense of the Johnson Employment Matter with counsel of its choice.

(iii)        So long as the Indemnifying Party is conducting the defense of the Third Party Claim (and in such event the Indemnifying Party will not be liable to any Indemnified Party for any costs or fees subsequently incurred with respect to the Third Party Claim by the Indemnified Party in conducting its own defense of such claim, so long as the Indemnifying Party is entitled to conduct and is conducting the defense of the Third Party Claim), (A) the Indemnified Party may retain separate counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment or settlement (x) includes a complete, unconditional and irrevocable release of the Indemnified Party from all liability with respect thereto and all other claims arising out of the same or similar facts or circumstances, (y) does not include or involve any finding or admission of any fault, and (z) does not impose any equitable relief or other non-monetary obligations on any Indemnified Party.

(iv)         If the Indemnifying Party does not timely elect to defend the Third Party Claim or if any of the conditions set forth in Section 7.05(a)(ii) above is not satisfied or becomes unsatisfied, then (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may reasonably deem appropriate; provided that the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense of such Third Party Claim, at the Indemnifying Party’s own expense, and if the Indemnifying Party participates in such defense the Indemnified Party will consult with the Indemnifying Party prior to settling or otherwise disposing of such Third Party Claim, (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (C) the Indemnifying Party will remain responsible for any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, pursuant to and in accordance with this Article VII and subject (in all events under this clause (iv)) to the limitations set forth in this Article VII.

(v)          Notwithstanding anything to the contrary contained in this Agreement, the provisions set forth in this Section 7.05(a) shall not apply to any Third Party Claim in respect of which a Buyer Indemnified Party is the Indemnified Party and the RWI Policy is covering the potential liability with respect thereto (a “RWI Policy Claim”). In the event of an RWI Policy Claim, Buyer and its designees (including the insurance providers of the RWI Policy) shall be entitled to assume, control the defense of and settle or compromise such RWI Policy Claim, and neither the Sellers’ Representative nor the Sellers shall have any rights with respect thereto, including the right to participate in, defend or settle, compromise or offer to settle or compromise such RWI Policy Claim.

(b)         Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such failure, or unless the Survival Period has expired prior to such notice.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail by indicating the nature of the claim, the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Acquired Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed to and accepted such Direct Claim and the Loss relating thereto.

(c)          Notwithstanding anything in this Section 7.05 to the contrary, Section 6.07(g), and not this Section 7.05, shall control with respect to Tax Contests.

Section 7.06       Payment of Indemnification Claims.  After a Loss is agreed to or accepted by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations with respect to the payment of such Loss within fifteen (15) days of such agreement or acceptance or final, non-appealable adjudication as follows:

(a)         Any indemnification payments owed by the Sellers to any Buyer Indemnified Party pursuant to Section 7.02(a)(i) (other than with respect to breaches of the Fundamental Representations or the Tax Representations and claims for Intentional Breach or fraud) shall be satisfied first, out of the Indemnity Escrow Account pursuant to the terms thereof, to the extent of the funds then contained therein, until the retention under the RWI Policy has been satisfied; and second, out of the RWI Policy, if and to the extent such Loss is covered thereby.

(b)         Any indemnification payments owed by the Sellers to any Buyer Indemnified Party pursuant to Section 7.02(a)(vii) shall be satisfied first, out of the Owatonna Environmental Insurance pursuant to the terms thereof, if and to the extent such Loss is covered thereby; second, out of the Indemnity Escrow Account pursuant to the terms thereof, to the extent of the funds then contained therein, until the retention under the RWI Policy has been satisfied; third, out of the RWI Policy, if and to the extent such Loss is covered thereby; and fourth, if and to the extent such indemnification payments are not paid in full pursuant to the foregoing, subject to the limitations in this Article VII, the Sellers (jointly and severally) shall pay the remaining amount thereof by wire transfer of immediately available funds to an account designated in writing by the Buyer.

(c)          Any indemnification payments owed jointly and severally by any Seller to any Buyer Indemnified Party pursuant to Section 7.02(a) (other than those addressed in Section 7.06(a) and Section 7.06(b)) shall be satisfied as follows:

(i)           first, out of the Indemnity Escrow Account pursuant to the terms thereof, to the extent of the funds then contained therein, until the retention under the RWI Policy has been satisfied;

(ii)          second, if and to the extent such indemnification payments are not paid in full from the Indemnity Escrow Account and the retention under the RWI Policy has not been satisfied, the Sellers (jointly and severally) shall pay the remaining amount thereof, subject to Section 7.04, until the retention under the RWI Policy has been satisfied, by wire transfer of immediately available funds to an account designated in writing by the Buyer;

(iii)         third, out of the RWI Policy, if and to the extent such Loss is covered thereby; and

(iv)        fourth, if and to the extent such indemnification payments are not paid in full pursuant to the foregoing, the remaining amount thereof shall be satisfied, subject to the limitations in this Article VII, (A) out of the Indemnity Escrow Account pursuant to the terms thereof, to the extent of the funds then contained therein, and (B) if and to the extent such indemnification payments are not paid in full from the Indemnity Escrow Account, Sellers (jointly and severally) shall pay the remaining amount thereof by wire transfer of immediately available funds to an account designated in writing by the Buyer.

(d)          Any indemnification payments owed by a Seller to any Buyer Indemnified Party pursuant to Section 7.02(b) shall be satisfied (i) out of the RWI Policy, if and to the extent such Loss is covered thereby; and (ii) if and to the extent such indemnification payments are not paid in full out of the RWI Policy, such Seller shall pay the remaining amount thereof, subject to the limitations in this Article VII, by wire transfer of immediately available funds to an account designated in writing by the Buyer; provided, however, that if and to the extent such indemnification payment is not covered by the RWI Policy, the Buyer may, in its sole discretion by giving written notice thereof to the Sellers’ Representative and the indemnifying Seller, elect to receive payment of some or all of the amount of such indemnification payment from the

Indemnity Escrow Account to the extent of the funds then contained therein.  If Buyer elects to receive payment of some or all of the amount of such indemnification payment from the Indemnity Escrow Account, then (y) Sellers’ Representative and Buyer shall provide the Escrow Agent with joint written instructions in accordance with the Escrow Agreement to release and deliver to Buyer from the Indemnity Escrow Account the amount of such indemnification payment that Buyer has elected to receive from the Indemnity Escrow Account; and (z) the indemnifying Seller shall remit to the Escrow Agent and restore to the Indemnity Escrow Account the full amount distributed to Buyer from the Indemnity Escrow Account pursuant to clause (y) of this sentence as soon as reasonably practicable (but in any event within five (5) days) thereafter, to be held by the Escrow Agent in the Indemnity Escrow Account until released and disbursed pursuant to this Article VII and/or the applicable provisions of the Escrow Agreement.

(e)         Any indemnification payments owed by Buyer to a Seller Indemnified Party pursuant to Section 7.03 shall be paid by Buyer to the Sellers’ Representative, on behalf of the applicable Seller Indemnified Party, by wire transfer of immediately available funds to an account or accounts designated by the Sellers’ Representative, to be disbursed to the applicable Seller Indemnified Party by the Sellers’ Representative.

(f)         Any indemnity payment hereunder with respect to any Loss shall be calculated after taking into account any Actual Tax Benefit realized by the Indemnified Party as a result of such Loss.  If an indemnification payment pursuant to this Article VII is received by any Indemnified Party, and such Indemnified Party later realizes an Actual Tax Benefit in respect of the Losses to which such indemnification payment relates, such Indemnified Party shall promptly notify the Indemnifying Party thereof and pay to the Indemnifying Party an amount equal to the lesser of (i) the amount of such Actual Tax Benefit, or (ii) the actual amount of the indemnification payments previously paid to the Indemnified Party with respect to such Losses.

(g)         The Buyer shall, and shall cause the Acquired Companies to, prior to seeking indemnification from Sellers for any Environmental Indemnification Claim under this Agreement, first seek full recovery for such Environmental Indemnification Claim under the Owatonna Environmental Insurance and the RWI Policy to the same extent as they would if the Loss arising from such Environmental Indemnification Claim were not subject to indemnification hereunder.  In the event that an insurance recovery is received by the Buyer Indemnified Parties or any of the Acquired Companies or any of their respective Affiliates pursuant to the Owatonna Environmental Insurance or the RWI Policy with respect to any Environmental Indemnification Claim for which any Buyer Indemnified Party has been previously indemnified by the Sellers hereunder and received payment from the Sellers therefor pursuant to Section 7.06(b) hereof, then a refund shall be made promptly to the Sellers in an amount equal to the lesser of (i) the aggregate amount of the insurance recovery actually received by such Person pursuant to the Owatonna Environmental Insurance and the RWI Policy (net of all out-of-pocket expenses reasonably incurred by the Buyer Indemnified Parties in collecting such amount, including attorney’s fees) with respect to such Environmental Indemnity Claim, or (ii) the aggregate amount previously paid to the Buyer Indemnified Parties by the Sellers with respect to such Environmental Indemnification Claim pursuant to Section 7.06(b) hereof.

(h)         The amount of any Losses payable under this Article VII by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies (net of all out-of-pocket expenses reasonably incurred by such Indemnified Party in collecting such amounts, including attorney’s fees). If an Indemnified Party receives any amounts under applicable insurance policies with respect to any matter subsequent to its receipt of an indemnification payment from an Indemnifying Party with respect to such matter, then such Indemnified Party will promptly reimburse the Indemnifying Party for such indemnification payment in an amount equal to the lesser of (i) the amount received by the Indemnified Party pursuant to such insurance policies with respect to such matter, net of all out-of-pocket expenses reasonably incurred by such Indemnified Party in collecting such amount (including attorney’s fees), or (ii) the aggregate amount previously paid to the Indemnified Party by the Indemnifying Party with respect to such matter. Notwithstanding anything to the contrary in this Agreement, no Indemnified Party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliates has been otherwise indemnified or previously reimbursed for such amount under any other provision of this Agreement or any other agreement entered into in connection with the transactions contemplated hereby or under any applicable insurance policies.

Section 7.07        Expiration of Claims.  The ability of any Indemnified Party to make a claim for or to receive indemnification pursuant to Section 7.02 or Section 7.03 will terminate when the applicable representation, warranty or covenant agreement terminates pursuant to Section 7.01, unless such Indemnified Party has delivered a written notice asserting such a claim pursuant to Section 7.05 (or Section 6.07(g) with respect to Tax Contests) prior to such termination date, in which case, such indemnification claim will survive until a final resolution has occurred but only with respect to such claim, if then unresolved, and will not be extinguished by the passage of the applicable termination date set forth in Section 7.01.

Section 7.08        Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.09       Exclusive Remedies.  Subject to Section 9.10, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a Party) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, in any certificate delivered in connection herewith, or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII (and Section 6.07 with respect to Tax matters).  In furtherance of the foregoing, subject to Section 9.10, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than rights, claims or causes of action arising from fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII and Section 6.07 with respect to Tax matters.  Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud.

ARTICLE VIII
Definitions; Construction

Section 8.01        Definitions.  For purposes of this Agreement and the Exhibits and Schedules hereto, the following terms have the meanings specified or referred to in this Section 8.01 when capitalized:

“Acquired Company(ies)” has the meaning set forth in the recitals to this Agreement.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Tax Benefit” means the excess, if any, of (i) the Taxes that would have been payable by an Indemnified Party in the taxable period in which such Loss is incurred for Federal income tax purposes not taking into account the Tax benefit realizable by the Indemnified Party arising from the incurrence of any such Losses, over (ii) the actual Taxes payable by the Indemnified Party in such taxable period.

“Adjustment Escrow Account” has the meaning set forth in Section 1.03(a)(ii).

“Adjustment Escrow Amount” has the meaning set forth in Section 1.03(a)(ii).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign Law).

“Aggregate Seller Closing Payment” has the meaning set forth in Section 1.03(a)(i).

“Agreed Accounting Principles” means GAAP, with the exceptions to GAAP set forth on Section 4.05(a) of the Disclosure Schedule

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocable Portion” means, for each Seller, that percentage identified as such Seller’s Allocable Portion on Schedule I hereto.

“Ancillary Agreements” means the Escrow Agreement, the Owatonna Lease, the FIRPTA Certificate, the Zumbro Affidavit, and the Prairie Affidavit.

“Anti-Corruption Laws” has the meaning set forth in Section 4.25.

“Applicable Food Laws” has the meaning set forth in Section 4.19.

“Assumed Lease” means the Lease Agreement between Albert Lea Port Authority and Zumbro dated May 11, 2017.

“Balance Sheet” has the meaning set forth in Section 4.05(a).

“Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Base Purchase Price” has the meaning set forth in Section 1.02.

“Basket Amount” has the meaning set forth in Section 7.04(a).

“Benefit Plan” has the meaning set forth in Section 4.21(a).

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.02(a).

“Buyer Plan” has the meaning set forth in Section 6.09

“Causes of Action” has the meaning set forth in Section 6.05.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.01.

“Closing Cash” means, without duplication, the aggregate amount of all cash and cash equivalents of the Acquired Companies, determined as of the Effective Time in accordance with GAAP; provided that, Closing Cash shall (i) be reduced by the total amount of outstanding checks, drafts or wired funds issued or transmitted by the Acquired Companies but not yet debited against the applicable amount; (ii) be increased by the total amount of outstanding checks, drafts and wired funds issued or transmitted to or for the benefit of the Acquired Companies but not yet cleared or credited, but only to the extent, with respect to checks, drafts or wired funds received in payment of accounts receivable included in Closing Working Capital, that Closing Working Capital reflects a reduction in accounts receivable corresponding to such cash, checks or wired funds received (in each case of clauses (i) and (ii), to the extent such outstanding wires, checks or drafts clear before the date on which the Buyer delivers the Final Closing Statement); and (iii) exclude Restricted Cash.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Acquired Companies as of the Effective Time.

“Closing Working Capital” means (a) the combined current assets of the Acquired Companies (excluding Closing Cash, Restricted Cash, Disqualified Receivables, deferred Tax assets, Tax refunds, Tax overpayments and any other income Tax assets), minus (b) the combined current liabilities of the Acquired Companies (excluding Transaction Expenses, the current portion of any Closing Indebtedness and liabilities for income Taxes), in each case determined (x) as of the Effective Time prior to giving effect to the transactions contemplated hereby, (y) in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Balance Sheet as if such accounts were being prepared and audited as of a fiscal year end and (z) in a manner consistent with the calculations (and containing the line items set forth) in the Estimated Closing Statement attached hereto as Exhibit A.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Company Customer” has the meaning set forth in Section 6.02(a).

“Company Intellectual Property” has the meaning set forth in Section 4.12(a).

“Confidential Information” has the meaning set forth in Section 6.01.

“Continuing Employees” has the meaning set forth in Section 6.09.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Data Room” means the electronic documentation website established by Merrill Corporation on behalf of the Sellers in connection with the transactions contemplated by this Agreement.

“Direct Claim” has the meaning set forth in Section 7.05(b).

“Disclosure Schedule” means the Disclosure Schedule delivered by Sellers concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 1.05(d).

“Disqualified Receivables” means any and all accounts receivable of the Company that (a) are outstanding as of the Effective Time, and (b) that have been outstanding for more than 90 days on the date on which the Buyer delivers the Final Closing Statement to the Sellers’ Representative pursuant to Section 1.05(a) (the “AR Deadline”) and remain outstanding on the date of the AR Deadline; provided that, to the extent any Disqualified Receivables that were not included in the calculation of Closing Working Capital and were excluded in determining the Purchase Price are actually received by an Acquired Company following the AR Deadline, the Acquired Company shall pay an amount equal to the amount of such received Disqualified Receivables to the Sellers’ Representative (for further distribution to the Sellers) within thirty (30) days following receipt thereof.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.01.

“Encumbrance” means any lien (statutory or other), security interest, mortgage, pledge, deed of trust, charge, claim, condition, equitable interest, option, easement, encroachment, right of way, community property interest, right of first refusal, or other title exception, restriction or encumbrance of any nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, fines, contribution, indemnification and injunctive relief) arising out of, based on or resulting from:  (a) the presence, Release of, arrangement for disposal of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Indemnification Claims” has the meaning set forth in Section 7.04(a).

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, arrangement for disposal, Release, or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs):  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” has the meaning set forth in the recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account or accounts established pursuant to the Escrow Agreement to hold the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Escrow Agent” has the meaning set forth in Section 1.03(a)(ii).

“Escrow Agreement” means the Escrow Agreement executed at or prior to the Closing by Buyer, the Escrow Agent and Sellers’ Representative, a copy of which is attached hereto as Exhibit B.

“Escrow Amount” has the meaning set forth in Section 1.03(a)(ii).

“Escrow Earnings” has the meaning set forth in Section 1.03(b).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.04.

“Estimated Closing Statement” has the meaning set forth in Section 1.04.

“Estimated Purchase Price” has the meaning set forth in Section 1.04.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and anti-boycott Laws and regulations.

“FDA” has the meaning set forth in Section 4.19.

“Final Closing Balance Sheet” has the meaning set forth in Section 1.05(a).

“Final Closing Statement” has the meaning set forth in Section 1.05(a).

“Financial Statements” has the meaning set forth in Section 4.05(a).

“FIRPTA Certificate” has the meaning set forth in Section 2.02(j).

“Fundamental Representations” means and includes all of the representations and warranties set forth in Section 3.01 (Ownership of Shares), Section 3.02 (Power and Authority of Sellers), Section 3.03 (No Conflicts; Consents), Section 4.01 (Organization, Authority and Qualification of the Acquired Companies), Section 4.02 (Capitalization), Section 4.03 (No Subsidiaries) Section 4.04 (No Conflicts; Consents), Section 4.30 (Brokers), Section 5.01 (Organization and Authority of Buyer), Section 5.02 (No Conflicts; Consents) and Section 5.04 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Improvements” has the meaning set forth in Section 4.11(e).

“Indebtedness” means, without duplication, all Liabilities of the Acquired Companies under or with respect to: (a) indebtedness for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments; (b) any other indebtedness evidenced by bonds, debentures, notes or similar instruments; (c) lease obligations that are required to be classified as capitalized lease obligations in accordance with GAAP, other than the Assumed Lease; (d) letters of credit; (e) the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business that are included in the calculation of Closing Working Capital); (f) deferred and unpaid purchase price obligations for acquisition of another Person or business (including all seller notes, “earn-out” payments or installment payments or similar payments, whether contingent or otherwise); (g) indebtedness for the repayment of money borrowed by another Person that is secured by an Encumbrance on any assets of any Acquired Company; (h) interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate, swap, collar or currency hedging agreements or arrangements; (i) deferred rent; (j) unpaid income Taxes attributable to or arising out of all Pre-Closing Tax Periods, regardless of when payable; and (k) any accrued and unpaid interest on, and any prepayment premiums, early termination fees, penalties, expenses, fees or similar contractual charges in respect of, any of the obligations described in clauses (a) through (j); and

(l) any guarantees of any liabilities or obligations of any Person of the type described in clauses (a) through (k).

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Indemnity Escrow Account” has the meaning set forth in Section 1.03(a)(ii).

“Indemnity Escrow Amount” has the meaning set forth in Section 1.03(a)(ii).

“Insurance Policies” has the meaning set forth in Section 4.16.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world:

(a)         trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(b)         internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(c)         original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(d)         confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(e)         patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Intellectual Property Registrations” has the meaning set forth in Section 4.12(a).

“Intentional Breach” means an intentional misstatement of a material representation or warranty contained in this Agreement, with knowledge of its falsity.

“Interim Financial Statements” has the meaning set forth in Section 4.05(a).

“Johnson Employment Matter” has the meaning set forth in Schedule 4.17(b) of the Disclosure Schedule.

“Knowledge of the Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification with respect to Sellers means, with respect to any fact or matter, that any Seller has actual knowledge of such fact or matter, or would be reasonably expected to have actual knowledge of such fact or matter after conducting a reasonable investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” has the meaning set forth in Section 4.11(c).

“Leased Real Property” has the meaning set forth in Section 4.11(c).

“Liabilities” has the meaning set forth in Section 4.06.

“Licensed Intellectual Property” has the meaning set forth in Section 4.12(c).

“Losses” means losses, damages, Liabilities, Taxes, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Acquired Companies, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or attributable to (i) general economic or political conditions, (ii) conditions generally affecting the industries in which the Acquired Companies operate, (iii) any changes in financial or securities markets in general, including any change in interest or exchange rates or commodity prices, (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (v) any change in Law or GAAP or interpretation thereof, unless such event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above has a disproportionate effect on the Acquired Companies compared to others in the same or similar industries.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Material Customers” has the meaning set forth in Section 4.15(a).

“Material Suppliers” has the meaning set forth in Section 4.15(b).

“Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Noticed Party” has the meaning set forth in Section 6.01.

“OFAC” has the meaning set forth in Section 4.26(a).

“ordinary course of business” means the ordinary and usual course of the Acquired Companies’ business, consistent with past practice, including with regard to nature, frequency and magnitude.

“Overpayment Amount” has the meaning set forth in Section 1.05(g).

“Owatonna Environmental Policy” means the environmental insurance covering the facility located at 138 West Front Street, Owatonna, Minnesota (i) with an aggregate liability coverage limit of not less than $10,000,000, (ii) with a coverage term of at least five years after the Closing Date, (iii) listing Sellers and Buyer on the policy as co-insured parties, and (iv) otherwise on terms mutually acceptable to Sellers and Buyer.

“Owatonna Lease” means the lease agreement for the facility located at 138 West Front Street, Owatonna, Minnesota between Owatonna Facility, LLC, a Minnesota limited liability company, as lessor, and Buyer as lessee and guaranteed by Balchem Corporation, a Maryland corporation.

“Owned Real Property Lease” has the meaning set forth in Section 4.11(a).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.09.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Prairie” has the meaning set forth in the recitals to this Agreement.

“Prairie Affidavit” has the meaning set forth in Section 2.02(s).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Privilege Period” has the meaning set forth in Section 6.07(c)(iii).

“Product,” as that term is used in Section 4.19, means the food ingredients manufactured, sold or distributed by the Acquired Companies.

“Purchase Price” has the meaning set forth in Section 1.02.

“Qualified Benefit Plan” has the meaning set forth in Section 4.21(c).

“Real Property” means the real property owned, leased or subleased by the Acquired Companies, together with all Improvements located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Expenses” has the meaning set forth in Section 2.04(g).

“Resolution Period” has the meaning set forth in Section 1.05(c).

“Restricted Business” means any business that engages in the formulation, design, development, manufacture, production, sale, distribution, licensing or other disposition (at wholesale or retail, on a commission basis or otherwise) of any products or services which are competitive with any products or services developed or under development by, manufactured, produced, sold, licensed or otherwise distributed or provided by the Acquired Companies as of the Closing Date.

“Restricted Cash” means all cash that is subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose, including customer deposits, cash deposits with third parties, cash in reserve accounts, cash escrow accounts and guaranty accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement.

“Restricted Period” has the meaning set forth in Section 6.02(a).

“Review Period” has the meaning set forth in Section 1.05(b).

“RWI Policy” means that certain representation and warranty insurance policy obtained by Buyer and issued at and as of the Closing by Beazley USA Services, Inc., in the name and for the benefit of the Buyer Indemnified Parties, having a coverage amount of $6,000,000 and in the form attached hereto as Exhibit C.

“RWI Policy Claim” has the meaning set forth in Section 7.05(a)(v).

“RWI Policy Tax Claim” has the meaning set forth in Section 6.07(g).

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions  or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any Person located within a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Selected Accountants” has the meaning set forth in Section 1.05(d).

“Seller” and “Sellers” have the meanings set forth in the preamble to this Agreement.

“Seller Expenses” means the fees and expenses of Robert W. Baird & Co. Incorporated, Freeborn & Peters, LLP, RSM US, LLP, Merrill Communications LLC, and Clifton Larson Allen incurred by the Sellers or the Acquired Companies in connection with the transactions contemplated by this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 7.03.

“Sellers’ Representative” has the meaning set forth in Section 2.04.

“Sellers’ Representative Expense Amount” has the meaning set forth in Section 1.03(a)(iii).

“Shares” has the meaning set forth in the recitals to this Agreement.

“Statement of Objections” has the meaning set forth in Section 1.05(c).

“Straddle Period” has the meaning set forth in Section 6.07(c).

“Straddle Returns” has the meaning set forth in Section 6.07(a).

“Survival Period” has the meaning set forth in Section 7.01.

“Taxes” means (a) all taxes, assessments, charges, duties, fees, levies or other governmental charges, including income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, service, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, environmental, severance, stamp, occupation, premium, escheat, unclaimed property and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Authority, whether disputed or not, and any charges, fines, interest or penalties imposed by any Governmental Authority or any additional amounts attributable or imposed with respect to such amounts, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability (which transferee status existed before the Closing) or of having been a member of an affiliated, consolidated, combined, unitary or similar group for any period prior to Closing and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement.

“Tax Contest” has the meaning set forth in Section 6.07(g).

“Tax Representations” has the meaning set forth in Section 7.01.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Shortfall” has the meaning set forth in Section 6.07(b).

“Terminated Benefit Plans” means and includes the following: (a) the Zumbro River Brand, Inc. Amended and Restated Phantom Stock Plan, and all award agreements entered into pursuant thereto and all phantom stock units awarded thereunder; (b) the Prairie Resources, LLC Phantom Equity Plan and all award agreements entered into pursuant thereto and all phantom units awarded thereunder.

“Terminated Agreements” means and includes the following:  (a) Member Control Agreement of Prairie dated March 12, 2013 and (b) the letter agreement among Robert W. Baird and Co. Incorporated, Zumbro and the Sellers dated November 19, 2019.

“Territory” means and includes all geographical areas where the Acquired Companies conduct business.

“Third Party Claim” has the meaning set forth in Section 7.05(a)(i).

“Third Party Claim Notice” has the meaning set forth in Section 7.05(a)(i).

“Transaction Expenses” means, without duplication and to the extent not paid prior to the Effective Time, the sum of (a) all fees, costs and expenses incurred by the Acquired Companies in connection with this Agreement and the other agreements entered into as contemplated hereby and consummation or preparation for consummation of the transactions contemplated hereby and thereby, including all fees and expenses of legal counsel, accountants, investment bankers, financial advisors and other representatives and consultants and any fees and expenses incurred in negotiations with any Persons other than Buyer and its Affiliates in connection with any proposed sale of the Acquired Companies (whether by merger, consolidation, stock sale, asset sale or otherwise) prior to the Closing, (b) fifty percent (50%) of the total cost incurred to obtain the RWI Policy, including all premiums, fees, taxes, costs and expenses related thereto (excluding each Party’s attorney fees incurred in reviewing, negotiating, and obtaining such insurance), (c) fifty percent (50%) of the fees of the Escrow Agent, (d) all Liabilities of the Acquired Companies under or in respect of any severance arrangements, stay bonuses, incentive bonuses, equity issuance, transaction bonuses, termination and change of control arrangements, and similar obligations, including pursuant to the Terminated Benefit Plans, that are owed to any Person as of the Closing Date, or that will be triggered (either automatically or with the passage of time) by the consummation of the transactions contemplated by this Agreement, including the employer portion of all employment, payroll, unemployment, and withholding Taxes relating to any of the foregoing; and (e) 50% of the total cost incurred to obtain the Owatonna Environmental Policy, including all premiums, fees, taxes, costs and expenses related thereto (excluding each Party’s attorney fees incurred in reviewing, negotiating, and obtaining such insurance).

“Transaction Tax Deductions” has the meaning set forth in Section 6.07(d).

“Transfer Taxes” has the meaning set forth in Section 6.06.

“Union” has the meaning set forth in Section 4.22(b).

 “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Warranty Obligations” has the meaning set forth in Section 4.24.

“Working Capital Deficiency” means the amount by which the Working Capital Target exceeds the Closing Working Capital.

“Working Capital Surplus” means the amount by which Closing Working Capital exceeds the Working Capital Target.

“Working Capital Target” means $6,700,000.

“Year-End Financial Statements” has the meaning set forth in Section 4.05(a).

“Zumbro” has the meaning set forth in the recitals to this Agreement.

“Zumbro Affidavit” has the meaning set forth in Section 2.02(u).

Section 8.02        Construction.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits delivered in connection with or attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedule, Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE IX
Miscellaneous

Section 9.01        Expenses.  Except as otherwise expressly provided herein or the Escrow Agreement, each Party shall pay all of the costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by such Party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 9.02        Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) or electronic mail (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to a Seller or the Sellers’ Representative:	Pamela A. Sander 5911 11th Ave., SW Rochester,	MN	55902
	Email: pamelaasand@gmail.com

with a copy (which shall not constitute notice) to:	Freeborn & Peters LLP 311 South Wacker Drive, Suite 3000 Chicago, IL 60606 Attention: Brian A. Smith Fax No.: (312) 360-6520 Email: bsmith@freeborn.com

If to Buyer or an Acquired Company:	Balchem Corporation 52 Sunrise Park Road New Hampton, New York 10958 Attention: Theodore L. Harris President and CEO

Fax No.: (845) 326-5702 Email: THarris@balchem.com

with copies (which shall not constitute notice) to:	Mark Stach General Counsel and Secretary Balchem Corporation 52 Sunrise Park Road New Hampton, New York 10958 Fax No.: (845) 326-5702 Email: MStach@balchem.com

and

Duane Morris, LLP 100 High Street Boston, MA 02110 Attention: Dana C. Blakslee Fax No.: (857) 401-3056 Email: dcblakslee@duanemorris.com

Section 9.03        Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04       Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.05        Entire Agreement.  This Agreement and the Ancillary Agreements (including all of the Exhibits and Schedules hereto and thereto and the Disclosure Schedule), together with the instruments of transfer and other documents and agreements executed and delivered pursuant hereto and thereto, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 9.06        Successors and Assigns; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties; provided, however, that Buyer may, in its sole discretion and without the consent of any other Party, assign, in whole or in part, its rights under this

Agreement (a) to one or more of its direct or indirect wholly owned subsidiaries; or (b) for collateral security purposes to any Person providing financing to Buyer or any of its Affiliates pursuant to the terms thereof, or (c) to any acquirer of Buyer or any of its subsidiaries or divisions or any material portion of any of their respective assets in any form of transaction (whether such sale is structured as a sale of stock or other equity interests, sale of assets, merger, recapitalization or otherwise); provided that, in each case, Buyer remains the primary obligor for any obligations under this Agreement.  No assignment shall relieve the assigning Party of any of its obligations hereunder.  Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.06 is void.

Section 9.07        No Third-party Beneficiaries.  Except as provided in Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08        Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Sellers’ Representative, and any amendment, modification or supplementation effected by an agreement in writing signed by Buyer and the Sellers’ Representative shall be binding on all of the Sellers.  No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving, provided that any such waiver signed by the Sellers’ Representative on behalf of the Sellers shall be binding on all of the Sellers.  No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.09        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction other than the State of Delaware.

(b)         ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE CHANCERY COURT OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR,

IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH LEGAL SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LEGAL SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL SUIT, ACTION OR PROCEEDING, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.09(c).

Section 9.10        Specific Performance.  The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement  and seek to enforce specifically the terms and provisions hereof in the courts described in Section 9.09 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the Parties shall not oppose the seeking of any injunction or injunctions, specific performance or other equitable relief sought to prevent breaches of this Agreement or the specific enforcement of the terms and provisions hereof on the basis that (i) monetary relief would be an adequate remedy, (ii) the Party or Parties seeking such injunction, specific performance, other equitable relief or specific enforcement would not suffer irreparable injury in the absence of such injunction, specific performance, other equitable relief or specific enforcement, or (iii) the balance of the equities does not favor such injunction, specific performance, other equitable relief or specific enforcement, and (c) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Buyer nor the Sellers would have entered into this Agreement.  The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.10 shall not be required to provide any bond or other security in connection with any such order or injunction; provided, however, to the extent any such bond or similar instrument is required by applicable Law or Governmental Order, the Parties expressly agree and intend that a bond or similar instrument in the amount of $100 shall be sufficient and reasonable.

Section 9.11        Counterparts; Evidence of Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.12        Disclosure Schedule.  Any matter set forth in any section of the Disclosure Schedule shall be deemed set forth in any other section, whether or not a specific cross-reference appears, to the extent that it is reasonably apparent, on its face, that such matter is applicable to such other section.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

SENSORYEFFECTS, INC.

By:
Name:
Title:

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

Pamela A. Sander

THE VELA TRUST

By:
Douglas A. Krone, as trustee of The Vela Trust under trust agreement of Pamela A. Sander dated May 30, 2019

Elizabeth Simpson

David Sander

SELLERS’ REPRESENTATIVE:

Pamela A. Sander

[Signature Page to Equity Purchase Agreement]

Schedule I

Names and Addresses of Sellers and Allocable Portions

Names and Addresses of Sellers	Common Stock of Zumbro	Membership Units in Prairie	Allocable Portion
Pamela A. Sander 5911 11th Ave SW Rochester, MN 55902	14,087.0	10,000	51.1055943%
Elizabeth Simpson 2237 12th Ave. NW Stewartville, MN 55976	7,687.5	0	18.4135474%
David Sander #208 801 Washington Ave. N, Minneapolis, MN 55902	7,687.5	0	18.4135474%
Douglas A. Krone, as trustee of The Vela Trust under trust agreement of Pamela A. Sander dated May 30, 2019 1521 Alton Rd. Ste #553 Miami Beach, FL 33139	5,038	0	12.0673108%

EXHIBIT A

Estimated Closing Statement

OMITTED

EXHIBIT B

Escrow Agreement

OMITTED

EXHIBIT C

RWI Policy

OMITTED

EXHIBIT D

Seller Payments at Closing

OMITTED

DISCLOSURE SCHEDULES

to

EQUITY PURCHASE AGREEMENT

RELATING TO THE EQUITY INTERESTS

of

ZUMBRO RIVER BRAND, INC. AND PRAIRIE RESOURCES, LLC

dated as of

December 13, 2019

1

These Disclosure Schedules are provided pursuant to the Equity Purchase Agreement (the “Agreement”), dated as of December 13, 2019, entered into by and among SensoryEffects, Inc., a Delaware corporation (the “Buyer”), Pamela A. Sander, The Vela Trust, Elizabeth Simpson and David Sander (each a “Seller” and collectively the “Sellers”), and Pamela A. Sander, in her capacity as Sellers’ Representative.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

No reference to or disclosure of any item or other matter in the Disclosure Schedule will be construed as an admission or indication that such item or other matter is material or would have a Material Adverse Effect.  No disclosure in the Disclosure Schedule relating to any possible breach of, violation of, or conflict with any Contract (other than the Agreement) or legal requirement will be construed as an admission thereof.

The information set forth in each section or subsection of the Disclosure Schedule shall be deemed to provide the information contemplated by, or otherwise qualify, the provisions of the Agreement set forth in the corresponding section or subsection of the Agreement and any disclosure in the Disclosure Schedule with reference to any section or schedule of the Agreement shall be deemed to be a disclosure with respect to other sections or schedules to which the relevance of such disclosure is apparent on its face, without further knowledge or investigation.  To the extent the introductory paragraph of any schedule differs from the language in the corresponding section or subsection of the Agreement, the language in the Agreement will prevail.

2

Glossary of Defined Terms

The following terms are defined in, and for the purposes of these schedules set forth in, the Schedule identified opposite such term below.

Defined Term	Schedule

102 Dryer and Rack Loan Agreements	Schedule 4.08(a)(xv)
Agglom. 304 Loan Agreements	Schedule 4.08(a)(xv)
Albert Lea Lease	Schedule 4.11
AOG	Schedule 4.07(h)
Bare Land Purchase Agreement	Schedule 4.08(a)(ix)
Boom Lift Lease	Schedule 4.08(a)(xvii)
Buelow Trailer Lease	Schedule 4.08(a)(xvii)
City Laundering Agreement	Schedule 4.08(a)(ii)
City of Albert Lea Loan Agreement	Schedule 4.08(a)(iii)
City of Albert Lea Loan Documents	Schedule 4.08(a)(xv)
Commercial Property Lease	Schedule 4.08(a)(i)
Commercial Property Lease	Schedule 4.11
Construction Lien Indemnity	Schedule 4.08(a)(i)
Customer 6 NDA	Schedule 4.07
Dominguez Claim	Schedule 4.22
Eric Kraft Severance	Schedule 4.07
Eugene Sander’s Loan	Schedule 2.02(e)
FMEC Boiler 2017 Loan Agreements	Schedule 4.08(a)(xv)
FMEC for Agglom 302 Agreements	Schedule 4.08(a)(xv)
Grande Cheese Agreement	Schedule 2.02(f)
HFSB Credit Line	Schedule 4.08(a)(xv)
MDA Audit	Schedule 4.17
MDHR	Schedule 4.22
MGP Agreement	Schedule 2.02(f)
Option	Schedule 4.08(a)(i)
Owatonna Environmental Matter	Schedule 4.20
Prairie Equipment Lease	Schedule 4.08(a)(i)
Prairie’s Primary Mortgage	Schedule 4.08(a)(i)
Prairie’s Secondary Mortgage	Schedule 4.08(a)(i)
ProcessPro Agreement	Schedule 4.08(a)(viii)
Project Agreement	Schedule 4.08(a)(ix)
Scoular Agreement	Schedule 4.07
Toyota Master Lease	Schedule 4.08(a)(xvii)
Toyota Retail Agreement	Schedule 4.08(a)(xvii)
Transaction Bonuses	Schedule 4.07(p)(i)
TruFood Bad Debt	Schedule 4.07(h)

3

UPB Agglom. 303 Loan Agreements	Schedule 4.08(a)(xv)
US Bank 104 Dryer Loan Agreements	Schedule 4.08(a)(xv)
US Bank 104 Extruder Loan Agreements	Schedule 4.08(a)(xv)
US Bank Extr Dryer 103 Loan Agreements	Schedule 4.08(a)(xv)
US Bank Master Loan Agreement	Schedule 4.08(a)(xv)
Verbal ROFR	Schedule 4.08(a)(iv)
Walkie Ryder Lease	Schedule 4.08(a)(xvii)
Wells Fargo Copier Lease	Schedule 4.08(a)(xvii)

4

Schedule 2.02(e)

Closing Indebtedness to be Paid at Closing

Prairie:

Loan from United Prairie Bank with an outstanding principal amount of $1,644,379.74 as of December 13, 2019 on Prairie’s Primary Mortgage

Loan from United Prairie Bank with an outstanding principal amount of $21,363.09 as of December 13, 2019 on Prairie’s Secondary Mortgage

Loan from Home Federal Savings Bank with an outstanding principal amount of $26,131.67 as of December 13, 2019 pursuant to the Agglom. 304 Loan Agreements

Loan from Freeborn-Mower Cooperative Services for boiler with an outstanding principal amount of $102,020.97 as of December 13, 2019 pursuant to the FMEC Boiler 2017 Loan Agreements

Loan from the City of Albert Lea loan for boiler room with an outstanding principal amount of $85,758.38 as of December 13, 2019 pursuant to City of Albert Lea Loan Agreements

Zumbro:

Accrued interest in the amount of $173,455.36  as of December 13, 2019 on stockholder debt with an outstanding principal amount of $1,093,329 pursuant to Agreement Regarding Novation of Promissory Notes, dated January 1, 2006, between Zumbro and the Estate of Eugene Sander, with an original principal balance of $2,377,329, Promissory Note dated January 1, 2006 made by Zumbro to The Estate of Eugene Sander and assigned by the Estate of Eugene Sander to Pamela A. Sander, Elizabeth Simpson and David Sander with the respective Assignment each dated March 31, 2008 (“Eugene Sander’s Loan”)

Loan from US Bank for Extrdr Dryer 103 with an outstanding principal amount of $525,793.02 as of December 13, 2019 pursuant to the US Bank Extr Dryer 103 Loan Agreements

Loan from US Bank for Extrdr 104 with an outstanding principal amount of $659,908.88 as of December 13, 2019 pursuant to the US Bank Extrdr 104 Loan Agreements

Loan from US Bank for Dryer 104 with an outstanding principal amount of $369,769.40 as of December 13, 2019 pursuant to the US Bank 104 Dryer Loan Agreements

Loan from United Prairie Bank for Agglom. 303 with an outstanding principal amount of $59,841.46 as of December 13, 2019 pursuant to the UPB Agglom. 303 Loan Agreements

Loan from Freeborn-Mower Cooperative Services with an outstanding principal amount of $33,472.06 as of December 13, 2019 pursuant to the FMEC for Agglom 302 Agreements

Loan from Home Federal Savings Bank for 102 Dryer and Racks with an outstanding principal amount of $549,306.10 as of December 13, 2019 pursuant to the 102 Dryer and Racks Loan Agreements

Loan from Toyota Commercial Finance for the Walkie Ryder Lease with an outstanding principal amount of $17,210.76 as of December 13, 2019

Loan from Toyota Commercial Finance for the Boom Lift Lease with an outstanding principal amount of $59,203.76 as of December 13, 2019

2

Schedule 2.02(f)

Required Consents

None.

3

Schedule 4.01

Organization, Authority and Qualification of the Acquired Companies

Jurisdictions in which Zumbro is authorized to do business, other than Minnesota:

Pennsylvania

Jurisdictions in which Prairie is authorized to do business, other than Minnesota:

None

4

Schedule 4.02

Capitalization

4.02(a) -- The following sets forth (i) the authorized capital stock or other equity interests of each of the Acquired Companies, (ii) the total issued and outstanding shares of capital stock or other equity interests of each of the Acquired Companies, and (iii) all of the record and beneficial owners of the issued and outstanding shares of capital stock or units of other equity interests of each of the Acquired Companies and the number of shares of such capital stock or units of other equity interests held by each such owner:

Zumbro

Authorized Shares of Common Stock	50,000
Pamela A. Sander	14,087.0
The Vela Trust (Douglas A. Krone, Trustee)	5,038
Elizabeth Simpson	7,687.5
David Sander	7,687.5
Total Issued Shares of Common Stock	34,500

Prairie

Pamela A. Sander	10,000
Total Units	10,000

4.02(c)(ii) -- Except for as set forth below, each Acquired Company does not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or agreements to grant or issue any of the foregoing:

Omitted.

4.02(c)(iii) -- Except as set forth below, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests:

Member Control Agreement of Prairie Resources, LLC dated March 12, 2013

5

Schedule 4.04

No Conflicts; Consents

4.04(c) -- Except as set forth below, the execution or delivery by the Seller of the Equity Purchase Agreement, Ancillary Agreements and the consummation of the transactions contemplated thereby, do not and will not require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Acquired Company is a party or by which any Acquired  Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of any Acquired Company:

Grande Cheese Agreement

MGP Agreement

Prairie’s Primary Mortgage

Prairie’s Secondary Mortgage

Agglom. 304 Loan Agreements

102 Dryer and Racks Loan Agreements

US Bank Master Loan Agreement

Agreements with US Bank Equipment Finance listed in in Schedule 4.08(a)(xvii)

Wells Fargo Copier Lease

Agreements requiring notice:

Grande Cheese Agreement (30 days prior to transaction)

MGP Agreement (requiring consent)

Agglom. 304 Loan Agreements

Agreements resulting in acceleration/liquidated damages:

Terminated Benefit Plans

City Laundering Agreement

6

Service Agreement between Zumbro and Stericycle, Inc. dated April 24, 2019 (Schred-it)

Service Agreement between Zumbro and Stericycle, Inc. dated March 12, 2018 (Albert Lea)

7

Schedule 4.05

Financial Statements

4.05(a) -- The Financial Statements deviate from GAAP in the following respects:

GAAP exceptions:

1.	No accruals of bad debt

2.	Vacation is accrued on an annual basis

3.	Tolling revenue is recognized upon shipment of product, not completion of service.

4.	Inventory allowance – the Acquired Companies do not have an inventory allowance but review inventory a few times a year for unsalable items which are then written off.

5.	The Company uses judgment to allocate expenses to cost of goods sold and operating expenses; it is possible a GAAP review could reclassify certain expenses.

6.	Customer rebates are recorded as a reduction to net sales, not an expense.

7.	The Company has historically expensed some capital purchases that exceed the capitalization threshold and should have been capitalized under GAAP.

8.
For Zumbro:  Zumbro did not accrue interest on its financial statements in 2016 or 2017.  The company recorded accrued interest on December 31, 2018, and has thereafter continued that amount, without adjustment, as an estimated amount of accrued interest.

9.
For Prairie: (a) maintains only Tax depreciation, not financial (in 2019, adjustments were made to (i) balance the fixed asset cost and accumulated depreciation and (ii) match depreciation expense with the tax depreciation schedules); (b) does not accrue interest or real estate Taxes; and (c) neither the Prairie Equipment Lease nor the Commercial Property Lease (as defined in Schedule 4.11(a)) has been analyzed to determine if there would be any differences for GAAP.

10.	Prairie uses accelerated depreciation on its books.

11.
Zumbro has completed capital projects such as the installation of each extruder, the installation of each agglomerator and building improvements. When capitalizing these projects, Zumbro treated all machinery and related installation costs and building modifications together in one line item on the depreciation schedule, resulting in one depreciation schedule for all such costs.  Thus, all items related to the capital project have been depreciated equally.

8

12.	Per agreement with customers in some cases, the Acquired Companies offset expenses for materials and packaging with corresponding amounts billed to customers, and do not treat such amounts as revenue.

13.	Two equipment leases for a walk/ride forklift and a boom lift have been expensed in 2019 instead of being capitalized.

14.	Current portion of long-term debt was adjusted to correctly reflect the balance as of September 30, 2019, which was not done in 2016, 2017 and 2018.

15.
Deferred Tax was trued up as of September 30, 2019 to reflect the income Tax liability resulting from adoption of the IRC Section 263A Uniform Capitalization (UNICAP) inventory valuation on December 31, 2018 for income Tax purposes. UNICAP should have been adopted in prior years.

16.
In 2018 and 2019, some insurance payroll deductions were incorrectly recorded to the liability account or to the expense account.  The accounts were adjusted as of December 31, 2018 and September 30, 2019 to correctly reflect Zumbro’s actual expenses and liabilities for Flexible Spending Accounts and Health Savings Accounts.

17.	Property Taxes are not accrued; but they are expensed when due.

18.
While the spare parts list ties in total with account 1233, it is not an all-inclusive list of spare parts owned by Zumbro.  Additional spare parts that are not included in the list were expensed in prior periods.

Additional exceptions to the Financial Statements representations and warranties set forth in Section 4.05(a):

1.
Adjustments to workers’ compensation insurance payments are recognized in the year of audit and not in the year of coverage, and no prior period adjustments are made.  In 2019, the annual workers’ compensation insurance audit resulted in an increase of past payments due (See Schedule 4.16 below).

2.
On June 1, 2018, the Acquired Companies transitioned from actual cost method to standard cost method for inventory purposes.  There were several cost adjustments in the nine months after that aimed at improving the new enterprise resource planning (ERP) system, which adjustments may have deviated from best accounting practices.

3.
The work-in-progress (WIP) inventory account was not closed for the period January 1, 2019 to June 30, 2019, and the correction was made as of July 31, 2019, resulting in $284,648 of year-to-date income being posted as net income in the month of July, 2019.

4.	APV Trial Extruder parts worth $25,050 and Glatt 60 parts worth $27,518, which were disposed in April of 2018, were written off as of September 30, 2019.

9

5.
Equipment Taken Out of Service – $5,246 (after depreciation) was written off as of August 31, 2019 for a Glatt 200 that was disposed in April of 2019.   Depreciation was accounted for during the period of April through July, 2019.

6.
A compressor was sold in December 2018.  The original cost for the equipment was $32,667, and it was fully depreciated at the time it was sold.  It was, however, not removed from Equipment or Accumulated Depreciation at that time.  The Acquired Companies corrected this item as of June 30, 2019.

7.	Two forklifts and a few pieces of equipment that were junked in April 2018 accounted for about $13,067 write-off in October 2019.

4.05(b) -- Exceptions to a standard system of accounting established and administered in accordance with GAAP:

See Schedule 4.05(a) for exceptions to GAAP and the additional exceptions to the Financial Statements representations and warranties set forth in Section 4.05(a).

4.05(c) -- Property or obligations of any Acquired Company that is escheatable or payable to any state or municipality under any applicable escheatment or unclaimed property laws:

Unclaimed Property:

UNCLAIMED PROPERTY Written off 2016-2019:

Check #	Date	Payable to	Amount
9918	8/25/2016	Brandon Radloff	$736.98
983	3/19/2017	Mark Wheelock	$10.39
*	7/27/2017	Alexander Clark	$247.49
		Total	$994.86

Note:  Tyler Peterson check from 2016 for $931.38 was written off at the end of 2017.  This check was cashed in February 2018 and that amount was taken out of “Miscellaneous Income.”

All of these checks were to former employees whom we have been unable to locate.

10

Schedule 4.06

Undisclosed Liabilities

•	$6,750 for dryer steam pipe repair

11

Schedule 4.07

Absence of Certain Changes, Events and Conditions

4.07(a) -- Event, occurrences or developments that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

Huvepharma placed its last order in January, 2019, and is no longer a customer.

4.07(b) -- Amendments of the certificate or articles of incorporation, by-laws, articles of organization, limited liability company operating agreement or other organizational documents of the Acquired Company:

Amendment to Articles of Incorporation of Zumbro dated November 27, 2019

4.07(f) -- Material changes in any method of accounting or accounting practice of the Acquired Company

As of December 31, 2018, the method of accounting was changed to conform to IRC Section 263A Uniform Capitalization (UNICAP) and Form 3115 was filed requesting that the Acquired Companies be allowed to switch to UNICAP for the year 2018 and included 2016 and 2017 adjustments on the 2018 return.

4.07(h) -- Entry into, or acceleration, amendment, modification, termination or cancellation of, or waiver of any material rights under any Material Contract:

Huvepharma placed its last order in January 2019 and is no longer expected to place orders.

Mutual Non-Disclosure Agreement between Zumbro and Customer 6 dated October 21, 2019 (“Customer 6 NDA”).

Zumbro entered into a Manufacturing Agreement with The Scoular Company dated June 11, 2019 (the “Scoular Agreement”)

Customer TruFood Mfg. went out of business, and its assets seem to have been assigned to Zumbro’s new customer AOG (“AOG”).  In July 2019, Zumbro recorded the outstanding invoices in the amount of $215,690 as bad debt (the “TruFood Bad Debt”).  On October 11, 2019, KIND Operations Inc. (“Kind”), a former customer of TruFood Mfg., paid $11,430 to Zumbro in consideration of the latter signing a Settlement and Liability Release between Zumbro and Kind dated October 11, 2019.  The Settlement and Liability Release relates to the fact that some of Zumbro’s pea crisps purchased by AOG were used to produce Kind’s bars, and Kind, for goodwill purposes, paid Zumbro for the pea crisps that were used in Kind’s products.

Termination of the Service Agreement between Zumbro and Stericycle, Inc. dated March 12, 2018 (Owatonna).  Zumbro notified Stericycle, Inc. that no one was using their services in the Owatonna plant.  No formal termination was executed, but Stericycle, Inc. ceased providing the services and the last invoice from them was in April 2019.

12

Termination of the HFSB Credit Line

4.07(i) -- Incurrence, assumption or guarantee of any Indebtedness:

Periodic borrowings by Zumbro under the HFSB Credit Line, which is now closed and no balance remains outstanding.

4.07(j) -- Transfers, assignments, sale or other dispositions of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements:

$145,000 write-off on inventory in September 2019 for unsalable goods (relating to a positive salmonella result believed to be faulty).  See Schedule 4.19 for more detail.

TruFood Bad Debt

Spare equipment write-off in the amount of $25,070 for an extruder and $27,577.63 for parts of Agglom. 60.

Purchase of a Skyjack from the Acquired Companies by employee for $350 in August, 2019 and the balance of $1,473 on the depreciation schedule was written off.

4.07(l) -- Material damage, destruction or loss (whether or not covered by insurance) to its property:

See Schedule 4.07(j).

4.07(n) -- Capital expenditures in excess of $25,000 (individually) or $50,000 (in the aggregate):

Albert Lea
Dust Collection System for the 303, 304, and 103 Blender Room	$155,683.84 (ongoing project)
103 Transfer system re-do	$57,646
104 cyclones	$57,013
Fitzmill	$61,180 (ongoing project)
New 100HP Quincy Air Compressor	$32,156 after rebate
Belt Conveyor PO 43080	$31,435 (not received or paid for yet)
Multi-use Hand Wash Station	$28,144
Various HVAC Work/Installs	$62,994
Replace 200kg machine with 300kg machine	$591,544
Total amount of Capital expenditures below $25,000	$275,927

Owatonna
Remove and re-coat floor in Flavoring and Extruder Rooms	$27,580

13

4.07(p)(i) -- Approvals or grants of any bonuses, whether monetary or otherwise, or increases in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants:

On December 2, 2019, Zumbro paid bonuses to employees in the aggregate amount of $436,280.  See Addendum 4.22(a)

See Addendum 4.07(p)(ii)

At the Closing, Zumbro intends to pay bonuses to employees in the amounts listed below (the “Transaction Bonuses”).

OMITTED

Severance payment in the amount of OMITTED was paid on January 25, 2019 to Eric Kraft whose last day of employment was January 11, 2019 (“Eric Kraft Severance”)

Payments to holders of phantom equity as listed in Schedule 4.02(c)(ii).

4.07(p)(ii) -- Changes in the terms of employment for any employee and hiring (other than as a replacement to fill an existing position) or termination of any employees:

Dale Solberg is retiring in December 2019.  Mr. Solberg’s retirement is voluntary, and the Acquired Companies are not obligated to pay him any severance, retirement benefits or any other retirement compensation in connection with or as a result of his retirement.

OMITTED

4.07(p)(iii) -- Action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant:

Payments to holders of phantom equity as listed in Schedule 4.02(c)(ii).

4.07(q) -- Adoptions, modifications or terminations of (i) employment, severance, retention or other agreements with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plans or (iii) collective bargaining or other agreements with a Union, in each case whether written or oral:

Eric Kraft Severance

Zumbro shifted to using United Healthcare for health insurance on January 1, 2019

4.07(r) -- Loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees, other than advances to employees in the

14

ordinary course of business for travel and similar business expenses consistent with past practice:

On November 26, 2019, Prairie repaid in full the balance of $60,000 owed to Pamela A. Sander under the Loan from Pamela A. Sander to Prairie for costs of acquiring and improving the buildings from 2006 to 2017. There was no written note and payments were on demand.

4.07(u) -- Purchases, leases or other acquisitions of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice:

See Schedule 4.07(n) above.

4.07(w) -- Actions to make, change or rescind any income or other material Tax election, amend any Tax Return, adopt or change any accounting method for Tax purposes, settle any Tax audit or examination, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, fail to pay any material Tax that became due and payable (including estimated tax payments), or prepare or file a Tax Return in a manner materially inconsistent with past practice or that would have the effect of increasing the Tax liability or reducing any Tax asset of any Acquired Company or Buyer in respect of any Post-Closing Tax Period:

See Schedule 4.23(a).

15

Schedule 4.08

Material Contracts

4.08(a)(i) -- All Contracts providing for aggregate payments or potential payments or Liability to or by any Acquired Company over the remaining term of such Contract in excess of $50,000:

See Contracts for more than $50,000 in Schedule 2.02(e).

Promissory Note, from Prairie Resources, LLC, dated November 8, 2013, in the original principal amount of $2,118,776.96, secured by a Real Estate Mortgage by Prairie, as mortgagor and United Prairie Bank as the mortgagee dated April 29, 2011, as modified by a Modification to Mortgage dated November 8, 2013 and a Real Estate Mortgage by Prairie as mortgagor and United Prairie Bank as the mortgagee dated November 8, 2013 in an original principal amount of $2,118,776.96; Guaranty by Pamela A. Sander dated November 8, 2013; Guaranty by Zumbro dated November 8, 2013; Commercial Loan Agreement dated November 8, 2013; Debt Subordination dated November 8, 2013; Agreement to Provide Insurance between Prairie and United Prairie Bank dated November 8, 2013; Business Purpose Statement by Prairie dated November 8, 2013; Change in Terms Agreement dated October 26, 2018; Partial Release of Mortgage by United Prairie Bank dated May 9, 2017 (collectively the “Prairie’s Primary Mortgage”)

Real Estate Mortgage by Prairie as mortgagor and United Prairie Bank as the mortgagee dated February 15, 2017 in an original principal amount of $240,000; Business Purpose Statement by Prairie dated February 15, 2017; Promissory Note by Prairie dated February 15, 2017; Guaranty by Pamela A. Sander dated February 15, 2017; Agreement to Provide Insurance between Prairie and United Prairie Bank dated February 15, 2017; July Waiver by Prairie dated February 15, 2017; Errors and Omissions Agreement between United Prairie Bank and Prairie dated  February 15, 2017 (collectively “Prairie’s Secondary Mortgage”)

Construction Lien Indemnity Agreement by Prairie to Wendland, Utz, Stahl & Mintz, Ltd. dated January, 2007 (the “Construction Lien Indemnity”)

Grande Cheese Agreement

MGP Agreement

Scoular Agreement

Customer 6 Agreement

Equipment Lease Agreement between Prairie and Zumbro dated January 1, 2018 (the “Prairie Equipment Lease”)

Commercial Property Lease Agreement between Prairie and Zumbro dated January 1, 2018 (the “Commercial Property Lease”)

16

Option Agreement between Albert Lea Port Authority and Prairie Resources, LLC dated May 11, 2017 (“Option”)

Phantom Stock Agreements

4.08(a)(ii) -- All Contracts that require any Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions:

Rental Service Agreement between Zumbro and City Laundering Co dated June 6, 2018 (the “City Laundering Agreement”)

2019/2020/2021 Winter Grounds Maintenance Contract between Zumbro and BRN Lawn & Landscape LLC dated September 16, 2018 (Owatonna)

2019/2020/2021 Winter Grounds Maintenance Contract between Zumbro and BRN Lawn & Landscape LLC dated September 16, 2018 (Albert Lea)

Service Agreement between Zumbro and Stericycle, Inc. dated March 12, 2018 (Albert Lea)

4.08(a)(iii) -- All Contracts that provide for the indemnification by any Acquired Company of any Person or the assumption of any Tax, environmental or other Liability of any Person:

Construction Lien Indemnity

Grande Cheese Agreement

MGP Agreement

Scoular Agreement

Customer 6 Agreement and non-disclosure agreement

Agreement for Loan of City of Albert Lea Economic Development Revolving Fund Program between City of Albert Lea and Prairie dated July 28, 2017 (the “City of Albert Lea Loan Agreement”)

Prairie Equipment Lease

Challenge Dairy Agreement

Toyota Master Lease (as defined in Schedule 4.08(a)(xvii))

Agreements with US Bank Equipment Finance and Wells Fargo listed in Schedule 4.08(a)(xvii)

17

Toyota Retail Agreement (as defined in Schedule 4.08(a)(xvii))

City Laundering Agreement

4.08(a)(iv) -- Contracts that relate to the acquisition of any Real Property or any business, capital stock or other equity interests or assets of any other Person (whether by merger, purchase of stock, purchase of assets or otherwise):

Option

Verbal promise for right of first refusal to purchase the AgriGuardian building (“Verbal ROFR”). Such promise may not be enforceable under law.

Bare Land Purchase Agreement

Project Agreement

Prairie’s Primary Mortgage

Prairie’s Secondary Mortgage

4.08(a)(v) -- Contracts that relate to the sale of any material assets of any Acquired Company, other than in the ordinary course of business:

Bare Land Purchase Agreement

4.08(a)(viii) -- Employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any Acquired Company is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice, or which provide for the payment of severance or a retention payment or for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement:

Phantom Stock Agreements

City Laundering Agreement

Software Sale and Use Agreement between Zumbro and Blaschko Computers Inc., d.b.a. ProcessPro dated May 11, 2017 (the “ProcessPro Agreement”)

Service Contract between Zumbro and Wil-Kil Pest Control dated February 22, 2019 (Owatonna)

Service Contract between Zumbro and Wil-Kil Pest Control dated February 17, 2019 (Albert Lea)

18

SOW between Zumbro and Ideacom Mid-America, Inc. dated August 5, 2019 (Schred-it)

Service Agreement between Zumbro and Stericycle, Inc. dated April 24, 2019 (Schred-it)

Service Agreement between Zumbro and Stericycle, Inc. dated March 12, 2018 (Albert Lea)

2019/2020/2021 Winter Grounds Maintenance Contract between Zumbro and BRN Lawn & Landscape LLC dated September 16, 2019 (Owatonna)

2019/2020/2021 Winter Grounds Maintenance Contract between Zumbro and BRN Lawn & Landscape LLC dated September 16, 2018 (Albert Lea)

4.08(a)(ix) -- Contracts with any Governmental Authority to which any Acquired Company is a party:

City of Albert Lea Loan Agreement

Albert Lea Lease (as defined on Schedule 4.12(c))

Option

Bare Land Purchase Agreement between Albert Lea Port Authority and Prairie Resources, LLC dated May 11, 2017 (“Bare Land Purchase Agreement”)

Project Agreement between Albert Lea Port Authority¸ Zumbro and Prairie dated May 11, 2017 (“Project Agreement”)

4.08(a)(x) -- Contracts containing (A) a covenant not to compete applicable to any Acquired Company, or (B) any other covenant limiting or restricting (or purporting to limit or restrict) the ability of any Acquired Company (w) to develop, manufacture, market, distribute or sell any products or services, (x) to solicit any customers or prospective customers, (y) to enter into or compete in any line of business or geographic area or with any Person, or (z) to solicit for employment engagement, as an independent contractor or hire or engage any individual or entity or group of individuals or entities, or (C) covenants which, as a result of the consummation of the transactions contemplated by this Agreement, would have the effect of creating or imposing on, or otherwise making applicable to, any Acquired Company any of the restrictions or limitations described in the foregoing:

ProcessPro Agreement

4.08(a)(xii) -- Contracts that provide for payments or rights that are triggered by, or contain any provision which would result in an acceleration, modification or termination of any rights or obligations of any party thereto upon, or provide any party thereto any remedy (including rescission or liquidated damages) in the event of the transactions contemplated by this Agreement:

19

Agreements requiring consent or notice or resulting in acceleration as listed in Schedule 4.04(c)

City Laundering Agreement

ProcessPro Agreement

Phantom Stock Agreements

4.08(a)(xiii) -- Contracts between or among any Acquired Company on the one hand and any Seller or any Affiliate of any Seller (other than the Acquired Companies) on the other hand:

Eugene Sander’s Loan

4.08(a)(xv) -- Contracts relating to Indebtedness (including guarantees) of any Acquired Company, including notes, debentures, other evidences of Indebtedness, guarantees, loan, credit and financing agreements and instruments, letters of credit, or other Contracts for money borrowed (including any agreements or commitments for future loans, credit or financings):

See Schedule 2.02(e)

Prairie’s Primary Mortgage

Prairie’s Secondary Mortgage

City of Albert Lea Loan Documents

Promissory Note for $300,000 by Prairie to Home Federal Savings Bank Loan No 534893 Account #56585 and related Commercial Security Agreement, each dated June 26, 2015; Subordination Agreement between Zumbro, Prairie and Home Federal Savings Bank Loan dated June 26, 2015; Subordination Agreement between Pamela A. Sander, Prairie and Home Federal Savings Bank Loan dated June 26, 2015; Agreement to Provide Insurance dated June 26, 2015; Commercial Guaranty between Zumbro, Prairie and Home Federal Savings Bank Loan dated June 26, 2015; Business Loan Agreement between Prairie and Home Federal Savings Bank Loan dated June 26, 2015 (collectively the “Agglom. 304 Loan Agreements”)

Promissory Note for $197,000 dated June 14, 2017 by Prairie to Freeborn-Mower Cooperative Services; Security Agreement between Prairie and Freeborn-Mower Cooperative Services dated June 14, 2017; Guaranty by Zumbro dated June 14, 2017 for the Promissory Note by Prairie to Freeborn-Mower Cooperative Services (collectively the “FMEC Boiler 2017 Loan Agreements”)

City of Albert Lea Loan Agreement; Promissory Note by prairie in the amount of $155,000 dated July 28, 2017; Personal Guaranty Continuing, Absolute and Conditional by Pamela A. Sander to the City of Albert Lea dated July 28, 2017; Company Guaranty Continuing, Absolute and

20

Conditional by Pamela A. Sander to the City of Albert Lea dated July 28, 2017 (collectively the “City of Albert Lea Loan Documents”)

US Bank Master Loan Agreement between US Bank Equipment Finance and Zumbro dated May 22, 2014; Guaranty by Prairie dated April 21, 2014; Guaranty by Pamela A. Sander dated April 21, 2014; Interim Funding Addendum by US Bank Equipment Finance and Zumbro dated April 21, 2014; Subordination Agreement by Pamela A. Sander dated May 22, 2014 with respect to Prairie; Subordination Agreement by Pamela A. Sander dated May 22 with respect to Zumbro, 2014; Security Agreement by Pamela A. Sander and Zumbro dated May 22, 2014; Amendment to US Bank Master Loan Agreement dated October 31, 2017 (collectively the “US Bank Master Loan Agreement”)

•
Schedule to Master Loan Agreement effective as of April 21, 2014 in original principal amount of $1,620,000 (together with the US Bank Master Loan Agreement, the “US Bank Extr Dryer 103 Loan Agreements”)

•
Schedule to Master Loan Agreement effective as of September 26, 2017 in original principal amount of $1,121,600; Amendment to Schedule to US Bank Master Loan Agreement dated January 11, 2018 (together with the US Bank Master Loan Agreement, the “US Bank 104 Extruder Loan Agreements”)

•	Schedule to Master Loan Agreement effective as of October 31, 2017 in original principal amount of $610,150 (together with the US Bank Master Loan Agreement, the “US Bank 104 Dryer Loan Agreements”)

Promissory Note to United Prairie Bank dated November 8, 2013 for $400,000; Commercial Security Agreement between Zumbro and United Prairie Bank Loans dated November 8, 2013 (“UPB Agglom. 303 Loan Agreements”)

Promissory Note for $175,000 by Pamela A. Sander and Zumbro to Freeborn-Mower Cooperative Services dated August 23, 2011; Commercial Security Agreement between Freeborn-Mower Cooperative Services, Pamela A. Sander and Zumbro dated August 23, 2011; Assurance Agreement on Form of USDA (the “FMEC for Agglom 302 Agreements”)

Home Federal Savings Bank Loans (“102 Dryer and Racks Loan Agreements”) as follows:

•
Business Loan Agreement Loan in the original principal amount of $400,000 No 549569 Account #53093 between Zumbro and Home Federal Savings Bank Loan dated June 22, 2018; Commercial Guaranty by Pamela A. Sander dated June 22, 2018; Agreement to Provide Insurance between Zumbro and Home Federal Savings Bank dated June 22, 2018; Promissory Note for $400,000 by Zumbro to Home Federal Savings Bank dated June 22, 2018

•
Business Loan Agreement Loan in the original principal amount of $407,000 No 549059 Account #53093 between Zumbro and Home Federal Savings Bank Loan dated May 1, 2018; Commercial Security Agreement between Zumbro and Home Federal Savings Bank dated May 1, 2018; Agreement to Provide Insurance between Zumbro and Home

21

Federal Savings Bank dated May 1, 2018; Commercial Guaranty between Pamela A. Sander, Zumbro and Home Federal Savings Bank dated May 1, 2018; Promissory Note for $407,000 by Zumbro to Home Federal Savings Bank dated May 1, 2018

Credit line:

•
Business Loan Agreement Loan in the original principal amount of $1,500,000 No 549566 Account #53093 between Zumbro and Home Federal Savings Bank Loan dated June 22, 2018; Commercial Guaranty between Pamela A. Sander, Zumbro and Home Federal Savings Bank dated June 22, 2018; Commercial Guaranty between Prairie, Zumbro and Home Federal Savings Bank dated June 22, 2018; Agreement to Provide Insurance between Zumbro and Home Federal Savings Bank dated June 22, 2018; Promissory Note for $1,500,000 by Zumbro to Home Federal Savings Bank dated June 22, 2018 (the “HFSB Credit Line”).  The HSFB Credit Line has been closed as of December 6, 2019.

Capital Leases:

•	Walkie Ryder Lease
•	Boom Lift Lease

4.08(a)(xvi) -- Contracts that impose any Encumbrance on any of the assets or properties of any Acquired Company, except for any Permitted Encumbrance:

None.

4.08(a)(xvii) -- Leases, rental agreements, installment and conditional sale agreements and other Contracts affecting the ownership of, leasing of, title to, use of or other interest in any of the assets or properties of, or used by, any Acquired Company (including vehicle, equipment and capital leases):

See Schedule 4.11 regarding real property leases.

Prairie Equipment Lease

Master Lease Agreement between Toyota-Lift of Minnesota, Inc. and Zumbro dated April 10, 2018 (the “Toyota Master Lease”)
•	Schedule 1 dated April 10, 2018, Notice of Assignment and Maintenance Collection Agreement for Equipment Schedule Toyota Industries Commercial Finance, Inc. dated April 4, 2018
•	Schedule 2 dated April 25, 2018 Notice of Assignment and Maintenance Collection Agreement for Equipment Schedule Toyota Industries Commercial Finance, Inc. dated April 25, 2018
•	Schedule 2 dated September 28, 2018, Notice of Assignment and Maintenance Collection Agreement for Equipment Schedule Toyota Industries Commercial Finance, Inc. dated September 28, 2018

22

•
Schedule 3 dated December 6, 2018, Notice of Assignment and Maintenance Collection Agreement for Equipment Schedule Toyota Industries Commercial Finance, Inc. dated December 6, 2018 (together with the Toyota Master Lease, the “Walkie Ryder Lease”)

•
Schedule 4 dated December 31, 2018, Notice of Assignment and Maintenance Collection Agreement for Equipment Schedule Toyota Industries Commercial Finance, Inc. dated December 31, 2018 (together with the Toyota Master Lease, the “Boom Lift Lease”)

•	Schedule 5 dated August 2, 2019, Notice of Assignment and Maintenance Collection Agreement for Equipment Schedule Toyota Industries Commercial Finance, Inc. dated August 2, 2019
•	Schedule 6 dated August 29, 2019, Notice of Assignment and Maintenance Collection Agreement for Equipment Schedule Toyota Industries Commercial Finance, Inc. dated August 29, 2019

Commercial Retail Installment Sale Contract (Equipment) between Toyota Lift, Inc. of Minnesota and Zumbro dated September 18, 2018 (the “Toyota Retail Agreement”)

Equipment Lease Agreement between Zumbro, Metro Sales, Inc. and Wells Fargo Vendor Financial Services, LLC dated November 7, 2018 and Security Agreement for the Purchase of Equipment Only (the “Wells Fargo Copier Lease”)

Equipment Lease Agreement between Zumbro and Metro Sales, Inc. dated October 13, 2018

Equipment Lease Agreement between Zumbro, Wells Fargo Vendor Financial Services, LLC and Metro Sales, Inc. dated February 24, 2017 and Security Agreement for the Purchase of Equipment Only for Printers

Equipment Lease Agreement between Zumbro, Wells Fargo Vendor Financial Services, LLC and Metro Sales, Inc. dated November 7, 2018 and Security Agreement for the Purchase of Equipment Only for Printers (Owatonna printers)

Equipment Lease Agreement between Zumbro, US Bank Equipment Finance and Metro Sales, Inc. dated October 13, 2018 (Albert Lea)

Ricoh Dealer Lease Agreement dated October 26, 2015

Dealer Lease Agreement between Zumbro and US Bank Equipment Finance dated September 7, 2017 (Ricoh US Bank)

Dealer Lease Agreement between Zumbro and US Bank Equipment Finance dated September 19, 2017 (Ricoh US Bank)

Dealer Lease Agreement between Zumbro and US Bank Equipment Finance dated September 21, 2017 (Ricoh US Bank)

Dealer Lease Agreement between Zumbro and US Bank Equipment Finance dated September 21, 2018

23

Dealer Lease Agreement between Zumbro and US Bank Equipment Finance dated October 13, 2018

Dealer Lease Agreement between Zumbro and US Bank Equipment Finance dated April 24, 2019

Month-to-month lease for trailers between Zumbro and Clay Buelow Trucking on an-- as-needed basis at the rate of $150 per month per trailer (the “Buelow Trailer Lease”).  Bulow invoices for trailers that were rented and Zumbro pays the invoice.  Currently, Zumbro has rented three trailers.

4.08(a)(xviii) -- Contracts with Material Customers or Material Suppliers:

Agreements with Material Customers:

Grande Cheese Agreement

MGP Agreement

Mutual Confidentiality Agreement between Zumbro and MGP Ingredients, Inc. dated September 15, 2015

Confidentiality Agreement between Zumbro, Prairie and MGP Ingredients, Inc. effective October 18, 2018

Scoular Agreement

Customer 6 Agreement

Non-Disclosure and Confidentiality Agreement between Zumbro and Beachbody, LLC dated January 9, 2018

Confidentiality and Non-Disclosure Agreement between Zumbro and Starbucks Corporation dated August 22, 2018

Master Product Safety Confidentiality Agreement - Contractor between Zumbro, Puris Protein, LLC and Cargill Incorporated dated August 21, 2019

Agreements with Material Suppliers:

Confidentiality Agreement between Zumbro and Agropur Inc. dated May 30, 2019

Scoular Agreement

FMEC Boiler 2017 Loan Agreements

24

FMEC for Agglom 302 Agreements

United Healthcare health insurance

Zurich American Insurance Co. insurance coverage

Albert Lea Lease

Option

Bare Land Purchase Agreement

Project Agreement

4.08(a)(xix) -- Contracts that obligate any Acquired Company to conduct business on an exclusive basis with any Person or that contain a “most favored nation,” “most favored pricing” or similar price protection clause:

Exclusive Basis:

See Schedule 4.08(a)(ii) above.

4.08(b) -- Exceptions to representation that each Material Contract is legal, valid and binding, and is enforceable in accordance with its terms and in full force and effect, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, and similar Laws affecting creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies:

Verbal ROFR as described on Schedule 4.08(a)(iv).

Unwritten Material Contracts:

Extension of Cedar Warehouse Lease (as defined below) as described on Schedule 4.11(c).

Buelow Trailer Lease as described on Schedule 4.08(a)(xvii)

Masterson Staffing Solutions supplies Zumbro with temporary employees at the Owatonna location at the request and according to the requirements provided by Zumbro.

25

Schedule 4.09

Title to Assets

4.09(a)

None.

4.09(c)

None.

4.09(g)

None.

26

Schedule 4.10

Condition and Sufficiency of Assets

Roof of Albert Lea plant is sound but is 20 years old and will need to be replaced in the next few years.  Zumbro is in the process of repairing a roof leak that is estimated to cost $8,195.

Water pools in one spot in Albert Lea parking lot and another in front of Owatonna plant when there are heavy rains.

Albert Lea Warehouse leased by Zumbro from Albert Lea Port Authority has points of condensation between the precast wainscoting and metal building.  On October 14, 2019, consulting engineers hired by Zumbro identified the cause to be negative pressure from the plant.  The 103 Dryer is a likely cause and corrections are being evaluated.   They also found the gas lines in the warehouse to be undersized, and this item will be the responsibility of the Port Authority and the builder.

There is a pending issue of sealing a well located inside and near a front corner of the Owatonna building and also of sealing an unlocated well believed to be somewhere on the Owatonna property.  For further details, see Schedule 4.20

27

Schedule 4.11

Real Property

4.11(a) -- The following is a true, correct and complete list of the approximate street address of each parcel of Real Property owned by each Acquired Company (the “Owned Real Property”) and the current use of such Real Property:

Owned Real Property	Approximate Address	Primary Use	Leases	Rental Amount/Expiration
I. Zumbro
None.
II. Prairie
Albert Lea Plant	1215 Hershey St. Albert Lea, MN 56007	Manufacturing plant	Commercial Property Lease Agreement between Prairie and Zumbro dated January 1, 2018 (the “Commercial Property Lease”)	Lease term ends on December 31, 2023 with option to renew/ rent due in the amount of $45,000 per month

4.11(b) -- Exceptions to terms and conditions, necessary consents, subleases, material disputes, security deposits applied to breaches, etc., with respect to each Owned Real Property Lease:

None.

4.11(c) -- The following is a true, correct and complete list of: (i) the approximate street address of each parcel of Real Property occupied or used by each Acquired Company pursuant to a lease, sublease, licenses or other occupancy agreement excluding the Owned Real Property Leases (each a “Lease,” and collectively, “Leases”), (ii) a list of all of the Leases for each such parcel of Real Property, the name of the applicable landlord under each such Lease, the rental amount currently being paid pursuant to such Lease, and the expiration of the term of such Lease and (iii) the current primary use of such Real Property:

Leased Real Property	Approximate Address	Primary Use	Leases	Rental Amount/Expiration
I. Zumbro
Albert Lea Warehouse	1230 Sykes St, Albert Lea, MN 56007[1]	Food warehouse	Lease Agreement dated May 11, 2017 between Albert Lea Port Authority and	Term of 15 years from March 3, 2018 at the rate of $24,000 per month, which may be

1 The address the Port Authority uses may not be the same addresses as the one the Post Office uses.

28

			Zumbro and related Option, Project Agreement and Bare Land Purchase Agreement (the “Albert Lea Lease”)	adjusted after five years.
Owatonna Plant*	138 W. Front St. Owatonna, MN 55060	Manufacturing plant	Oral Lease Agreement between Zumbro and Zumbro River, LLC	$81,600 in 2018; estimated to be the same in 2019
Cedar Warehouse	728 Cedar Ave N, Owatonna, MN 55060	Food warehouse	Letter Agreement dated September 13, 2018 signed by Zumbro and Bendorf Properties LLC	One-year term that expired on 9/30/2019 at the rate of $5,762.50 per month and has been extended on a month to month basis starting on October 1, 2019 per verbal agreement
Lease in the Agri-Guardian Building	1224 Sykes St. Albert Lea, MN 56007	Spare equipment storage	Oral month-to-month lease with AgriGuardian	Monthly rate varies based on space used; currently $1,312.50 monthly
II. Prairie
None.

At Closing, the Owatonna plant will be leased by Buyer pursuant to the terms of the Owatonna Lease.

4.11(d) -- Exceptions to representation and warranties regarding Leases:

Customer Crunchfuls leased space in the Cedar Warehouse for storing their materials for a project that was cancelled, pursuant to an unwritten leasing arrangement.  They paid $20/pallet/month and were billed every other month.  The invoices were $1,500 in July 2019 and $1,075 in September 2019.  The arrangement terminated in September 30, 2019.  Zumbro continues to store a few pallets in the Cedar Warehouse for Crunchfuls free of charge as Zumbro anticipates that the pallets may be used in a potential project with Crunchfuls.

Former customer Huvepharma leased space in the Cedar Warehouse from 2013 to April, 2019.  In 2019 there were four monthly rental invoices to them for $2,500 each and a total of $10,000.

4.11(e) -- Except for as set forth below the Real Property is (i) in compliance with all Laws, (ii) in good condition and repair (ordinary wear and tear excepted) and (iii) sufficient for the operation of the business of the Acquired Companies as presently conducted:

See Schedule 4.10.

29

4.11(f) -- True, complete and accurate list of all service Contracts or other agreements in place affecting the Real Property and its maintenance and management:

Service Contract between Zumbro and Wil-Kil Pest Control dated February 22, 2019 (Owatonna)

Service Contract between Zumbro and Wil-Kil Pest Control dated February 17, 2019 (Albert Lea)

SOW between Zumbro and Ideacom Mid-America, Inc. dated August 5, 2019 (Albert Lea)

Service Agreement between Zumbro and Stericycle, Inc. dated April 24, 2019 (Schred-it) (Albert Lea)

Service Agreement between Zumbro and Stericycle, Inc. dated March 12, 2018 (Albert Lea)

2019/2020/2021 Winter Grounds Maintenance Contract between Zumbro and BRN Lawn & Landscape LLC dated September 16, 2019 (Owatonna)

2019/2020/2021 Winter Grounds Maintenance Contract between Zumbro and BRN Lawn & Landscape LLC dated September 16, 2018 (Albert Lea)

4.11(h) -- Except as set forth below, none of the Acquired Companies or the Sellers has received any notices of any, and there are no Actions pending or, to the Sellers’ Knowledge, threatened in the nature of: (i) taking/eminent domain or condemnation proceedings (or any similar proceeding in lieu thereof) affecting any Real Property or any portion thereof, or (ii) zoning, building, environmental or other land use regulation proceedings, either instituted or planned, that would detrimentally affect the use, occupancy or operation of any Real Property or would materially and adversely impact the value of any Owned Real Property:

See Schedule 4.20 (Environmental Matters).

4.11(i) -- Except as set forth below each parcel of Real Property has direct access to a public street adjoining such real property and such access is not dependent on any land or other real property interest not included in the Real Property:

None.

30

Schedule 4.12

Intellectual Property

4.12(a) -- Below lists all Intellectual Property that is owned or purported to be owned by each Acquired Company (“Company Intellectual Property”) and that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in and material or necessary for the Acquired Company’s current business or operations:

Patents:

Provisional Patent Application 62/831,940 Filings Date 04/10/2019 High Protein Crisps with Collagen for Use in Food Products

Expired Patent:

US 6,242,033 High Protein Cereal filed on   February 16, 1999 and issued on June 5, 2001

Trademarks:

Mark	Country	Serial No.	Filing Date	Reg. No.	Reg. Date	Goods	Status
WHEY-VS	US	88647964	10/9/2019	N/A	N/A	Extruded high protein whey-based pieces for use as a cereal or snack	Pending application
WHEY-OS	US	88647843	10/9/2019	N/A	N/A	Extruded high protein whey-based pieces for use as a cereal or snack	Pending application
Z-TEXX PLUS	US	88580670	8/15/2019	N/A	N/A	Texturized protein with added nutrients	Pending application
Z-TEXX COMPLET	US	88580651	8/15/2019	N/A	N/A	Texturized protein	Pending application

31

E						made from pea and brown rice proteins
Z-TEXX	US	88580587	8/15/2019	N/A	N/A	Textured vegetable proteins	Pending application
Z-SPERSE	US	87588596	8/29/17	N/A	N/A	Agglomerated plant protein for use in the manufacture of food and beverages	Pending application
Z-CRISPS	US	86500999	1/12/2015	4799189	8/25/2015	crisps made from whey protein or plant protein	Registered
Z-SPERSE	CA	1879628	1/25/2018	N/A	N/A	Agglomerated plant protein for use in the manufacture of food and beverages	Pending application
Z-CRISPS	CA	1745750	9/11/2015	TMA962072	2/6/2017	Crisps made from whey protein or plant protein	Registered
Z-CRISPS	EU	016254112	1/16/2017	016254112	6/15/2017	Crisps made from whey protein or plant protein	Registered
SOYMATES	US	78330219	11/19/2003	2982951	8/9/2005	Soy protein for use as a food additive and meat substitute;	Cancelled

32

						soy protein for use as a food additive in sauce mixes and confections; rice substitute and pasta substitute in the nature of soy protein; hot and cold processed cereal
SOY-YOS	US	78330211	11/19/2003	N/A	N/A	Processed cereals	Abandoned
GETMOR	US	78276777	7/21/2003	2890460	9/28/2004	Soy based snacks, soy based particulates for use in the manufacture of foods; processed cereals	Cancelled
GETMOR SOYBITS	US	78243189	4/29/2003	N/A	N/A	Textured soy pieces for use as a snack food or meat replacement item; Textured soy pieces for use as a breakfast cereal; processed cereals, namely, soy.	Abandoned

33

Domain Names:

Zumbroriverbrand.com

Trade Secrets:

•	Formulae and Processing Technology for Z-Crisps®
•	Formulae and Processing Technology Textured plant proteins
•	Formulae and Processing Technology Snacks and Cereal Products
•	Processing Technology for all contract processed products.
•	In House Process Technology:
o	Extrusion (examples):
◾	Crisps, Snacks and Textured Proteins (Pea, Wheat, Pea in combination with other vegetable proteins) contract processed for customers
◾	0.7 mm extruded homogeneous beads for encapsulation of enzymes or of up to 20% oil in beads
o	Agglomeration (examples):
◾	food thickeners ie. Pregelled starches and hydrocolloid gum and blends thereof
◾	hydrocolloid gums ie. Xanthan gum and pectin
◾	organic non-fat dry milk with sunflower lecithin
◾	whey protein concentrate – hydrolyzed and organic
◾	whey protein isolate –regular and clear
◾	milk protein concentrate
◾	whole milk powder
◾	colostrum
◾	pea protein
◾	collagen and bone broth
◾	soluble fibers ie. Hydrolyzed guar gum
◾	beverage mixes ie. Flavored instant teas, mixes for stickpaks and cap dispensers
◾	single serve beverage mixes ie. Lattes, cappuccinos, cocoa containing beverages
◾	reduced sodium salt products
◾	low calorie sweeteners ie. Stevia
◾	apply flavors to carriers, agglomerate flavor granules
◾	egg white
◾	egg shell membrane
◾	high protein creamers
◾	hemp protein
◾	ribose
◾	collagen-whey protein concentrate blend

4.12(b) -- Except as set forth below the Acquired Companies own, exclusively, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances:

34

None.

4.12(c) -- Set forth below is a list of all licenses, sublicenses and other agreements whereby any Acquired Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Intellectual Property that is used or held for use in or necessary for the Acquired Company’s current business or operations:

Software Sale and Use Agreement between Zumbro and Blaschko Computers Inc., d.b.a. ProcessPro dated May 11, 2017

License under the Grande Cheese Agreement

4.12(d) -- Set forth below is a list of all licenses, sublicenses and other agreements pursuant to which any Acquired Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property:

None.

35

Schedule 4.15

Customers and Suppliers

OMITTED

36

Schedule 4.16

Insurance

OMITTED

37

Schedule 4.17

Legal Proceedings; Governmental Orders

4.17(b) -- Except for the below, there are no Actions pending or, to the Sellers’ Knowledge, threatened against or by (i) any Acquired Company, (ii) any of the Sellers (in their capacities as stockholders or equity holders of any Acquired Company) or (iii) any current or former director, officer, member, manager or employee of any of the Acquired Companies (in their capacities as such):

Richard Johnson worked as the night supervisor for Zumbro.  On August 23, 2019, Mr. Johnson told his manager that his role was too stressful, that he did not want to continue with it and advised his manager to plan for his exit from that role.  Mr. Johnson agreed to continue working in his supervisory capacity until Zumbro could find a replacement.  Management and human resources immediately began searching for a suitable replacement.  On August 25, 2019, Mr. Johnson sent a text to his manager asking him to hold off on replacing him.  On August 26, 2019, Keith Blanke, the plant manager, chose another current employee to replace Mr. Johnson – Valentino Torres, and Mr. Torres accepted on September 3, 2019.  On September 30, 2019, Mr. Johnson sent an email stating he would not be stepping down from his supervisor role.  On October 3, 2019, Mr. Johnson requested FMLA leave, which was granted as requested from October 4, 2019 to October 15, 2019.  On October 7, 2019, Mr. Torres began supervising the night shift.  On October 16, 2019, Keith Blanke and Gary Murphy (Director of QA and Food Safety) spoke to Mr. Johnson on the phone, and told him he could not return as a night supervisor.  On November 4, 2019, Jenny Fischer, Jeff Dahle and Christina Conley met with Mr. Johnson to offer him an operator position with unchanged pay from his supervisory position.  Mr. Johnson refused to accept the position.  Mr. Johnson contacted Zumbro to request Mr. Johnson’s personnel file, which Zumbro provided.  Mr. Johnson received no severance or termination pay, and no separation agreement or release was signed.  Zumbro has not received any claim relating to this matter.  The matter described in this paragraph is referred to herein as the “Johnson Employment Matter.”

On June 24, 2019, the Department of Homeland Security conducted an audit of Zumbro’s I-9s and related employment records and issued recommendations in a warning notice dated September 27, 2019.  The notice states that Zumbro failed to provide Form I-9 for Wyatt Olson, and that, with respect to 24 employees, Zumbro failed to ensure that Section 1 of the I-9s was properly filled out by said employees and/or that it did not correctly fill out Section 2 or 3 of the I-9s of said employees.  The case was confirmed as being closed in an email dated October 31, 2019.  Copy of the notice was made available to Buyer in the Data Room.

On October 3, 2019, Minnesota Tax audit for the year 2017 resulted in $24.02 due to Zumbro.

Workers' compensation audit conducted in July, 2019 resulted in $67,238 in additional premium due for the period of June 1, 2018 – June 1, 2019.  There is no change to insurance premiums due for the current period June 1, 2019 – June 1, 2020.

Zumbro paid penalties for state taxes due as stated in Schedule 4.23 (a).

38

Minnesota Department of Agriculture conducted an inspection of the Albert Lea plant on September 18, 2019 and issued verbal recommendations which are recorded in full in the 117 GMP Inspection Report issued on September 18, 2019, a complete and correct copy of which can be found in the Data Room.

Minnesota Department of Agriculture conducted an inspection of the Owatonna plant on September 17, 2019 and issued verbal recommendations which are recorded in full in the 117 GMP Inspection Report issued on September 17, 2019, a complete and correct copy of which can be found in the Data Room.

Minnesota Department of Agriculture conducted an inspection of the Owatonna plant on or about March 4-6, 2019 and issued verbal recommendations which are recorded in full in the 117 GMP Inspection Report issued on March 6, 2019, a complete and correct copy of which can be found in the Data Room (and together with the Albert Lea and Owatonna inspections listed in the two paragraphs immediately above, the “MDA Audit”).  The Acquired Companies have complied with the recommendations of the MDA Audit.

39

Schedule 4.18

Compliance with Laws; Permits

4.18(a) -- Except for below each Acquired Company is, and during the three (3) year period prior to the Closing Date has been, in compliance in all material respects with all applicable Laws, and no notices have been received by and no claims have been filed against any Acquired Company alleging a failure to comply with or violation of any applicable Law:

•	See Schedule 4.17(b).

•	Dominguez Claim (as defined in Schedule 4.22)

4.18(b) -- Set forth below is a list of all current Permits issued to each Acquired Company, including the names of the Permits and their respective dates of issuance and expiration:

Permit	Date Issued	Date Expiring/Notes
No 0002444530 to import conditionally non-prohibited goods in Australia		August 2, 2020
Model Health Certificate to Import into the European Union of composite products intended for human consumption DX800676602-8	August 29, 2018	N/A – one-time permit
Minnesota Department of Agriculture Feed Ingredient Manufacturer #20093293	January 1, 2019	December 31, 2019
Minnesota Department of Agriculture Wholesale Food Proc/Manu #20095408	January 1, 2019	December 31, 2019

40

Schedule 4.19

Food Safety

The MDA issued recommendations in connection with the MDA Audit which are recorded in full in the 117 GMP Inspection Reports dated March 6, 2019, September 17, 2019, September 18, 2019, complete and correct copies of which listed in the MDA Audit in Schedule 4.17(b), and can be found in the Data Room.

•
In April 2017, Zumbro produced an allegedly non-complying product for Grande Cheese.  Grande Cheese supplied the whey protein for this product.  Zumbro sent samples to Grande Cheese who did the testing.  Grande Cheese informed Zumbro of a positive result for E. coli.  Grande further reported sporadic hits of APC, yeast and mold and five more positive E. coli tests on product samples.  Zumbro permitted Grande to conduct on premise testing of the extrusion/dryer systems, the results of which did not test positive for E. coli and ultimately were inconclusive in identifying the cause of the contamination.  79,300 lbs. of finished 60% whey crisp product were rejected by Grande Cheese and returned to Zumbro to be disposed along with the 231,720 lbs. of the product, which remained at Zumbro.  No product from the affected batch left the custody of Zumbro or Grande Cheese.  In order to maintain a strong relationship with Grande, Zumbro replaced the product for Grande Cheese and paid them $760,000 for their lost raw materials.  Recall insurance refused to pay the claim, asserting that Zumbro had not proven anyone would be harmed by the product.  Zumbro continued to make the product for Grande Cheese through the rest of 2017, 2018 and 2019 without an incident.

•	$145,000 write-off on inventory in September 2019 for unsalable goods (single salmonella result believed to be lab error as multiple retests, including of the same sample, were clear).

•
The USDA is currently determining the extent of regulatory supervision required for Zumbro’s agglomeration of egg white powder.  On October 30, 2019, a Frontline Supervisor from the United States Department of Agriculture (“USDA”), Food Safety and Inspection Service, Office of Field Operations (“FSIS OFO”), Des Moines District, and a USDA Compliance Inspector, visited Zumbro’s facility to evaluate whether further processing of products with the "Instant Egg White Non-GMO" and "Egg White" labels should have supervision by USDA.  The USDA Compliance Inspector stated she wanted USDA inspectors on site when egg white powder is agglomerated.  Zumbro then submitted paperwork requested by the Inspector and an application seeking to be exempt from continuous supervision in favor of spot checks.  True and complete copies of such application and paperwork and all other correspondence with the USDA and FSIS OFO relating to this matter have been made available to Buyer in the Data Room.  At this time, FSIS OFO has not determined the applicable supervision level, but they have notified Zumbro that they may continue to produce and ship this product without supervision, until FSIS OFO makes their determination.  If supervision is required, Zumbro expects it would be able to charge the incremental costs (if any) of this supervision to the customers requiring the agglomeration of egg white powder.

41

Schedule 4.20

Environmental Matters

Zumbro’s Owatonna facility previously was owned by Owatonna Electric Light Company and other utility companies.  From at least the late 1800s through the middle of the twentieth century, the utilities operated a manufactured gas plant on the site.  Given its prior use, the site has been the subject of multiple environmental investigations and response actions.  The environmental investigations and response actions have identified (i) the Release and existence of Hazardous Materials, and (ii) structures associated with the manufactured gas plant operations, on, under and in the vicinity of the Owatonna facility, both as more fully described in the reports and documents in the Data Room, including in the following documents:  Remedial Investigation Report, prepared by MWH, dated November 2012; Response Action Plan, prepared by MWH, dated June 10, 2013; and Groundwater Monitoring Summary, prepared by MWH, dated April 25, 2017 (such matter referred to the “Owatonna Environmental Matter”).

4.20(g) – The following is complete and accurate list of all third parties, if any, that, in the previous fifteen years, may have taken possession of any Hazardous Waste owned or possessed (or previously owned or possessed) by each Acquired Company for off-site recycling, treatment, storage or disposal, as well as a complete and accurate list of all of the off-site locations where the Acquired Company or any Seller may have taken Hazardous Waste for recycling, treatment, storage, disposal or otherwise used by any Acquired Company or any Seller and any predecessors as to which any Acquired Company or any Seller may retain liability:

None.

4.20(j) – The following is a true, correct and complete list of all of the following, correct and complete copies of which have been made available to Buyer in the Data Room:  (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of each Acquired Company or any currently or formerly owned, operated or leased real property which are in the possession or control of any Acquired Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes):

OMITTED

42

Schedule 4.21

Employee Benefits Matters

4.21(a) -- Below is a true and complete list of each Benefit Plan:

Benefit Plans - Zumbro
Plan	Provider
Phantom Stock Plan	N/A
Zumbro River Brand, Inc. Welfare Benefit Plan 501	Zumbro
Zumbro River Brand, Inc. Welfare Benefit Plan 502	Zumbro
Health Insurance	Medica Insurance Company
Dental Insurance	Delta Dental of Minnesota
Vision Insurance	Eyemed
Short Term Disability	UNUM Life Insurance Company
Long Term Disability	UNUM Life Insurance Company
Life Insurance and AD&D	Provident Life and Accident Insurance Co.
Voluntary Life Insurance	UNUM Life Insurance Company
Voluntary Worksite Benefits	UNUM Life Insurance Company
Flexible Benefit Plan	Further
401(k) Retirement Plan	Alerus Retirement & Benefits
Workers Compensation Insurance	Zurich American Insurance Co. of Illinois
Zumbro pays 22 employees $120 each quarterly for their use of personal cell phones for company business	N/A
Education Assistance Program	N/A

Benefit Plans - Prairie
Plan	Provider
Phantom Plan	N/A

4.21(h) -- Except as set forth below, there is no pending or, to the Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority:

To comply with Form 5500 requirements, Zumbro engaged an auditor to perform an independent audit of its 401(k) plan in 2016, 2017, 2018, and 2019 as Zumbro had over 120 employees eligible for the 401(k) on January 1, 2016.  All 401(k) plans filed as a “large” plan on Form 5500 are required to be audited annually by an independent, external accounting firm.

43

4.21(j) -- Except for as set forth below, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events):  (i) entitle any current or former director, officer, employee, independent contractor or consultant of any Acquired Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual:

Phantom equity payments listed in Schedule 4.02(c)(ii).  (For the avoidance of doubt, neither the phantom equity payments listed in Schedule 4.02(c)(ii) nor any other payments made or required to be made by any Acquired Company in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) will result in an “excess parachute payment” within the meaning of Section 280G of the Code.)

44

Schedule 4.22

Employment Matters

OMITTED

45

Schedule 4.23

Taxes

4.23(a) -- Except for as set forth below, each Acquired Company has timely filed all income, franchise and other material Tax Returns it is required to file under applicable laws and regulations, and all such Tax Returns are complete and correct in all material respects:

State income Taxes paid late: In 2016 the Acquired Companies became aware that state income Tax returns were filed and Taxes were paid incorrectly for 2015.  The Acquired Companies had paid state income tax to Minnesota on all income.   Income Tax should have been paid to market based states where tolled products were shipped for the proportion of tolled and proprietary products shipped to those states as a proportion of all sales.  The Acquired Companies requested Voluntary Disclosure Agreements with California, Wisconsin, Illinois and Maryland, paid all back Taxes to them, and penalties were waived.  State income Taxes to Iowa were also paid for 2016.  In 2019, the Acquired Companies’ accountants determined that income Taxes should also have been paid in New York and Pennsylvania for 2016 and Georgia and Pennsylvania for 2017.  The Acquired Companies paid those Taxes together with the 2018 Tax returns.  The Acquired Companies also filed and paid income Taxes in Oregon and Tennessee for 2018.

On October 18, 2019, Zumbro received notice from the Minnesota Department of Revenue of corporate franchise Tax due for the year 2018 in the amount of $265.85 ($125 of which penalty), which overdue Tax was paid in full.

On October 15, 2019, Zumbro received notice from the Wisconsin Department of Revenue of corporate franchise Tax due for the year 2018 in the amount of $2,373.57, which overdue Tax was paid in full.  The “underpayment interest” part of the bill is eligible for appeal, which Zumbro is in the process of appealing.

Tax filings for 2017 Minnesota were amended.

Tax filings for 2017 for Pennsylvania and Georgia, and 2016 New York and Pennsylvania were filed on October 2, 2019.

Minnesota Department of Revenue information request dated September 19, 2019 regarding corporate franchise tax returns for the tax period December 1, 2017 to December 31, 2017 (resulting in payment of $24.02 due to Zumbro)

As of December 31, 2018, method of accounting was changed to conform to IRC Section 263A Uniform Capitalization (UNICAP) and Form 3115 was filed requesting to be allowed to change to the permissible method of accounting using UNICAP for the year 2018 and included the 2016 and 2017 needed adjustments on the 2018 return.

The State of Pennsylvania has required that Zumbro register to do business in the state in order to pay Taxes due

46

Sales Tax Exemption Certificates from Customers – the Acquired Companies have 34% of customers’ certificates in our file.

4.23(b) -- Except as set forth below, each Acquired Company has timely paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return) and has withheld, deducted, collected and timely paid over to the appropriate Governmental Authority all Taxes it is required to withhold, deduct and collect under applicable Laws:

See Schedule 4.23(a).

4.23(d) -- Except as set forth below, no audits, investigations, suits, claims, actions or administrative or judicial proceedings are being conducted by any Governmental Authority or, to the Knowledge of the Sellers, pending or threatened with respect to any Taxes or Tax Returns of any Acquired Company:

See Schedule 4.23(a).

4.23(e) -- Except as set forth below, each Acquired Company has not received from any Governmental Authority (including jurisdictions where the Acquired Company has not filed any Tax Return) any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for material information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax (or Tax attributes) proposed, asserted or assessed by any Governmental Authority against any Acquired Company other than for a deficiency or adjustment that has been paid in full or otherwise finally resolved:

See Schedule 4.23(a).

4.23(f) -- Below sets forth (i) those years for which examinations by the Governmental Authorities have been completed; and (ii) those taxable years for which examinations by any Governmental Authority are presently being conducted:

See Schedule 4.23(a).

4.23(h) -- Except as set forth below, all deficiencies asserted, or assessments made, against any Acquired Company as a result of any examinations or audits by any Governmental Authority have been fully paid:

See Schedule 4.23(a).

4.23(i) -- Except as set forth below, each Acquired Company has never been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return (other than a group the common parent of which is the Company);  each Acquired Company is not liable for the Taxes of another Person (i) under Treasury Regulations Section 1.1502 6 (or comparable provisions of state, local or non-U.S. Law), (ii) as a transferee or

47

successor, or (iii) by Contract or otherwise (other than customary Contracts entered into in the ordinary course of business consistent with past practice, the principal purpose of which is not related to Taxes); each Acquired Company is not a party to or bound by any Tax allocation, Tax sharing or similar agreement:

See Schedule 4.23(a).

4.23(t) -- Except as set forth below, no Contract, arrangement or Benefit Plan has resulted or could result, separately or in the aggregate, as a result of the consummation of the transactions contemplated by this Agreement in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. Tax law:

None.

4.23(u) -- Except as set forth below, the Sellers have delivered or made available to Buyer true, correct and complete copies of all Tax Returns (for income, payroll, sales and use, property and all other material Tax Returns of each Acquired Company) for all taxable years since December 31, 2015, and true, correct and complete copies of all examination reports and statements of deficiencies assessed against each Acquired Company since December 31, 2015:

None.

48

Schedule 4.24

Product and Service Warranties

List of all warranties, guarantees and warranty policies of the Acquired Companies in respect of any products or services of any of the Acquired Companies which are currently in effect, correct and complete copies of which have been made available to the Buyer in the Data Room (the “Warranty Obligations”), and the duration of each such Warranty Obligation:

See Material Customer Contracts in Schedule 4.07(a)(iii)

Challenge Dairy Agreement

Product or service sold or provided by any Acquired Company subject to any guaranty, warranty, or other indemnity in excess of the Warranty Obligations:

All Zumbro products are sold based on the specifications listed in the applicable product specification sheet.

49

Schedule 4.28

Bank Accounts; Letters of Credit; Powers of Attorney

OMITTED

50

Schedule 4.29

Related Party Transactions

Eugene Sander’s Loan

Commercial Property Lease Agreement

Prairie Equipment Lease

51